UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

Filed by the Registrant X	Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement
Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e) (2))
X	Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to §240.14a-12

T. Rowe Price Group, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

X	No fee required.
Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total Fee Paid:
Fee paid previously with preliminary materials:
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No:

	(3)	Filing Party:

	(4)	Date Filed:

2020 NOTICE OF
ANNUAL MEETING AND
PROXY STATEMENT

May 12, 2020

Owings Mills, Maryland

T. Rowe Price Group, Inc.

A premier global active asset manager

Founded in 1937	$1.2 TRILLION in assets under management(¹)	661 investment professionals worldwide	Local presence in 16 COUNTRIES	7,365 associates worldwide

Independent Investment Organization Focused solely on investment management and related services	Alignment of Interests Publicly owned company with substantial employee ownership	Stable Investment Leadership Global equity and fixed income leaders average 20 years’ tenure at T. Rowe Price

Financial Strength No outstanding debt and maintains substantial cash reserves	Global Investment Platform Full range of equity, fixed income, and multi-asset solutions

Our multiyear strategic objectives

More global and diversified asset manager	Strong process orientation and effective internal controls, while becoming a more adaptive and agile company

Global partner for retirement investors and provider of integrated investment solutions	Destination of choice for top talent with diverse workforce and inclusive culture

Embedding best practices for sustainability and ESG throughout the company	Strong financial results and balance sheet

Past performance cannot guarantee future results. As of December 31, 2019.

(1)	Firmwide AUM includes assets managed by T. Rowe Price Associates, Inc., and its investment advisory affiliates.

2019 Performance

Investment Results

As investors, we remained focused on our strategic investing approach and delivering alpha for clients through active management. In 2019 our investment teams performed well across most asset classes, with 75%, 80%, and 82% of our U.S. mutual funds (primary share class only) outperforming their comparable Morningstar median over the 3-, 5-, and 10-year periods ended December 31, 2019.(1)

Financial Results

Our assets under management (AUM) grew by 25% to $1.21 trillion on December 31, 2019, with about 7% of our AUM domiciled outside the U.S. Average AUM grew 7% to $1.11 trillion, which led to revenues of more than $5.6 billion, up 4.6% or $245 million versus 2018. Operating expenses on a GAAP basis increased 7.3% to $3.2 billion. Diluted earnings per share grew 19.7% to $8.70 per share and adjusted diluted earnings per share grew 12.9% to $8.07 per share.

Responsibility Snapshot

Sustainable Investing on Behalf of Clients

Environmental, social, and governance (ESG) factors are key considerations in our investment approach—our investment teams focus on understanding the long-term sustainability of the companies in which we invest. ESG considerations are analyzed by two teams: Responsible Investing, which covers environmental and social factors, and Governance. Together, they help our investors make more informed decisions.

Reducing Our Environmental Footprint

As part of our commitment to our clients, associates, and communities, we prioritize reducing the impact that our buildings and operations have on the environment. We believe that the actions we take today in this regard return immediate results and will benefit future generations. Planning and preparing for a better future is aligned with the Company’s culture and core mission, and we continue to pursue multi-year strategies that target an achievable positive impact. Furthermore, we are holding ourselves accountable to make continued progress by setting reduction goals through 2025, specifically reducing greenhouse gas (GHG) emissions by 13% and landfill waste by 92% when compared with our performance in 2010, our benchmark year.

Promoting Diversity

Our long-held reputation for excellence and reliability is made possible by the diversity of backgrounds, perspectives, skills, and experiences of our associates.

To bring diversity & inclusion to life, we:

Retain & attract diverse talent	Include and engage our associates	Develop our associates and leaders	Hold ourselves accountable	Act as an agent of change

In 2019

60%	49%	44%	29%
of our independent Board members were ethnically diverse or women	of senior-level hires were ethnically diverse or women(2)	of our associates in our global workforce were women	of our U.S. associates were ethnically diverse

(1)	Source: © 2019 Morningstar, Inc. All rights reserved. The information contained herein: (1) is proprietary to Morningstar and/or its content providers; (2) may not be copied or distributed; and (3) is not warranted to be accurate, complete, or timely. Neither Morningstar nor its content providers are responsible for any damages or losses arising from any use of this information. Primary share class only.
(2)	Senior roles are defined as people leaders and/or individual contributors with significant business or functional responsibility.

This page is intentionally left blank.

Notice of 2020 Annual Meeting of Stockholders

Date and Time
Tuesday, May 12, 2020 10 a.m. eastern time

Place
4435 Painters Mill Road, Owings Mills, Maryland 21117*

Voting Methods

Internet

Telephone

Mail

In Person

YOUR VOTE IS IMPORTANT!

Please execute and return the enclosed proxy promptly whether or not you plan to attend the T. Rowe Price Group, Inc., 2020 Annual Meeting of Stockholders.

T. ROWE PRICE GROUP, INC.
100 EAST PRATT STREET
BALTIMORE, MD 21202

*	As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the Annual Meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be available at https://troweprice.gcs-web.com/
VOTING ITEM		BOARD VOTING RECOMMENDATION
1	Elect a Board of 11 directors	FOR
All Director-Nominees
2	Approve, by a non binding advisory vote, the compensation paid by the Company to its named executive officers	FOR
3	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2020	FOR
4	Approve the 2020 Long-Term Incentive Plan	FOR
5	Consider a stockholder proposal requesting the preparation of a report on voting by our funds and portfolios on matters related to climate change, if properly presented at the Annual Meeting	AGAINST

Stockholders who owned shares of our common stock as of March 11, 2020, are entitled to attend and vote at the Annual Meeting or any adjournments.

By Order of the Board of Directors,

David Oestreicher

Chief Legal Counsel and Corporate Secretary

Baltimore, Maryland

March 25, 2020

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 12, 2020

This proxy statement and our 2019 Annual Report to Stockholders may be viewed, downloaded, and printed, at no charge, by accessing the following internet address: materials.proxyvote.com/74144T.

Stockholders who wish to attend the Annual Meeting in person must follow the instructions on page 77 under the section titled “Do I need to bring anything in order to attend the Annual Meeting?”

2020 Proxy Statement	1

Introduction

This proxy statement is being made available to you in connection with the solicitation of proxies by the T. Rowe Price Group, Inc. (Price Group or the Company) Board of Directors (Board) for the 2020 Annual Meeting of Stockholders (Annual Meeting). The purpose of the Annual Meeting is to:

•	Elect a Board of 11 directors
•	Approve, by a non binding advisory vote, the compensation paid by the Company to its named executive officers
•	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2020
•	Approve the 2020 Long-Term Incentive Plan
•	Consider a stockholder proposal requesting the preparation of a report on voting by our funds and portfolios on matters related to climate change, if properly presented at the Annual Meeting

This proxy statement, the proxy card, and our 2019 Annual Report to Stockholders containing our consolidated financial statements and other financial information for the year ended December 31, 2019, form your “Proxy Materials.” We have adopted the Securities and Exchange Commission’s (SEC) “Notice and Access” model of proxy notification, which allows us to furnish proxy materials online, with paper copies available upon request. We sent you a notice on how to obtain your Proxy Materials on March 25, 2020.

2	T. Rowe Price Group

Voting Roadmap

Proposal 1

Election of Directors

Board Demographics
INDEPENDENCE	DIVERSITY	TENURE

•   10 of 11 members of the Board are independent under the NASDAQ Global Select Market standards

•    All directors serving on the Audit, Executive Compensation and Management Development and Nominating and Corporate Governance Committees are independent

•    A well-empowered lead independent director provides independent leadership to our Board

Of our independent directors:

•    Balanced mix of short- and long-tenured directors

•    The tenure of our independent directors ranges from one to 10 years, with an average tenure of approximately five years

•    Long-tenured directors in leadership roles

QUALIFICATIONS, SKILLS, AND EXPERIENCE			BOARD ENGAGEMENT

100% Executive Leadership	82% Financial Management	45% Investment Management

•    The Board held six meetings in 2019

•    Each director attended at least 75% of the combined total number of meetings of the Board and Board committees of which he or she was a member

•    The independent directors met in executive session at each of the Board meetings in 2019

•    All directors were at the 2019 annual meeting of stockholders in person and were available to meet with our stockholders

73% International	36% Accounting and Financial Reporting	100% Strategy and Execution

55% Marketing and Distribution	73% Government and Regulatory	36% Technology

FOR	Recommendation of the Board of Directors	Vote Required
We recommend that you vote FOR all the director nominees under Proposal 1.

2020 Proxy Statement	3

Proposal 2

Advisory Vote on the Compensation Paid to Our Named Executive Officers

Our named executive officers’ (NEOs) compensation is straight-forward, goal-oriented, long-term focused, transparent, and aligned with the interests of our stockholders.

Our incentive compensation programs are designed to motivate and reward performance, as measured by a number of factors, including:

•	the financial performance and financial stability of Price Group
•	the relative investment performance of our mutual funds and other investment portfolios
•	the performance of our NEOs against the corporate and individual goals established at the beginning of the year

Our executive compensation programs are also designed to reward our NEOs for other important contributions to our success, including corporate integrity, service quality, customer loyalty, risk management, corporate reputation, and the quality of our team of professionals and collaboration within that team.

Our equity awards create a strong alignment of the financial interests of our NEOs directly to the long-term performance of our Company, as measured by our stock price.

CEO COMPENSATION	OTHER NEOs COMPENSATION (EXCLUDING FORMER CFO)	FORM OF COMPENSATION	PERFORMANCE PERIOD	PERFORMANCE ALIGNMENT
		Cash	Ongoing	• Individual
		Cash	Annual

•    Maximum bonus pool cannot exceed 5% of net operating income (adjusted)

•    Actual NEO bonus amounts based on Company performance against financial and strategic goals, as well as individual performance

		Performance Stock Units	Three-year performance period then vest 50% per year over two following years	• Company operating margin performance compared with peers • Company stock price
		Restricted Stock Units	Vest one-third per year over three years	• Company stock price

FOR	Recommendation of the Board of Directors	Vote Required
We recommend that you vote FOR this proposal.

4	T. Rowe Price Group

Proposal 3

Ratification of the Appointment of KPMG LLP as Our Independent Registered Public Accounting Firm for 2020

The Audit Committee and the Board believe that the continued retention of KPMG as our independent registered public accounting firm is in the best interest of Price Group and our stockholders.

FOR	Recommendation of the Board of Directors	Vote Required
We recommend that you vote FOR this proposal.

Proposal 4

Approval of the 2020 Long-Term Incentive Plan

The 2020 Long-Term Incentive Plan will reserve 11,000,000 common shares of the Company available for issuance to our employees and other eligible participants.

Why We Support the Proposal

The 2020 Plan:

•	Is key to our attracting and retaining top talent
•	Enables us to align the long-term interests of our associates with those of our stockholders
•	Provides for the granting of performance-based awards to our NEOs and certain other senior executives
•	Continues our successful long-term equity compensation program
•	Includes terms that reflect our strong commitment to governance measures
•	Reduces the number of shares that the Company has available for issuance compared with the Company’s 2012 Long-Term Incentive Plan

FOR	Recommendation of the Board of Directors	Vote Required
We recommend that you vote FOR this proposal.

Proposal 5

Stockholder Proposal Requesting the Preparation of a Report on Voting by Our Funds and Portfolios on Matters Related to Climate Change

AGAINST	Recommendation of the Board of Directors	Vote Required
We recommend that you vote AGAINST this proposal.

2020 Proxy Statement	5

6	T. Rowe Price Group

Board of Directors

Board Qualifications, Skills and Experience

We believe that the nominees presented in this proxy statement constitute a Board with an appropriate level and diversity of experience, education, skills, and independence. We routinely assess and monitor the capabilities of our existing directors and whether additional capabilities and independent directors should be added to the Board. In considering the need for additional independent directors, we consider any expected Board departures and retirements and factor succession planning for Board members into our deliberations, with particular reference to specific skills and capabilities of departing Board members. We are very pleased with our current complement of directors and the varied perspectives they bring to the Board.

The following are highlights on the composition of our current Board:

•	10 of 11 members of the Board are independent under the NASDAQ Global Select Market standards
•	Four directors are women, representing 40% of the independent directors on the Board
•	Three directors were born outside of the United States, representing 30% of the independent directors on the Board
•	Three directors are ethnically diverse, representing 30% of the independent directors on the Board
•	Three directors are veterans, representing 30% of the independent directors on the Board
•	50% of the directors joined the Board within the last five years; the average non-executive director tenure is five years
•	We added two independent directors, Dina Dublon and Robert Stevens, to the Board in June 2019.

INDEPENDENT DIRECTOR COMPOSITION

DIRECTOR TENURE	DIRECTOR INDEPENDENCE

2020 Proxy Statement	7

Our Board values the varying perspectives that individuals of differing backgrounds and experiences bring. We will consider Board members with diverse capabilities, and we generally look for Board members with capabilities in one or more of the following areas:

EXECUTIVE LEADERSHIP	100%
Directors with senior leadership and executive management backgrounds bring valuable practical experience to our Board, providing insights into challenging issues while remaining focused on our strategic initiatives

INVESTMENT MANAGEMENT	45%
A key to our success is our ability to provide investment management excellence, and directors with backgrounds in investment management help provide oversight of our strategy

TECHNOLOGY	36%
Our business is constantly adapting and incorporating new technological advances, and we benefit from critical insights provided from our directors’ experience

MARKETING AND DISTRIBUTION	55%
Directors with experience in marketing and distribution provide valuable guidance as we market our services and provide products to a diverse set of clients around the world

ACCOUNTING AND FINANCIAL REPORTING	36%
We are subject to complex financial reporting obligations, and we benefit from having directors with strong accounting and financial reporting experience

FINANCIAL MANAGEMENT	82%
As a global financial services company, our business is complex, and we benefit from having directors with strong financial management experience who provide financial guidance that will drive our business

INTERNATIONAL	73%
We invest and provide products globally, making international experience a vital perspective to our Board

STRATEGY AND EXECUTION	100%
Directors who experience developing and executing a strategic direction for an entity assist the Board in providing oversight of the Company’s strategy in a rapidly evolving business environment

GOVERNMENT AND REGULATORY	73%
Substantive government experience on our Board offers us valuable insight into the regulatory environment and process in the many jurisdictions in which we operate and the implications to our business

8	T. Rowe Price Group

Nominee Biographies

Each of our directors provides significant individual attributes important to the overall makeup and functioning of our Board, which are described in the biographical summaries provided below:

Mark S. Bartlett, 69
Retired Managing Partner Ernst & Young Independent Director since: 2013 Committee Memberships: • Audit (Chair) • Executive Compensation and Management Development

Mr. Bartlett has been an independent director of Price Group since 2013 and serves as chair of the Audit Committee and as a member of the Executive Compensation and Management Development Committee. Until retiring in 2012, Mr. Bartlett was a partner at Ernst & Young, serving as managing partner of the firm’s Baltimore office and senior client service partner for the mid-Atlantic region. Mr. Bartlett began his career at Ernst & Young in 1972 and has extensive experience in financial services, as well as other industries.

Mr. Bartlett received his B.S. from West Virginia University and attended the Executive Program at the Kellogg School of Business at Northwestern University. He also earned the designation of certified public accountant.

Mr. Bartlett is a member of the board of directors and chair of the audit committees of both Rexnord Corporation and Williams Scotsman. He is also a member of the nominating and corporate governance committee of Williams Scotsman. He also serves as a member of the board of directors and a member of the audit committee of FTI Consulting, Inc.

Mr. Bartlett offers our Board significant accounting and financial reporting experience as well as expertise in the accounting-related rules and regulations of the SEC from his experience as a partner of a multinational audit firm. He has extensive finance knowledge, with a broad range of experience in financing alternatives, including the sale of securities, debt offerings, and syndications.

Mary K. Bush, 71
Chairman Bush International, LLC Independent Director since: 2012 Committee Memberships: • Executive Compensation and Management Development • Nominating and Corporate Governance

Ms. Bush has been an independent director of Price Group since 2012 and serves as a member of the Executive Compensation and Management Development Committee and the Nominating and Corporate Governance Committee. She serves as the chairman of Bush International, LLC, an advisor to U.S. corporations and foreign governments on international capital markets and strategic business and economic matters, since 1991. Earlier in her career, she managed global banking and corporate finance relationships at New York money center banks including Citibank, Banker’s Trust, and Chase.

Ms. Bush holds an M.B.A. from the University of Chicago and a B.A. in economics and political science from Fisk University.

Ms. Bush is a member of the board of directors, risk oversight committee, and nominating and corporate governance committee of Discover Financial Services; a member of the board of directors, audit and compensation committees and serves as chair of the retirement plan committee of ManTech International Corporation; a member of the board of directors, audit and compensation committees of Marriott International; and a member of the board of directors and chair of the audit committee for Bloom Energy. Ms. Bush has informed the Nominating and Corporate Governance Committee that she will be retiring from one of these boards in May 2020, following which she will be on three other public company boards. Ms. Bush was also a director of the Pioneer Family of Mutual Funds from 1997 to 2012 and UAL Corporation from 2006 to 2010.

Ms. Bush brings to our Board extensive financial, international and governmental affairs experience, her knowledge of corporate governance and financial oversight gained from her membership on the boards of other public companies, knowledge of public policy matters, and her significant experience providing strategic advisory services in the financial and international arenas.

2020 Proxy Statement	9

Dina Dublon, 66
Retired Executive Vice President and Chief Financial Officer JPMorgan Chase & Co. Independent Director since: 2019 Committee Memberships: • Audit • Executive Compensation and Management Development

Ms. Dublon has been an independent director of Price Group since 2019 and serves as a member of the Audit Committee and the Executive Compensation and Management Development Committee. Ms. Dublon was the executive vice president and chief financial officer of JPMorgan Chase & Co. from 1998 until her retirement in 2004. Ms. Dublon previously held numerous positions at JPMorgan Chase & Co. and its predecessor companies, including corporate treasurer, managing director of the financial institutions division and head of asset liability management.

Ms. Dublon received her B.A. in economics and mathematics from Hebrew University of Jerusalem and her M.S. from Carnegie Mellon University.

Ms. Dublon has served as a director of PepsiCo, Inc. since 2005, where she serves as the chair of the public policy and sustainability committee and a member of the compensation committee. She previously served as chair of the audit committee. From 2013 to 2018, she served on the supervisory board of Deutsche Bank A.G. and as chair of the risk committee; from 2002 to 2017, she served as a director of Accenture PLC; from 2005 to 2014 as a director of Microsoft Corporation; and from 1999 to 2002 as a director of Hartford Financial Services Group, Inc. Ms. Dublon serves on the board of overseers of Columbia University’s Mailman School of Public Health since 2018 and previously served on the faculty of Harvard Business School and on the boards of several non-profit organizations, including the Women’s Refugee Commission and Global Fund for Women.

Ms. Dublon brings to our Board significant accounting and financial reporting experience as well as substantial expertise with respect to the financials sector, mergers and acquisitions, global markets, public policy, and corporate finance gained throughout her career in the financial services industry, particularly her role as executive vice president and chief financial officer of a major financial institution.

Dr. Freeman A. Hrabowski, III, 69
President University of Maryland, Baltimore County Independent Director since: 2013 Committee Memberships: • Audit • Executive Compensation and Management Development

Dr. Hrabowski has been an independent director of Price Group since 2013 and serves as a member of the Audit Committee and Executive Compensation and Management Development Committee. He has served as president of the University of Maryland, Baltimore County (UMBC), since 1992. His research and publications focus on science and math education, with special emphasis on minority participation and performance. He is also a leading advocate for greater diversity in higher education. He serves as a consultant to the National Science Foundation, the National Institutes of Health, the National Academies, and universities and school systems nationally.

Dr. Hrabowski holds a Ph.D. in higher education administration and statistics and an M.A. in mathematics from the University of Illinois at Urbana-Champaign. He also holds a B.A. in mathematics from Hampton Institute (now Hampton University).

Dr. Hrabowski serves as director and member of the corporate and governance committee of McCormick & Company, Inc. He also served on the board of Constellation Energy Group, Inc. until 2012.

Dr. Hrabowski brings to our Board valuable strategic and management leadership experience from his role as president of a public university, as well as his extensive knowledge and dedication to greater education and workforce development. He also contributes corporate governance oversight from his experience serving as a director on other public company boards.

10	T. Rowe Price Group

Robert F. MacLellan, 65
Nonexecutive Chairman Northleaf Capital Partners Independent Director since: 2010 Committee Memberships: • Audit • Executive • Executive Compensation and Management Development (Chair)

Mr. MacLellan has been an independent director of Price Group since 2010 and serves as chair of the Executive Compensation and Management Development Committee and as a member of the Audit and Executive Committees. Since November 2009, Mr. MacLellan has been the nonexecutive chairman of Northleaf Capital Partners, an independent global private markets fund manager and advisor. From 2003 to November 2009, Mr. MacLellan served as chief investment officer of TD Bank Financial Group (TDBFG), where he was responsible for overseeing the management of investments for its Employee Pension Fund, The Toronto-Dominion Bank, TD Mutual Funds, and TD Capital Group. Earlier in his career, Mr. MacLellan was managing director of Lancaster Financial Holdings, a merchant banking group acquired by TDBFG in March 1995. Prior to that, he was vice president and director at McLeod Young Weir Limited (Scotia McLeod) and a member of the corporate finance department responsible for a large number of corporate underwritings and financial advisory assignments.

Mr. MacLellan holds a B.Comm. from Carleton University and an M.B.A. from Harvard University, and is a chartered accountant.

From 2012 to 2018, Mr. MacLellan was the chairman of Yellow Media, Inc., a public company based in Montreal. Since 2018, Mr. MacLellan has served as a member of the board of directors of Magna International, Inc., a public company based in Aurora, Ontario, and is chair of its audit committee.

Mr. MacLellan brings substantial experience and perspective to our Board with respect to the financial services industry, particularly his expertise with respect to investment-related matters, including those relating to the mutual fund industry and the institutional management of investment funds, based on his tenure as chief investment officer of a major financial institution. He also brings an international perspective to our Board as well as significant accounting and financial reporting experience.

Olympia J. Snowe, 73

Chair and Chief
Executive Officer

Olympia Snowe, LLC

Independent

Director since: 2013

Committee
Memberships:

•   Executive
Compensation
and Management
Development

•   Nominating
and Corporate
Governance (Chair)

Ms. Snowe has been an independent director of Price Group since June 2013 and serves as chair of the Nominating and Corporate Governance Committee and as a member of the Executive Compensation and Management Development Committee. She is chairman and chief executive officer of Olympia Snowe, LLC, a policy and communications consulting firm, and a member of the board of directors and senior fellow at the Bipartisan Policy Center. Ms. Snowe served in the U.S. Senate for the state of Maine from 1995 to 2013 and as a member of the U.S. House of Representatives from 1979 to 1995. While in the U.S. Senate, she served as chair and was the ranking member of the Senate Committee on Small Business and Entrepreneurship and served on the Senate Finance Committee. She also served as chair of the Subcommittee on Seapower for the Senate Armed Services Committee.

Ms. Snowe earned a B.S. from the University of Maine and has received honorary degrees from many colleges and universities.

Ms. Snowe is a member of the board of directors of Synchrony Financial and serves as a member of its audit committee and as chair of the nominating and corporate governance committee, as well as a director on the board of Synchrony Bank and a member of its audit committee. Ms. Snowe previously served on the board of directors of Aetna Inc., a diversified health care benefits company, where she was a member of the audit committee and the medical affairs committee from 2014 to 2018.

Ms. Snowe brings a broad range of valuable leadership and public policy experience to our Board. She also has extensive experience with complex issues relevant to the Company’s business, including budget and fiscal responsibility, economic, tax and regulatory policy, education, retirement and aging, women’s issues, health care, foreign affairs, and national security.

2020 Proxy Statement	11

Robert J. Stevens, 68

Retired Chairman,
President and Chief
Executive Officer

Lockheed Martin
Corporation

Independent

Director since: 2019

Committee
Memberships:

•   Executive
Compensation
and Management
Development

•   Nominating
and Corporate
Governance

Mr. Stevens has been an independent director of Price Group since 2019 and serves as a member of the Executive Compensation and Management Development Committee and the Nominating and Corporate Governance Committee. Mr. Stevens is the former chairman, president, and chief executive officer of Lockheed Martin Corporation. He was elected chairman in April 2005 and served as executive chairman from January through December 2013. He also served as Lockheed Martin’s chief executive officer from August 2004 through December 2012. Previously, he held a variety of increasingly responsible executive positions with Lockheed Martin, including president and chief operating officer, chief financial officer, and head of strategic planning.

Mr. Stevens received his B.A. from Slippery Rock University of Pennsylvania, his M.S. in industrial engineering and management from the New York University Tandon School of Engineering, and his M.S. in business from Columbia University.

From 2002 to 2018, Mr. Stevens was the lead independent director of Monsanto Corporation, where he also served as the chair of the nominating and corporate governance committee and a member of the audit committee, and from 2015 to 2018 served as a director of United States Steel Corporation, where he was on the corporate governance and public policy committee and the compensation and organization committee. Mr. Stevens is an emeritus director of the board of directors of the Congressional Medal of Honor Foundation, the Marine Corps Scholarship Foundation and is a member of the Council on Foreign Relations.

Mr. Stevens brings to our Board significant executive management experience. He also adds additional perspective to our Board regarding financial matters, mergers and acquisitions, strategic leadership, and international operational experience based on his tenure as chief executive officer of a publicly traded, multinational corporation.

William J. Stromberg, 60
Chair, President and Chief Executive Officer T. Rowe Price Group, Inc. Director since: 2016 Committee Memberships: • Executive • Management (Chair)

Mr. Stromberg is the President and Chief Executive Officer (CEO) of Price Group and is the Chair of the Board. He is the chair of the Company’s Executive, Management, and Management Compensation Committees. Mr. Stromberg served as the head of equity from 2009 to 2015 and the head of U.S. equity from 2006 to 2009. He also served as a director of Equity Research (1996 to 2006), as a portfolio manager of the Capital Opportunity Fund (2000 to 2007) and the Dividend Growth Fund (1992 to 2000), and as an equity investment analyst (1987 to 1992). Prior to joining the firm in 1987, he was employed by Westinghouse Defense as a systems engineer.

Mr. Stromberg earned a B.A. from Johns Hopkins University and an M.B.A. from the Tuck School of Business at Dartmouth. Mr. Stromberg also has earned the Chartered Financial Analyst® designation.

He currently serves on the Johns Hopkins University board of trustees and the Hopkins Whiting School of Engineering advisory council. Mr. Stromberg previously served nine years on the Catholic Charities Board of Trustees, with two years as board president.

Mr. Stromberg brings to our Board insight into the critical investment component of our business based on the leadership roles he has held in the Equity Division of Price Group and his 30-year career with the Company.

12	T. Rowe Price Group

Richard R. Verma, 51
Vice Chairman and Partner The Asia Group Independent Director since: 2018 Committee Memberships: • Audit • Executive Compensation and Management Development

Mr. Verma has been an independent director of Price Group since 2018 and serves as a member of the Audit Committee and the Executive Compensation and Management Development Committee. Mr. Verma is vice chairman and partner at The Asia Group. He previously served as United States ambassador to India from 2014 to 2017. Prior to his service as U.S. ambassador, Mr. Verma joined Steptoe & Johnson LLP, a global law firm, in 1998 and held many roles, including partner and senior counselor from 2011 to 2014. Mr. Verma also served as assistant secretary of state for legislative affairs from 2009 to 2011 and senior national security advisor to the Senate majority leader from 2004 to 2007. Mr. Verma is a U.S. Air Force veteran who, during active duty, served as judge advocate.

Mr. Verma holds a B.S. in industrial engineering from Lehigh University, an L.L.M. in international law from Georgetown University Law Center, and a J.D. from American University’s Washington College of Law.

Mr. Verma brings substantial experience and a global perspective to our Board with respect to public policy, business, foreign and legislative affairs, strategic leadership, and corporate social responsibility.

Sandra S. Wijnberg, 63
Former Partner and Chief Administrative Officer Aquiline Holdings LLC Independent Director since: 2016 Committee Memberships: • Audit • Executive Compensation and Management Development

Ms. Wijnberg has been an independent director of Price Group since 2016 and serves as a member of the Audit Committee and the Executive Compensation and Management Development Committee. From 2015 to 2019, Ms. Wijnberg served as executive advisor of Aquiline Holdings LLC, a private-equity investment firm specializing in the financial services sector. From 2007 to 2014, she was a partner and chief administrative officer of Aquiline Holdings LLC, a registered investment advisor and the holding company for Aquiline Capital Partners. Previously, Ms. Wijnberg served as the senior vice president and chief financial officer of Marsh & McLennan Companies, Inc., and was treasurer and interim chief financial officer of YUM! Brands, Inc. Prior to that she held financial positions with PepsiCo, Inc., and worked in investment banking at Morgan Stanley. In addition, from 2014 through 2015, Ms. Wijnberg was deputy head of mission for the Office of the Quartet, a development project under the auspices of the United Nations.

Ms. Wijnberg holds a B.A. in English literature from the University of California, Los Angeles, and an M.B.A. from University of Southern California’s Marshall School of Business, for which she is a member of the board of leaders.

Ms. Wijnberg currently serves as a member of the board of directors, chair of the audit committee, and member of the nominating and corporate governance committee of Automatic Data Processing, Inc., and as a member of the board of directors, the finance committee, and the audit committee of Cognizant Technology Solutions Corp. From 2003 to 2016, she served on the board of directors of Tyco International, PLC, and from 2007 to 2009, she served on the board of directors of TE Connectivity, Inc. She is also a director of two non-profits: Seeds of Peace and Spark MicroGrants and is a trustee of the John Simon Guggenheim Memorial Foundation.

Ms. Wijnberg brings to our Board a global perspective along with substantial financials sector, corporate finance, and management experience based on her roles at Aquiline Capital Partners, Marsh & McLennan, and YUM! Brands, Inc.

2020 Proxy Statement	13

Alan D. Wilson, 62

Retired Executive
Chairman

McCormick &
Company, Inc.

Independent

Director since: 2015

Committee
Memberships:

•   Executive

•   Executive
Compensation
and Management
Development

•   Nominating
and Corporate
Governance

Mr. Wilson has been an independent director of Price Group since 2015 and serves as a member of the Executive Committee, the Executive Compensation and Management Development Committee, and the Nominating and Corporate Governance Committee. He is also the lead independent director of the Board. Mr. Wilson retired as executive chairman of McCormick & Company, Inc. in 2017, where he held many executive management roles, including chairman, president, and chief executive officer.

Mr. Wilson graduated from the University of Tennessee in 1980 with a B.S. in communications. He attended school on a R.O.T.C. scholarship and, following college, served as a U.S. Army captain, with tours in the United States, United Kingdom, and Germany.

Mr. Wilson currently serves on the board of directors of Westrock Company and is a member of the finance committee and the nominating and corporate governance committee. He also chairs the board of visitors of University of Maryland, Baltimore County and currently serves on the University of Tennessee’s board of trustees and the University of Tennessee’s business school advisory board.

Mr. Wilson brings to our Board significant executive management experience, having led a publicly traded, multinational company. He also adds additional perspective regarding matters relating to general management, strategic leadership, and financial matters.

Director Engagement

Meetings

During 2019, the Board held six meetings and approved four matters via unanimous written consent. Each director attended at least 75% of the combined total number of meetings of the Board and Board committees of which he or she was a member. Consistent with the Company’s Corporate Governance Guidelines, the independent directors met in executive session at each of the Board meetings in 2019. Our Corporate Governance Guidelines provide that all directors are expected to attend the annual meeting of stockholders. All nominees for director submitted to the stockholders for approval at last year’s annual meeting on April 25, 2019, attended that meeting, and we anticipate that all nominees will attend the Annual Meeting.

Beyond the Boardroom

Director Orientation and Continuing Education and Development

When a new independent director joins the Board, we provide an orientation program for the purpose of providing the new director with an understanding of the operations and the financial condition of the Company as well as the Board’s expectations for its directors. Each director is expected to maintain the necessary knowledge and information to perform his or her responsibilities as a director. To assist the directors in understanding the Company and its industry and maintaining the level of expertise required for the director, the Company will, from time to time and at least annually, offer Company-sponsored continuing education programs or presentations in addition to briefings during Board meetings relating to the competitive and industry environment and the Company’s goals and strategies. In addition, at most meetings the Board receives special education sessions on various topics related to key industry trends, topical business issues and governance.

The Board is a member of the National Association of Corporate Directors, which provides resources that help directors strengthen board leadership. Each director is encouraged to participate at least once every three years in continuing education programs for public company directors sponsored by nationally recognized educational organizations not affiliated with the Company. The cost of all such continuing education is paid for by the Company.

14	T. Rowe Price Group

Committees of the Board of Directors

Our Board has an Audit Committee, an Executive Compensation and Management Development Committee (Compensation Committee), a Nominating and Corporate Governance Committee and an Executive Committee. The Board has also authorized a Management Committee that is made up entirely of senior officers of the Company.

Committee Charters

The Board has adopted a separate written charter for the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Current copies of each charter, our Corporate Governance Guidelines, and our Code of Ethics for Principal Executive and Senior Financial Officers can be found on our website, troweprice.com, by selecting “Investor Relations” and then “Corporate Governance.”

Audit Committee
Meetings in 2019: 5	Chair	Members
The report of the Committee appears on page 58.
	Bartlett	Dublon	Hrabowski	MacLellan	Verma	Wijnberg

Qualifications and Financial Expert Determination

The Board of Directors has determined that each of the Audit Committee members meet the independence and financial literacy criteria of the NASDAQ Global Select Market and the SEC. The Board also has concluded that Messrs. Bartlett and MacLellan and Mses. Dublon and Wijnberg meet the criteria for an audit committee financial expert as established by the SEC. Mr. Bartlett is a certified public accountant, was an audit partner at Ernst & Young for 28 years until he left the firm in 2012, and serves as the chair of the audit committee of Rexnord Corporation and Williams Scotsman and as a member of the audit committee of FTI Consulting, Inc. Ms. Dublon was the executive vice president and chief financial officer of JPMorgan Chase & Co., from 1998 to 2004. She served as member and chair of the audit committee of PepsiCo, Inc.

Mr. MacLellan is a chartered accountant, and serves as chair of the audit committee of Magna International, Inc., and was a member of the audit committees for Ace Aviation Holdings, Inc., and Maple Leaf Sports and Entertainment, Ltd. Ms. Wijnberg was the chief financial officer of Marsh & McLennan Companies, Inc., from 2000 to 2006 and interim chief financial officer of YUM! Brands in 1999. She is currently the chair of the audit committee for Automatic Data Processing, Inc., a member of the audit committee of Cognizant Technology Solutions Corp, and she served as member and chair of the audit committees of Tyco International and TE Connectivity, respectively.

Responsibilities

•	The primary purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to:

•	The integrity of our financial statements and other financial information provided to our stockholders;

•	The retention of our independent registered public accounting firm, including oversight of the terms of its engagement and its performance, qualifications, and independence;

•	The performance of our internal audit function, internal controls, and disclosure controls; and

•	The Company’s risk management framework.

•	The Audit Committee:

•	Provides an avenue for communication among our internal auditors, financial management, chief risk officer, independent registered public accounting firm, and the Board; and

•	Is responsible for maintaining procedures involving the receipt, retention, and treatment of complaints or concerns regarding accounting, internal accounting controls, and auditing matters, including confidential, anonymous employee submissions.

•	The independent registered public accounting firm reports directly to the Audit Committee and is ultimately accountable to this committee and the Board for the audit of our consolidated financial statements.

•	The head of the Company’s internal audit department reports directly to the Audit Committee.

2020 Proxy Statement	15

Related Person Transaction Oversight

The Audit Committee is responsible under its charter for reviewing related person transactions and any change in, or waiver to, our Code of Ethics for our Principal Executive and Senior Financial Officers. Our Board has adopted a written Policy for the Review and Approval of Transactions with Related Persons. Any transaction that would require disclosure under Item 404(a) of Regulation S-K will not be initiated or materially modified until our Audit Committee has approved such transaction or modification and will not continue past its next contractual termination date unless it is annually reapproved by our Audit Committee. During its deliberations, the Audit Committee must consider all relevant details regarding the transaction including, but not limited to, any role of our employees in arranging the transaction, the potential benefits to our Company, and whether the proposed transaction is competitively bid or otherwise is on terms comparable to those available to an unrelated third party or our employees generally. The Audit Committee approves only those transactions that it determines in good faith to be on terms that are fair to us and comparable to those that could be obtained in an arms-length negotiation with an unrelated third party. Please see the disclosure provided in the section entitled “Certain Relationships and Related Transactions” beginning on page 74.

Risk Management Oversight

The Audit Committee oversees and evaluates our policies with respect to significant risks and exposures faced by the Company and the steps taken to assess, monitor, and manage those risks. The Company’s Risk and Operational Steering Committee (formerly known as the Risk Management Oversight Committee), comprised of senior members of management including our chief risk officer, oversees the Company’s risk management strategy on behalf of the Management Committee. The Risk and Operational Steering Committee develops and maintains the Company’s risk management policies and procedures, and regularly monitors the significant risks inherent to our business, including investment risk, reputational risk, business continuity risk, and operational risk. The chief risk officer, head of internal audit, and officers responsible for financial reporting, legal, and compliance periodically report on these matters to the Audit Committee. Based on these reports, the Audit Committee reports and makes recommendations as necessary to the full Board with respect to managing our overall risk.

Executive Compensation and Management Development Committee

Meetings in 2019: 6	Chair	Members
The report of the Committee appears on page 48.
	MacLellan	Bartlett	Bush	Dublon	Hrabowski	Snowe

		Stevens	Verma	Wijnberg	Wilson

All of the non-employee independent directors of the Board serve on the Compensation Committee. The Board has determined that each of these members meets the independence criteria of the NASDAQ Global Select Market.

Responsibilities

The Compensation Committee is responsible to the Board, and ultimately to our stockholders, for:

•	Determining the compensation of our President and CEO and other executive officers;

•	Reviewing and approving general salary and compensation policies for the rest of our senior officers;

•	Overseeing the administration of our Annual Incentive Compensation Plan (AICP), equity incentive plans, and Employee Stock Purchase Plan;

•	Assisting management in designing new compensation policies and plans; and

•	Reviewing and discussing the Compensation Discussion and Analysis contained in this proxy statement and other compensation disclosures with management.

16	T. Rowe Price Group

Nominating and Corporate Governance Committee
Meetings in 2019: 6	Chair	Members
The report of the Committee appears on page 20.
	Snowe	Bush	Stevens	Wilson

The Board has determined that all Nominating and Corporate Governance Committee members meet the independence criteria of the NASDAQ Global Select Market.

Responsibilities

The Nominating and Corporate Governance Committee supervises and reviews the affairs of Price Group in relation to the Board, director nominees and compensation, committee composition, stockholder communications, and other corporate governance matters.

Among the Nominating and Corporate Governance Committee’s responsibilities are:

•	Identifying, evaluating, and nominating director candidates.

•	Considering the continued membership of each director, and recommending the appropriate skills and characteristics of potential directors.

•	Developing director orientation and education opportunities.

•	Reviewing and approving the compensation of independent directors.

•	Recommending committee and chair assignments.

•	Overseeing procedures regarding stockholder nominations and other communications to the Board.

•	Reviewing the effectiveness of the Board in the corporate governance process.

•	Monitoring compliance with and recommending any changes to the Company’s Corporate Governance Guidelines and other governance policies.

Executive Committee
Chair	Members

Stromberg	Wilson	MacLellan

During 2019, Mr. Rogers, Mr. Stromberg, and Mr. Wilson served on the Executive Committee, until Mr. Rogers’ retirement from the Board on April 25, 2019. Following Mr. Rogers retirement from the Board, Mr. MacLellan joined the Executive Committee.

Responsibilities

The Executive Committee functions between meetings of the Board and possesses the authority to exercise all the powers of the Board except as limited by Maryland law.

If the Executive Committee acts on matters requiring formal Board action, those acts are reported to the Board at its next meeting for ratification. The Executive Committee approved one matter via unanimous written consent during 2019.

2020 Proxy Statement	17

Governance Policies and Procedures

Code of Ethics

Pursuant to rules promulgated under the Sarbanes-Oxley Act, the Board has adopted a Code of Ethics for Principal Executive and Senior Financial Officers. This Code is intended to deter wrongdoing and promote honest and ethical conduct; full, timely, and accurate reporting; compliance with laws; and accountability for adherence to the Code, including internal reporting of Code violations. A copy of the Code of Ethics for Principal Executive and Senior Financial Officers is available on our website. We intend to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of the Code of Ethics for Principal Executive and Senior Financial Officers by making disclosures concerning such matters available on the Investor Relations page of our website.

We also have a Code of Ethics and Conduct that is applicable to all employees and directors of the Company. Our Code of Ethics and Conduct prohibits all employees and directors of the Company from (i) any short sales of our common stock, (ii) purchasing options on our common stock, or (iii) entering into any contract or purchasing any instrument designed to hedge or offset any decrease in the market value of our common stock. It is the Company’s policy for all employees to participate annually in continuing education and training relating to the Code of Ethics and Conduct.

Corporate Governance Guidelines

The Board represents the interests of stockholders in fostering a business that is successful in all respects. The Board is responsible for determining that the Company is managed with this objective in mind and that management is executing its responsibilities. The Board’s responsibility is to regularly monitor the effectiveness of management policies and decisions including the execution of its strategies. In addition to fulfilling its obligations for representing the interests of stockholders, the Board has responsibility to the Company’s employees, the mutual funds and investment portfolios that the Company manages, the Company’s other customers and business constituents and the communities where the Company operates. All are essential to a successful business. Our Corporate Governance Guidelines can be found on our website, troweprice.com.

Non-Employee Director Independence Determinations

The Board has considered the independence of current Board members and nominees not employed by T. Rowe Price and has concluded each such director qualifies as an independent director within the meaning of the applicable rules of the NASDAQ Global Select Market. To our knowledge, there are no family relationships among our directors or executive officers.

In making its determination of independence, the Board applied guidelines that it has adopted concluding that the following relationships should not be considered material relationships that would impair a director’s independence:

•	relationships where a director or an immediate family member of a director purchases or acquires investment services, investment securities, or similar products and services from the Company or one of its sponsored mutual funds and trusts (Price funds) so long as the relationship is on terms consistent with those generally available to other persons doing business with the Company, its subsidiaries, or its sponsored investment products; and

•	relationships where a corporation, partnership, or other entity with respect to which a director or an immediate family member of a director is an officer, director, employee, partner, or member purchases services from the Company, including investment management or defined contribution retirement plan services, on terms consistent with those generally available to other entities doing business with the Company or its subsidiaries.

The Board believes that this policy sets an appropriate standard for dealing with ordinary course of business relationships that may arise from time to time.

18	T. Rowe Price Group

Proposal 1

Election of Directors

In this proxy statement, eleven director nominees are presented pursuant to the recommendation of the Nominating and Corporate Governance Committee. All have been nominated by the Board to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualify.

FOR	Recommendation of the Board of Directors	Vote Required
We recommend that you vote FOR all the director nominees under Proposal 1.

All properly executed proxies received in time to be tabulated for the Annual Meeting will be voted FOR the election of the director nominees unless otherwise specified. Shares held by a bank, broker, or other nominee will not be voted on this Proposal absent specific instruction from you, which means your shares may go unvoted and not affect the outcome if you do not specify a vote. If any director nominee becomes unable or unwilling to serve between now and the Annual Meeting, proxies will be voted FOR the election of a replacement recommended by the Nominating and Corporate Governance Committee and approved by the Board.

2020 Proxy Statement	19

Corporate Governance

Report of the Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee has general oversight responsibility for governance of the Company, including the assessment and recruitment of new director candidates and the evaluation of director and Board performance. We monitor regulatory and other developments in the governance area with a view toward both legal compliance and maintaining governance procedures at the Company consistent with what we consider to be best practices. In this regard, we routinely receive written and verbal information relating to best governance practices for institutions such as the Company, including input and reports from members of the Company’s proxy voting group concerning relevant trends.

Governance Highlights

Overview

Our Board employs practices that foster effective Board oversight of critical matters such as strategy, management succession planning, financial and other controls, risk management and compliance. The Board reviews our major governance policies and processes regularly in the context of current corporate governance trends, regulatory changes and recognized best practices. The Nominating and Corporate Governance Committee works diligently to support effective corporate governance and believes that the Company’s governance program aligns with the Investor Stewardship Group’s (ISG) Corporate Governance Framework for U.S. Listed Companies.

20	T. Rowe Price Group

ISG Corporate Governance Principles

The following sections provide an overview of our corporate governance structure and processes, including key aspects of our Board operations, and how they align with the ISG Corporate Governance Principles for U.S. Listed Companies.

PRINCIPLE	COMPANY PRACTICE
1. Boards are accountable to shareholders.

•   Our directors are elected annually.

•   Our By-Laws mandate that directors be elected under a “majority voting” standard in uncontested elections. Each director nominee must receive more votes “For” his or her election than votes “Against” in order to be elected. A director who fails to obtain the required vote in an uncontested election must submit his or her resignation to the Board.

•   We have clear proxy access rules.

•   We do not have a poison pill plan.

2. Shareholders should be entitled to voting rights in proportion to their economic interest.	• We have only one class of stock outstanding, and each share is entitled to one vote.
3. Boards should be responsive to shareholders and be proactive in order to understand their perspectives.

•   Our Company actively engages with stockholders, see page 26

•   Three of our independent board members attended our Governance Week in 2019, an event designed to bring directors and investors together for direct engagement.

•   We have established an email address for stockholders wishing to contact the Board.

4. Boards should have a strong, independent leadership structure.	• We have a strong lead independent director. • Ten of our eleven board members are independent. • Our independent directors meet frequently without management.
5. Boards should adopt structures and practices that enhance their effectiveness.

•   Our directors have a diverse mix of experience and backgrounds relevant to our industry, our stockholders, our clients, and our stakeholders. See page 7

•   The average tenure on our Board is five years.

•   During the year, the Board receives several key industry updates, strategic topics and other education sessions conducted by both outside experts and Company executives, all designed to assist the Board in executing their duties.

•   Our directors attended 100% of the Board and Committee meetings, and value in person attendance at meetings.

6. Boards should develop management incentive structures that are aligned with the long-term strategy of the company.

•   Our annual and long-term incentive programs are designed to align the interests of our management with our stockholders by focusing on long term corporate performance and value creation.

•   Our executive compensation program received over 95% stockholder support in 2019.

•   The proxy statement clearly communicates the link between our compensation programs and the Company’s short and long-term performance.

2020 Proxy Statement	21

Board Composition

Director Nomination Process

Ongoing Assessment of Composition and Structure

In considering the overall qualifications of our nominees and their contributions to our Board, and in determining our need for additional members of the Board, we seek to create a Board consisting of members with a diverse set of experiences and attributes who will be meaningfully involved in our Board activities and will facilitate a transparent and collaborative atmosphere and culture. Our Board members generally develop a long-term association with the Company, which we believe facilitates a deeper knowledge of our business and its strategies, opportunities, risks, and challenges. At the same time, we periodically look for additions to our Board to enhance our capabilities and bring new perspectives and ideas to our Board.

Commitment to Diversity and Inclusion

The Board has historically valued varying perspectives that individuals of differing backgrounds and experiences bring. We monitor the diversity profile of the Board and consider it an important factor relevant to any particular nominee and to the overall composition of our Board. In considering diversity, we recognize a person’s background and experience as well as their ethnic, gender, sexual orientation, racial, and other factors which we believe will inform the way they consider decisions brought before the Board.

The current Board comprises individuals with a substantial variety of skills and expertise, including with respect to executive management; financial institutions; government; accounting and finance; investment management; public company boards; academia; and not-for-profit organizations. Our Board is not just comprised of individuals knowledgeable about our business, but is also reflective of our clients, the communities we serve and our stakeholders. The Nominating and Corporate Governance Committee believes it is important to maintain a mix of experienced directors with a deep understanding of the Company and newer directors who bring a fresh perspective to the challenges of our industry.

Board Replenishment

The Board has eleven directors, ten of whom are independent. The tenure of our independent directors’ ranges from one to ten years, with an average tenure of approximately five years. When a director retires from our Board, the Nominating and Corporate Governance Committee focuses on identifying candidates with the skills and backgrounds to complement the Board, in addition to seeking candidates who would bring further capabilities, experience, and diversity to our Board. As part of this effort, during 2018 and 2019, the Nominating and Corporate Governance Committee engaged a consultant to find potential candidates. After reviewing possible director candidates, the Nominating and Corporate Governance Committee nominated, and our Board elected, Ms. Dublon and Mr. Stevens to the Board in June 2019. The Board selected Ms. Dublon because of her significant accounting and financial reporting experience developed throughout her career in the financial services industry, particularly her role as executive vice president and chief financial officer of a major financial institution. The Board selected Mr. Stevens due to his significant executive management experience, garnered through his tenure as chief executive officer of a publicly traded, multinational corporation. In addition the Board felt that the addition of both Ms. Dublon and Mr. Stevens to our Board would benefit the Company and its stockholders, resulting from their substantial financial, management, public policy, international affairs, and corporate social responsibility experience, along with their global perspectives.

Incumbent Nominations

The Nominating and Corporate Governance Committee supervises the nomination process for directors. The committee considers the performance, independence, diversity, and other characteristics of our incumbent directors, including their willingness to serve for an additional term, and any change in their employment or other circumstances in considering their renomination each year.

22	T. Rowe Price Group

Identification and Consideration of New Nominees

In the event that a vacancy exists, or we decide to increase the size of the Board, we identify, interview and examine, and make recommendations to the Board regarding appropriate candidates. We will consider Board members with diverse capabilities, and we generally look for Board members with capabilities in one or more of the following areas: accounting and financial reporting, financial services and money management, investments, general economics and industry oversight, legal, government affairs and corporate governance, general management, international, marketing and distribution, and technology and facilities management. In evaluating potential candidates, we consider independence from management, background, experience, expertise, commitment, diversity, number of other public board and related committee seats held, and potential conflicts of interest, among other factors, and take into account the composition of the Board at the time of the assessment. All candidates for nomination must:

•	demonstrate unimpeachable character and integrity;

•	have sufficient time to carry out their duties;

•	have experience at senior levels in areas of expertise helpful to the Company and consistent with the objective of having a diverse and well-rounded Board; and

•	have the willingness and commitment to assume the responsibilities required of a director of the Company.

In addition, candidates expected to serve on the Audit Committee must meet independence and financial literacy qualifications imposed by the NASDAQ Global Select Market and by the SEC and other applicable law. Candidates expected to serve on this committee or the Compensation Committee must meet independence qualifications set out by the NASDAQ Global Select Market, and members of the Compensation Committee must also meet additional independence tests imposed by the NASDAQ Global Select Market. Our evaluations of potential directors include, among other things, an assessment of a candidate’s background and credentials, personal interviews, and discussions with appropriate references. Once we have selected a candidate, we present him or her to the full Board for election if a vacancy occurs or is created by an increase in the size of the Board during the course of the year, or for nomination if the director is to be first elected by the Company’s stockholders. All directors serve for one-year terms and must stand for reelection annually.

Identification of Candidates

The Nominating and Corporate Governance Committee identifies, interviews and examines, and makes recommendations to the Board regarding appropriate candidates. The Nominating and Corporate Governance Committee identifies potential candidates principally through the following:

•  Consideration of incumbent directors

•  Suggestions from the Company’s directors and senior management

•  Third parties/national search organization

•  Candidates recommended or suggested by stockholders

Evaluation of Candidates

The Nominating and Corporate Governance Committee’s evaluations of potential directors include the following:

•  An assessment of a candidate’s background and credentials

•  Personal interviews

•  Discussions with appropriate references

Election of Candidates

Once the Nominating and Corporate Governance Committee has selected a candidate, the candidate is presented to the full Board for election if a vacancy occurs or is created by an increase in the size of the Board during the course of the year, or for nomination if the director is to be first elected by the Company’s stockholders.

2020 Proxy Statement	23

In accordance with the Company’s Corporate Governance Guidelines, the Nominating and Corporate Governance Committee considered Ms. Bush’s membership on four other public company boards of directors, including the fact that one of these public company boards recently went public and Ms. Bush had served as a director while it was private, and has continued her service following its IPO. Prior to such consideration, Ms. Bush informed the Nominating and Corporate Governance Committee that she would be retiring from one of her other public company boards as she had reached the mandatory retirement age for such board and would no longer be serving after May 2020. As a result, Ms. Bush would only be serving on three other public company boards. In consideration of all this, the Nominating and Corporate Governance Committee approved her continued service on such public company boards, and renominated her to serve on the Board.

Stockholder Recommendations and Nominations

Recommendations

A stockholder who wishes to recommend a candidate for the Board should send a letter to the chair of the Nominating and Corporate Governance Committee at the Company’s principal executive offices providing (i) information relevant to the candidate’s satisfaction of the criteria described above under “Director Nominations Process” and (ii) information that would be required for a director nomination under Section 1.11 of the Company’s Amended and Restated By-Laws (By-Laws). The Nominating and Corporate Governance Committee will consider and evaluate candidates recommended by stockholders in the same manner it considers candidates from other sources. Acceptance of a recommendation does not imply that the Nominating and Corporate Governance Committee will ultimately nominate the recommended candidate.

Proxy Access and Nominations

We have adopted a proxy access right to permit a stockholder, or a group of up to 20 stockholders, owning 3% or more of the Company’s outstanding common stock continuously for at least three years, to nominate and include in the Company’s proxy materials director-nominees constituting up to two individuals or 20% of the Board (whichever is greater), provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the By-Laws. Section 1.13 of the By-Laws sets out the procedures a stockholder must follow to use proxy access. Section 1.11 of the By-Laws sets out the procedures a stockholder must follow in order to nominate a candidate for Board membership outside of the proxy access process. For these requirements, please refer to the By-Laws as of February 12, 2019, filed with the SEC on February 13, 2019, as Exhibit 3.1 to our Current Report on Form 8-K.

Majority Voting

We have adopted a majority voting standard for the election of our directors. Under our By-Laws, in an uncontested election, a nominee will not be elected unless he or she receives more “FOR” votes than “AGAINST” votes. Under Maryland law, any incumbent director not so elected would continue in office as a “holdover” director until removed or replaced. As a result, the By-Laws also provide that any director who fails to obtain the required vote in an uncontested election must submit his or her resignation to the Board. The Board must decide whether to accept or decline the resignation, or decline the resignation with conditions, taking into consideration the Nominating and Corporate Governance Committee’s recommendation after consideration of all factors deemed relevant, within 90 days after the vote has been certified. Plurality voting will apply to contested elections.

24	T. Rowe Price Group

Board Leadership

Chair of the Board and Lead Independent Director

William J. Stromberg Chair of the Board	Alan D. Wilson Lead Independent Director

Mr. Stromberg was elected as the chair of the Board in addition to his role as our President and CEO at the April 2019 Board meeting. By serving in both positions, Mr. Stromberg has been able to draw on his detailed knowledge of the Company to provide leadership to the Board in coordination with the lead independent director. The combined role of chair and CEO reflects our confidence in the leadership of Mr. Stromberg and also ensures that the Company presents its strategy to clients, employees and stockholders with a unified voice from the person most knowledgeable about and responsible for the implementation of the Company’s strategy.

Mr. Wilson was elected by our independent directors as lead independent director after the 2018 Annual Meeting and is expected to be re-elected after the Annual Meeting. The lead independent director role was created in 2004 and has continually developed since that time. The lead independent director chairs Board meetings at which the chair is not present, approves Board agendas and meeting schedules, and oversees Board materials distributed in advance of Board meetings. The lead independent director also calls meetings of the independent directors, chairs all executive sessions of the independent directors, and acts as liaison between the independent directors and management. The lead independent director is available to the chief legal counsel and corporate secretary to discuss and, as necessary, respond to stockholder communications to the Board.

Mr. Wilson’s significant executive management experience, including having served as chair and chief executive officer of a publicly traded company, makes him especially qualified to serve as the lead independent director for the Board.

Independent Leadership

The Board has determined that the election of an lead independent director, together with a combined chair and CEO, serve the best interests of the Company and its stockholders at this time. We believe that a well-empowered lead independent director provides independent leadership to our Board. The Company has a strong independent Board, and all of the members of the Board, other than Mr. Stromberg, are independent under the NASDAQ Global Select Market standards. In addition, the Nominating and Corporate Governance Committee, the Audit Committee, and the Compensation Committee are all composed entirely of independent directors, and our chair and lead independent director, together with these committees, have significant and meaningful responsibilities designed to foster critical oversight and good governance practices. We believe that our structure is appropriate at this time and serves well the interests of the Company and its stockholders.

The Board is confident that the duties and responsibilities allocated to its lead independent director, together with its other corporate governance practices and strong independent board, provides appropriate and effective independent oversight of management.

2020 Proxy Statement	25

Committee Leadership and Rotation

In 2015, Mr. Bartlett became the chair of the Audit Committee, Mr. MacLellan became the chair of the Compensation Committee and Ms. Snowe became the chair of the Nominating and Corporate Governance Committee. Our Corporate Governance Guidelines provide that periodic rotation of committee membership and chairpersons is desirable, and that chairpersons will generally be considered for change at least every five years. However, this rotation is not mandatory, and in some circumstances continued service on a committee or as chair by persons with particular skills may be warranted.

Board Evaluations

In January 2020, we asked all Board members to reply to an anonymous evaluation questionnaire regarding the performance of the Board and its committees during 2019, which evaluation was conducted by an outside third party in consultation with the Chair of the Nominating and Corporate Governance Committee and the Lead Independent Director. Feedback from these questionnaires was supplemented by interviews of each independent director by our Lead Independent Director. The results of the evaluations and interviews were then discussed at a meeting of the Nominating and Corporate Governance Committee and a full report was also provided to the Board. Consistent with past practice, we will implement suggestions and conclusions from the evaluation process during the course of the upcoming year. We plan to continue to conduct independent third-party evaluations and interviews each year and to periodically modify our procedures to ensure that we receive candid feedback and are responsive to future developments and suggestions from our directors.

Engagement with our Stockholders

As investment professionals, we know the value of engaging with companies. We maintain an active and open dialogue with our stockholders, visiting them in their cities, hosting them in our offices, and inviting them to our annual meeting of stockholders. We proactively engage them on a range of topics including corporate governance, and our philosophy and practices relating to environmental and social responsibility. We attempt to incorporate and address the feedback we receive from our stockholders into our practices. In 2019, we held nearly 100 meetings with our stockholders, including a majority of our top 35 fundamental active stockholders, to discuss the Company’s performance and progress against our long-term strategy, as well as broader trends across the investment management industry. We look forward to continuing to expand our stockholder outreach efforts.

26	T. Rowe Price Group

HOW	WHAT

•  Attendance at Conferences

•  Investor Day

•  Incoming stockholder calls and meetings

•  Annual Meeting of Stockholders

•  Outreach, calls and meetings with Investors’ corporate governance departments

•  Participation on industry panels

•  Universal access to an email address for stockholders wishing to contact the Board

•  Strategic and financial performance and goals

•  Corporate and business strategy

•  Board composition and leadership structure

•  Corporate governance and industry trends, including ESG considerations

•  Regulatory considerations

•  Respond to inquiries concerning broad range of topics

Stockholder Proposals

We from time to time receive stockholder proposals from our stockholders intended for inclusion in our proxy statement. We typically work with Company management in reviewing these proposals and determining an appropriate course of action in response, including, where necessary, a statement of our position for or in opposition to the proposal from the stockholder. Often in response the Board will ask management to engage with stockholders on their proposal, which has led to meaningful dialogue and assisted the Board in understanding the concerns of our stockholders.

Stockholder Communications with the Board of Directors

Our Board members are interested in hearing the opinions of the stockholders. The Nominating and Corporate Governance Committee has established the following procedures in order to facilitate communications between our stockholders and our Board:

•	Stockholders may send correspondence, which should indicate that the sender is a stockholder, to our Board or to any individual director by mail to T. Rowe Price Group, Inc., c/o chief legal counsel, P.O. Box 17134, Baltimore, MD 21297-1134, or by email to contact_the_board@troweprice.com or by Internet at troweprice.gcs-web.com/corporate-governance/contact-the-board.

•	Our chief legal counsel will be responsible for the first review and logging of this correspondence. Counsel will forward the communication to the director or directors to whom it is addressed unless it is a type of correspondence that the Nominating and Corporate Governance Committee has identified as correspondence that may be retained in our files and not sent to directors.

•	The Nominating and Corporate Governance Committee has authorized chief legal counsel to retain and not send to directors the following types of communications:

•	Advertising or promotional in nature (offering goods or services);

•	Complaints by clients with respect to ordinary course of business customer service and satisfaction issues; provided, however, that the chief legal counsel will notify the chair of the Nominating and Corporate Governance Committee of any complaints that, in the opinion of the chief legal counsel, warrant immediate committee attention by their nature or frequency; or

•	Those clearly unrelated to our business, industry, management, Board, or committee matters.

These types of communications will be logged and filed but not circulated to directors. Except as described above, the chief legal counsel will not screen communications sent to directors.

•	The log of stockholder correspondence will be available to members of the Nominating and Corporate Governance Committee for inspection. At least once each year, the chief legal counsel will provide to the Nominating and Corporate Governance Committee a summary of the communications received from stockholders, including the communications not sent to directors in accordance with screening procedures approved by the Nominating and Corporate Governance Committee.

By the Nominating and Corporate Governance Committee of the
Board of Directors of T. Rowe Price Group, Inc.

Olympia J. Snowe, Chair Mary K. Bush Robert J. Stevens Alan D. Wilson

2020 Proxy Statement	27

Compensation of Directors

The Nominating and Corporate Governance Committee is responsible for periodically reviewing non-employee director compensation and benefits and recommending changes, if appropriate, to the full Board. Our non-employee director compensation program is designed to accomplish a number of objectives:

•	Align the interests of our non-employee directors with those of our stockholders;

•	Provide competitive compensation for service to the Board by our non-employee directors;

•	Maintain appropriate consistency with our approach to compensation for our executive officers and senior employees; and

•	Attract and retain a diverse mix of capable and highly qualified directors.

We provide both cash and equity compensation to our directors and believe that, over time, cash and equity compensation should reflect approximately 40% and 60%, respectively, of the total compensation paid to our directors. The cash compensation component is based primarily on an annual retainer coupled with fees for committee attendance, lead director role, and committee chair roles. The equity compensation component is in the form of full value awards. We believe our total compensation package and compensation structure is comparable to and in line with other major financial service companies.

The Nominating and Corporate Governance Committee periodically reviews and considers competitive market practices. In 2019 there were no changes to the compensation program for our non-employee directors.

Fees and Other Compensation in 2019

All non-employee directors received the following in 2019:

•	An annual retainer of $100,000 for all non-employee directors;

•	A fee of $1,500 for each committee meeting attended;

•	A fee of $15,000 for the lead director;

•	A fee of $20,000 and $5,000, for the chair of the Audit Committee and each Audit Committee member, respectively;

•	A fee of $10,000 for the chair of the Compensation Committee;

•	A fee of $10,000 for the chair of the Nominating and Corporate Governance Committee;

•	Directors and all U.S. employees of Price Group and its subsidiaries are eligible to have our sponsored T. Rowe Price Foundation match personal gifts up to an annual limit to qualified charitable organizations. For 2019, non-employee directors were eligible to have up to $10,000 matched;

•	The reimbursement of reasonable out-of-pocket expenses incurred in connection with their travel to and from, and attendance at each meeting of the Board and its committees and related activities, including director education courses and materials; and

•	The reimbursement of spousal travel to and from and participation in events held in connection with the annual joint Price Group and Price funds’ boards of directors meeting.

The annual retainer and fees noted above are prorated for the period of time during the calendar year that each director held the position. Pursuant to the Outside Directors Deferred Compensation Plan, non-employee directors can elect to defer payment of their director fees until the next calendar year. Any such election needs to be received prior to the beginning of the year they wish to have their payment deferred. Dr. Hrabowski, Ms. Snowe, and Mr. Wilson elected to have their 2019 director fees deferred to 2020. In 2020, our non-employee directors will also have the option to defer payment of their director fees into vested restricted stock units (RSUs) pursuant to the 2017 Non-Employee Director Equity Plan, as amended (2017 Director Plan). The RSUs will be settled in shares of our common stock, or cash in the case of fractional shares, upon the director’s separation from service.

28	T. Rowe Price Group

Equity-Based Compensation in 2019

Pursuant to the 2017 Director Plan, each newly elected Board member is awarded an initial grant in the form, at their election, of restricted shares or RSUs having a value on the date of grant of $300,000 that vests one-year after the grant date. In each subsequent year, each non-employee director is awarded, at their election, restricted shares or RSUs having a value on the date of grant of $200,000 on the first business day after the Annual Meeting. Each of the award types vest upon the earliest of one year after the grant date, or the day before the annual meeting held in the calendar year after the year in which the grant is made, the non-employee director’s death or date on which the director becomes totally and permanently disabled, or the date on which a change in control occurs, provided the director continues to be a member of the Board on the applicable date.

Restricted shares entitle the holder to the rights of a stockholder, including voting, dividend, and distribution rights, but are nontransferable until they vest. Vested stock units will be settled in shares of our common stock or cash, in the case of fractional shares, upon a non-employee director’s separation from service. Non-employee directors holding stock units are not entitled to voting, dividend, distribution, or other rights until the corresponding shares of our common stock are issued upon settlement; however, if and when we pay a cash dividend to our common stockholders, we will issue dividend equivalents in the form of additional stock units. Under the 2017 Director Plan, dividends and dividend equivalents payable with respect to unvested restricted shares and unvested stock units will be subject to the same vesting and risks of forfeiture as the restricted shares and stock units to which they are attributable. The 2017 Director Plan includes a provision that accelerates the vesting of all outstanding awards in connection with a change in control of Price Group. Upon a change in control, any outstanding stock units will be settled in cash or shares at the discretion of the Board.

Ownership and Retention Guidelines

Each non-employee director added to the Board prior to 2017 is required to hold shares of our common stock, within five years of their appointment to the Board, having a value equal to three times the applicable cash retainer at the time they joined. The cash retainer amount was $300,000 in 2015 and 2016, and $225,000 prior to 2015. Directors who were new to the Board in 2017 or who will join in the future, have an ownership goal of five times the annual cash retainer in effect on the date they join the Board. For purposes of the calculation, unvested restricted shares and outstanding stock units are counted, but unexercised stock options are not. Once this ownership goal is achieved, the number of shares required to be held becomes fixed and must be maintained until the end of the director’s service on the Board. Until the ownership goal is achieved, the director is expected to retain “net gain shares” resulting from the exercise of stock options or vesting of restricted stock granted under the applicable director plan. Net gain shares are the shares remaining after payment of the stock option exercise price and taxes owed with respect to the exercise or vesting event. All of our directors, other than Ms. Dublon and Mr. Stevens who joined the Board in 2019, have achieved and maintain the ownership goal as of the date of this proxy statement.

2020 Proxy Statement	29

2019 Director Compensation1

The following table sets forth information regarding the compensation earned by, or paid to, directors who served on our Board during 2019. As an officer of Price Group, Mr. Stromberg does not receive separate directors’ fees so he has been omitted from this table. Mr. Stromberg appears in our Summary Compensation Table as a NEO.

NAME	FEES EARNED OR PAID IN CASH	STOCK AWARDS[4,5]	ALL OTHER COMPENSATION[6]	TOTAL
Mark S. Bartlett	$136,500	$200,001	$10,000	$346,501
Edward C. Bernard	$—	$—	$87,500	$87,500
Mary K. Bush	$118,000	$241,786	$10,000	$369,786
Dina Dublon[2]	$71,750	$306,515	$10,000	$388,265
Dr. Freeman A. Hrabowski, III	$121,500	$234,294	$10,000	$365,794
Robert F. MacLellan	$131,500	$215,721	$—	$347,221
Brian C. Rogers[3]	$100,000	$—	$—	$100,000
Olympia J. Snowe	$128,000	$227,443	$10,000	$365,443
Robert J. Stevens[2]	$70,333	$306,515	$—	$376,848
Richard R. Verma	$121,500	$212,502	$—	$334,002
Sandra S. Wijnberg	$121,500	$214,214	$10,000	$345,714
Alan D. Wilson	$133,000	$242,203	$—	$375,203

[1]	Includes only those columns relating to compensation awarded to, earned by, or paid to non-employee directors for their services in 2019. All other columns have been omitted.

[2]	Represent pro-rata amounts for the time Ms. Dublon and Mr. Stevens were members of the Board in 2019.

[3]	Represent the fees earned by Mr. Rogers in 2019 for his role as nonexecutive chair of the Board before his retirement on April 25, 2019.

[4]	The following table represents the equity awards granted in 2019 to certain of the non-employee directors named above. In accordance with the 2017 Director Plan, each non-employee director was awarded a grant date value of $200,000, except Ms. Dublon and Mr. Stevens who received an award with a grant date value of $300,000 when they joined the board in 2019. The holders of RSUs also receive dividend equivalents in the form of additional vested stock units on each of the Company’s quarterly dividend payment dates. The award value or dividend equivalent value was converted to awards or units, using the closing stock price of our common stock on the date of grant. Fractional shares were rounded up to the nearest whole share.

DIRECTOR	GRANT DATE	NUMBER OF RESTRICTED SHARES	NUMBER OF RESTRICTED UNITS	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS
Mark S. Bartlett	4/26/2019	1,851		$200,001
Mary K. Bush	3/29/2019		103	$10,334
	4/26/2019	1,851		$200,001
	6/28/2019		95	$10,412
	9/27/2019		93	$10,484
	12/30/2019		87	$10,555
Dina Dublon	6/13/2019		2,828	$300,023
	6/28/2019		20	$2,149
	9/27/2019		19	$2,164
	12/30/2019		18	$2,179
Dr. Freeman A. Hrabowski, III	3/29/2019		74	$7,430
	4/26/2019		1,851	$200,001
	6/28/2019		81	$8,893
	9/27/2019		79	$8,955
	12/30/2019		74	$9,015

30	T. Rowe Price Group

DIRECTOR	GRANT DATE	NUMBER OF RESTRICTED SHARES	NUMBER OF RESTRICTED UNITS	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS
Robert F. MacLellan	3/29/2019		39	$3,888
	4/26/2019	1,851		$200,001
	6/28/2019		36	$3,917
	9/27/2019		35	$3,944
	12/30/2019		33	$3,971
Olympia J. Snowe	3/29/2019		57	$5,736
	4/26/2019		1,851	$200,001
	6/28/2019		66	$7,186
	9/27/2019		64	$7,236
	12/30/2019		60	$7,284
Robert J. Stevens	6/13/2019		2,828	$300,023
	6/28/2019		20	$2,149
	9/27/2019		19	$2,164
	12/30/2019		18	$2,179
Richard R. Verma	3/29/2019		20	$2,041
	4/26/2019		1,851	$200,001
	6/28/2019		32	$3,463
	9/27/2019		31	$3,487
	12/30/2019		29	$3,510
Sandra S. Wijnberg	3/29/2019		35	$3,515
	4/26/2019	1,851		$200,001
	6/28/2019		32	$3,542
	9/27/2019		32	$3,566
	12/30/2019		29	$3,590
Alan D. Wilson	3/29/2019		94	$9,386
	4/26/2019	1,851		$200,001
	6/28/2019		99	$10,964
	9/27/2019		97	$10,939
	12/30/2019		90	$11,013

[5]	The following table represents the aggregate number of equity awards outstanding as of December 31, 2019. The outstanding equity awards held by Mr. Bernard and Mr. Rogers were granted while they were executive officers of the Company.

DIRECTOR	UNVESTED STOCK AWARDS	UNVESTED STOCK UNITS	UNEXERCISED OPTION AWARDS	TOTAL	VESTED STOCK UNITS
Mark S. Bartlett	1,851			1,851
Edward C. Bernard		40,103	149,461	189,564
Mary K. Bush	1,851			1,851	13,974
Dina Dublon		2,885		2,885
Dr. Freeman A. Hrabowski, III		1,888	26,008	27,896	10,048
Robert F. MacLellan	1,851		42,942	44,793	5,257
Brian C. Rogers			43,559	43,559
Olympia J. Snowe		1,888		1,888	7,757
Robert J. Stevens		2,885		2,885
Richard R. Verma		1,888		1,888	2,760
Sandra S. Wijnberg	1,851			1,851	4,753
Alan D. Wilson		1,888		1,888	12,693

[6]	For Mr. Bernard, the amount represents fees paid while he was a Board member pursuant to a consulting agreement with the Company following his retirement as an executive officer on December 31, 2018. For the remaining directors, the amounts represent personal gifts matched by our sponsored T. Rowe Price Foundation to qualified charitable organizations.

2020 Proxy Statement	31

Executive Compensation

Compensation Discussion & Analysis

The Compensation Discussion and Analysis (CD&A) provides an overview and analysis of our executive compensation philosophy, addresses the principal elements used to compensate our executive officers and explains how our executive compensation design aligns with the Company’s strategic objectives. We also address the 2019 compensation decisions and the rationale for those determinations for our NEOs. This CD&A should be read together with the compensation tables that follow this section. Our NEOs for 2019 are as follows:

William J. Stromberg	Céline S. Dufétel	Robert W. Sharps	Christopher D. Alderson	Eric L. Veiel
Chair, President and Chief Executive Officer	Chief Financial Officer and Treasurer	Head of Investments and Group Chief Investment Officer	Co-Head of Global Equity	Co-Head of Global Equity

Executive Summary

Our compensation programs recognize and reward performance, with a focus on rewarding the achievements of our NEOs, as measured by a number of factors over the short-term and long-term. Those factors include:

•	the financial performance and financial stability of Price Group;

•	relative investment performance of our investment products; and

•	performance of our NEOs against pre-determined corporate and individual goals.

Our compensation programs are also designed to reward NEOs for their contributions to the Company’s culture, service quality, customer retention, risk management, corporate reputation, and to the quality and collaboration of our associates. A significant portion of NEO compensation is performance-based and includes a material long-term incentive component tied to Company stock performance, thereby ensuring compensation is dependent on the Company’s short-term and longer-term performance.

Overall, we were pleased with our results during 2019. We continued to perform well for our clients while achieving strong financial results for the Company. Below is a summary of results for key measures that the Compensation Committee considers when evaluating NEO performance and making annual and long-term incentive compensation decisions.

32	T. Rowe Price Group

2019 Financial Performance Highlights

Our net revenues and earnings per share have continued to grow significantly over the last five years. Results for 2019 in comparison to the prior two years and 2014 (five years) are as follows:

[1]	Certain amounts for 2017 have been adjusted to reflect the adoption of new revenue accounting guidance on January 1, 2018. For more information see the notes to the consolidated financial statements in Item 8 of the 2018 Annual Report Form on 10-K.

•	Our AUM increased by $244.5 billion from December 31, 2018, to $1,206.8 billion as of December 31, 2019 and our average AUM for 2019 increased 7% over the 2018 period. Clients added $13.2 billion and market appreciation and income increased AUM by $231.3 billion.

•	Organic AUM growth of 1.4% was driven primarily by strong flows from U.S. intermediaries and clients in APAC and EMEA, including success in our local Japanese funds. Our multi-asset franchise continued to see positive net flows, with solid flows experienced across international equity and fixed income.

•	Our net revenues increased 4.6% over 2018, lower than our average AUM which increased 7.0%, due primarily to client transfers of $23.2 billion to lower fee share classes and vehicles, along with, to a lesser extent fee reductions made by us to meet competitive demands.

•	Our overall financial condition remains very strong, as we finished the year with $7.1 billion of stockholders’ equity, $3.7 billion of cash and discretionary investments, and no debt. We also had redeemable seed capital investments in T. Rowe Price investment products of $1.3 billion at December 31, 2019.

•	Our strong balance sheet and operating results enabled us to return $1.4 billion, or 68% of 2019 net income, to stockholders through dividends and share repurchases. We increased our annual recurring dividend for the 33rd consecutive year, by 8.6%. In 2019, we expended $708.8 million to repurchase 7.0 million shares, or 2.9% of our outstanding common stock at an average price of $101.65 per share. Dividends and stock repurchases vary depending upon our financial performance, liquidity, market conditions, and other relevant factors.

2020 Proxy Statement	33

2019 Strategic Performance Highlights

Investment Performance

•	Strong investment performance and brand awareness are key drivers in attracting and retaining assets—and to our long-term success. The percentage of the Price funds (across primary share classes) that outperformed their comparable Morningstar median on a total return basis and that are in the top Morningstar quartile for the one-, three-, five-, and 10-years ended December 31, 2019, were:

	1 YEAR	3 YEARS	5 YEARS	10 YEARS
Outperformed Morningstar median[1]
All funds	64%	75%	80%	82%
Multi-asset funds	69%	85%	94%	95%

Top Morningstar quartile[1]
All funds	32%	45%	50%	55%
Multi-asset funds	36%	59%	65%	74%

[1]	Source: © 2019 Morningstar, Inc. All rights reserved. The information contained herein: (1) is proprietary to Morningstar and/or its content providers; (2) may not be copied or distributed; and (3) is not warranted to be accurate, complete, or timely. Neither Morningstar nor its content providers are responsible for any damages or losses arising from any use of this information. Past performance is no guarantee of future results. Historically, the firm has disclosed the percentage of U.S. mutual funds (across all share classes) that outperformed their comparable Lipper averages on a total return basis and that are in the top Lipper quartile for the same periods. Investment performance results using the new measures are similar to the Lipper results.

•	84% of our rated U.S. mutual funds’ AUM ended the quarter with an overall rating of four or five stars from Morningstar.

•	The performance of our funds and institutional strategies against benchmarks remains competitive and are solid over the ten year time period.

Investment, Product and Distribution Capabilities

We were pleased with execution on our strategic initiatives across investment capabilities, products, distribution, and technology, including creating operational efficiency gains. Highlights from the year include:

•	We increased our global investment professional staff nearly 9% in 2019 to 661, including adding a head of Exchange Traded Funds (ETFs) for the first time.

•	We advanced our corporate access, ESG and equity data insight capabilities.

•	We continued to expand our product offerings with the launch of several new investment strategies to meet evolving client demands. New strategies include Dynamic Credit, Europe Select Equity, Global Government Bond, China Evolution Equity, Sustainable Global Focused Growth, and Target Allocation active model portfolios.

•	We received approval from the SEC to launch semi-transparent ETFs and look to be in market with four equity strategies in 2020.

•	We continued to broaden and diversify our distribution capabilities through the launch of several sub-funds, share classes, and new vehicles across our international lineups, including our Japanese Investment Trust Management Company, U.K. Open-ended Investment Company, SICAV, and Separately Managed Accounts.

•	Global investment management and trading operation processes continue to evolve to meet growing complexity.

•	We continued to have good client satisfaction and loyalty in our individual investor business unit and have made progress on a digital client engagement experience in our retirement plan services business unit.

Enterprise Capabilities and Talent

•	We made progress toward our long-tern plan to make our operating and technology platforms more secure, efficient, and scalable.

•	We maintained compliance with significant regulations that had broad reaching impact on the firm’s operations.

•	We continue to enhance and evolve our governance and operating model as follows:

•	We consolidated our distribution teams into one global distribution business unit led by Robert Higginbotham.

•	We expanded the role of the Risk and Operational Steering Committee to provide a more thorough oversight of our strategic programs.

34	T. Rowe Price Group

•	The newly established Investment Management Steering Committee completed its first year providing an enhanced coordination of our investments, product and distribution activities.

•	We welcomed George Riedel, head of U.S. Intermediaries, and Michelle Swanenburg, head of Human Resources, to the Management Committee.

2019 Compensation Decisions for our Chief Executive Officer and Other NEOs

Fixed base salary is a small part of overall compensation, with performance-based pay, in annual cash incentives and long-term equity awards, representing the substantial majority of compensation. The compensation mix awarded this year to our CEO and other NEOs, as illustrated below, reflects our performance-based compensation philosophy.

•	For 2019, Mr. Stromberg’s total compensation increased 11.5% over the prior year, which is largely driven by an increase in the value of his long-term equity award. The higher total compensation reflects the Compensation Committee’s assessment of Mr. Stromberg’s overall performance as CEO and aligns with the Company’s achievement of financial and strategic results previously discussed. Consideration was also given to Mr. Stromberg’s pay relative to his industry peers.

•	Annual compensation for our other NEO’s also increased in 2019, consistent with Company performance and results in each of the NEO’s areas of responsibility. For Ms. Dufétel, her total compensation increase of 62% in 2019 also reflects a competitive adjustment following significant expansion of her responsibilities over her two-years serving as our CFO, in addition to the Compensation Committee’s assessment of her performance and contributions to our financial and strategic results. In addition to her role as our CFO and Treasurer, Ms. Dufétel has also assumed firm-wide responsibilities for risk management, enterprise change management, investment operations and strategic initiatives.

•	As discussed in our proxy statement last year, the Compensation Committee determined that, beginning in 2019, our AICP would be funded as a percentage of net operating income, and long-term equity awards to NEOs would be split equally between performance-based RSUs subject to a three-year performance goal, and time-based RSUs subject to a three-year vesting schedule.

2020 Proxy Statement	35

Executive Compensation Practices

At the 2019 annual meeting of stockholders, our stockholders cast a non-binding advisory vote on the compensation of the NEOs. Over 95% of the shares voted approved the compensation paid to our NEOs. The Compensation Committee welcomed this feedback and considers this outcome supportive of our approach to executive compensation. The Compensation Committee continues to implement and maintain practices in our compensation programs and related areas that reflect responsible corporate governance practices. These include:

WHAT WE DO	WHAT WE DON’T DO

   Include all independent directors on the Compensation Committee.

   Impose stock ownership and retention requirements on our independent directors, NEOs, and other select members of senior management.

   Emphasize variable compensation, including long-term equity incentive compensation.

   Grant 50% of each NEOs long-term equity award value as performance-based RSUs, with a three-year objective performance goal and two years of time-based vesting.

   Impose double-trigger vesting on acceleration of awards granted under our 2012 Long-Term Incentive Plan (2012 Plan) in the event we are acquired or taken over by another company.

   Engage an independent compensation consultant who provides services only to the Board and provides no other services to the Company or its management.

   Use a comprehensive risk management program designed to identify, evaluate, and control risks and our compensation and stock ownership programs work within this risk management framework.

   Have a recoupment policy for both cash and equity incentive compensation in place for executive officers in the event of a material restatement of our financial results within three years of the original reporting.

   Allow executives or independent directors to short-sell the Company stock or hedge to offset a possible decrease in the market value of Company stock held by them.

   Enter into change-in-control agreements with any of our executive officers.

   Provide excise tax gross-ups.

   Pay dividends on unearned performance-based RSUs.

   Enter into broad-based employment agreements with our U.S.-based executive officers.

   Accelerate the vesting of equity awards on an executive officer’s retirement.

   Permit the repricing or exchange of equity awards in any scenario without stockholder approval.

   Sponsor any supplemental executive retirement plans or provide significant perquisites and other personal benefits to our executive officers.

Executive Compensation Philosophy and Objectives

Our NEO and overall compensation programs are designed to satisfy two core objectives:

•	attract and retain talented and highly skilled management professionals with deep experience in investments, business leadership and client service; and

•	maintain alignment of interests between our management professionals and our stockholders by focusing on long-term corporate performance and value creation, emphasizing appropriate enterprise risk-taking, reinforcing a “client-focused” and collaborative culture, and rewarding associates for the achievement of strategic goals.

We believe NEO compensation should be straight-forward, goal-oriented, longer-term focused, transparent, and consistent with stockholder interests. In addition, NEO compensation should be linked directly to our overall corporate performance, as well as to success in achieving long-term strategic goals.

Key Elements of 2019 NEO Compensation

Our compensation program consists primarily of three elements: base salary, annual cash incentives, and long-term equity awards. Most NEO compensation is performance-based, aligned to Company performance and to individual performance against goals. There is no pre-established mix between cash and non-cash compensation or between short-term and long-term awards. Instead, each year the Compensation Committee determines the appropriate level and mix of short-term and long-term awards for our NEOs to recognize annual performance and to encourage meeting our long-term strategic goals.

36	T. Rowe Price Group

As part of their annual agenda in 2018, the Compensation Committee reviewed the design of the AICP and Long-Term Equity Award programs with assistance from management and the Compensation Committee’s independent compensation consultant, Johnson Associates. Based on their evaluation of peer practices and the desire to continue to align with long-term stockholder interests, the Compensation Committee incorporated changes to our AICP and Long-Term Equity Award programs for 2019. The key features and purpose of the primary compensation elements are detailed in the table below.

ELEMENT	KEY FEATURES	PURPOSE
Salary

•   Fixed annual cash amount.

•   Salary paid to our most senior personnel in the U.S. has been capped at $350,000 since 2005.

•   Salaries for personnel outside the U.S. are also capped at comparable levels of local currency.

•   Represents a small component of total compensation, so that the substantial majority of NEO compensation is dependent on performance-based annual incentive compensation as well as long-term equity incentives.

Annual Incentive Compensation Plan (AICP)

•   Performance based and represents a material portion of the NEO’s total compensation.

•   Administered by the Compensation Committee.

•   The AICP is part of the Company’s overall bonus pool, in which nearly all employees participate.

•   The AICP sets an aggregate maximum bonus pool for NEOs based solely on Company financial performance in the current year. The Compensation Committee annually determines the maximum percentage of the total AICP pool that can be awarded to each NEO. This is a meaningful limit on the amount that can be awarded to each NEO that is tied to actual financial performance.

•   Actual bonus amounts for each NEO are based on the Company’s financial and operating performance relative to annual goals and objectives plus individual performance and contributions.

•   Actual bonus amounts for each NEO are typically lower than the maximum amount determined under the plan.

•   Provides structure for incentive compensation and, coupled with the use of judgement by the Compensation Committee, aligns cash compensation of the NEOs and other senior management to the Company’s annual performance.

•   Rewards NEOs for achievement of annual Company goals and objectives our long-term strategy.

•   Provides competitive cash compensation to attract and retain diverse high-quality talent.

Long-Term Equity Awards

•   Represents a significant portion of the NEO’s total compensation and are earned over five-years.

•   The grant value for each NEO is based on relative level of corporate management and functional responsibility, competitive assessment of similar roles within the marketplace, individual performance, and expected future long-term contributions.

•   For 2019, 50% of the long-term equity award for NEOs were in performance-based RSUs tied to the attainment of a three-year objective performance goal. A NEO can earn from 0-100% of the performance RSUs based on the Company’s operating margin relative to the average operating margin for peers over the same period. If the Company achieves the three-year objective performance goal for the period 2020 through 2022, these awards would vest 50% per year starting in December 2023.

•   The remaining 50% of the long-term equity award for NEOs were in time-based RSUs that vest at a rate of 33 1/3% per year starting in December 2020.

•   Grants are awarded at the regularly scheduled December meeting of the Compensation Committee.

•   Creates a strong link between NEO realized compensation and stock performance.

•   Provides a significant incentive to our NEOs and other senior management to protect and enhance stockholder value and profitability.

•   Enhances the link between compensation and long-term Company performance through the granting of performance-based RSUs.

•   Provides competitive compensation to attract and retain diverse high-quality talent.

2020 Proxy Statement	37

Annual Incentive Compensation Plan Bonus Pool

In February 2019, the Compensation Committee set the AICP maximum bonus pool equal to 5% of the Company’s net operating income adjusted to exclude, if any, (i) the effects of goodwill impairment, (ii) the cumulative effect of changes in accounting policies or principles, (iii) gains or losses from discontinued operations, and (iv) unusual or nonrecurring gains, losses, or expenses. The Compensation Committee also established maximum individual bonuses as a percentage of the AICP formula, however, they retained the right to award an amount that was less than each NEO’s maximum. The amounts awarded under the AICP are part of the Company’s annual bonus program.

The Company’s annual bonus program, under which nearly all of the employees of the Company are eligible to participate, is managed by the Compensation Committee and Management Compensation Committee and is funded based on the Company’s financial results. Additional considerations include the Company’s investment performance, service quality for clients and progress toward stated objectives relating to the Company’s long-term strategies.

Compensation Committee’s Use of Judgment in Incentive Compensation

The Compensation Committee believes that judgment and thoughtful consideration of qualitative performance is a critical feature of the Company’s executive compensation program. While the Compensation Committee uses financial and other metrics to evaluate the performance of our senior executives, our business is dynamic and requires us to respond rapidly to changes in market conditions and other factors outside our control that impact our financial performance. The Compensation Committee believes that a rigid, formulaic program based strictly on quantitative metrics could have unintended consequences such as encouraging executives to place undue focus on achieving specific shorter-term results, at the expense of longer-term success of the company. In addition, solely formulaic compensation would not permit adjustments based on factors beyond the control of our executives as well as relative performance in relation to shifting market conditions and less quantifiable factors such as recognition of strategic developments and individual achievements. Therefore, thoughtful consideration of these additional factors allows the Compensation Committee to fully consider the overall performance of our executives over time, and has been a key ingredient in ensuring the Company’s positive long-term financial results.

Long-Term Equity Awards

We believe our long-term equity award program is a significant factor in maintaining a strong correlation between the compensation of our top managers and professionals, including our NEOs, and the long-term interests of our clients and stockholders. Our approach to long-term equity compensation has incorporated different award vehicles (e.g., stock options, restricted stock, or RSUs) and has varied over time. Currently we use RSUs and, in the case of our NEOs, we split the RSUs equally between performance-based RSUs and time-based RSUs. The mix of time-based and performance-based RSUs emphasizes long-term stockholder alignment for our NEOs.

The performance-based RSUs are now subject to a longer three-year performance period, that begins on January 1st of the year following the grant and ends on December 31st of the third year following the grant. Performance-based RSUs earned after the three-year performance period will vest in equal annual installments beginning in December of the year following the end of the performance period (years four and five). The performance goal for the performance-based RSUs is the Company’s operating margin relative to peers. The number of performance-based RSUs earned, if any, will be determined by comparing the Company’s operating margin to the average operating margin of a peer group of companies for the same period. The time-based RSUs vest in equal annual installments over three years beginning in December in the year following the grant.

The individual equity award is a reflection of the long-term value added by the individual as well as their potential for future contributions. The total award granted to an NEO from year to year reflects individual performance and an assessment of the NEO’s relevant compensation positioning versus market peers in similar roles. The ultimate value realized from an equity award fluctuates with the Company’s stock price, thus aligning NEO pay with stockholder interests.

2019 Compensation Decisions

Given our shared and collaborative leadership structure, when setting the compensation in 2019, the Compensation Committee considered the collective contribution of the NEOs to the Company’s strategic imperatives as highlighted in the executive summary to this CD&A as well as their contributions to the related annual goals described below. The Compensation Committee considered each NEO’s individual contributions to the achievement of these and longer-term goals and the NEO’s individual performance in their functional responsibilities. These broader goals included overall Company financial results, investment performance and progress on product goals, net flows and progress on distribution goals, major program execution and progress on shared services goals, and governance and talent development. The Compensation Committee also looked to maintain reasonable alignment between the compensation of the NEOs and other senior personnel in order to retain talent and maintain an internally consistent compensation environment.

38	T. Rowe Price Group

In keeping with the Company’s commitment to pay for performance, the maximum base salary of $350,000 for NEOs in the U.S., has remained unchanged since 2005 and is consistent with the base salaries paid to our most senior personnel. The Compensation Committee did not make any changes to base salaries for the NEOs in 2019 except for Mr. Alderson, whose base salary since 2017 had been capped at 240,000 GBP; when he relocated to our Hong Kong office effective January 1, 2019, his base salary was capped at 2,700,000 HKD.

Incentive Compensation

At the end of 2018, the Board approved senior management goals for 2019, which the Compensation Committee then used for evaluation of NEO performance at the end of the year. These goals were designed to promote a team-oriented structure that operates in the best long-term interests of clients, associates, and stockholders. Long-term goals that apply every year include the objective to recruit, develop, and retain diverse associates of the highest quality while creating an environment of collaboration and appropriately rewarding individual achievements and initiatives. This focus on our associates is intended to create a combination of talent, culture, and processes that will allow us to achieve superior investment results, market our products effectively, and deliver outstanding service on a global basis.

When evaluating performance and determining incentive compensation awards for our NEOs, the Compensation Committee considers both annual and longer-term results against these goals in order to reinforce our long-term management philosophy.

Specific goals established for 2019 consisted of the following:

Investment Performance and Capabilities	Product Capabilities

•   Sustain strong overall investment results and competitiveness of our investment strategies.

•   Grow investment management talent and leadership and extend investment capabilities.

•   Evolve global investment management and trading operating processes and systems to meet growing complexity.

• Maintain and support a strong product range that meets evolving client needs, including specific targeted product introductions.

Net Flows and Distribution Capabilities	Enterprise Capabilities and Talent

•   Enhance distribution, client service and marketing capabilities to diversify globally and support long-term organic growth through intermediary and institutional channels.

•   Retain assets, deliver high quality service, and improve efficiencies of our US. direct distribution and retirement plan recordkeeping business.

•   Effectively and efficiently deliver technology infrastructure and architecture that supports the organization and continues to enhance security.

•   Build effective and efficient shared service capabilities to support the enterprise and ensure regulatory compliance.

•   Enhance our processes and systems to maintain a strong internal controls environment, improve client experience, and gain ongoing operational efficiencies.

Financial Performance

•   Deliver attractive financial results and balance sheet strength for our stockholders over the long-term.

•   Enhance stewardship of firm resources and sustain cost efficiencies in order to reinvest in the business.

2020 Proxy Statement	39

Individual Performance Considerations

In addition to contributions to the 2019 priorities summarized above, and the Company’s financial and strategic performance highlighted in the executive summary on page 32, the Compensation Committee considered the following individual contributions when setting 2019 compensation for our NEOs.

William J. Stromberg
Chair, President and Chief Executive Officer

ROLE CONSIDERATIONS

•   Leadership, responsibility, and performance as President and CEO and chair of our Management Committee and Management Compensation Committee.

INDIVIDUAL ACHIEVEMENTS

•   Clear leader for the delivery of the firm’s integrated strategic plan; driver of important change throughout the firm while preserving a collaborative and client-centered culture.

•   Led the successful transition of a new leadership structure following the retirement of the Vice Chairman; broadened the Management Committee with the addition of the head of U.S. Intermediary distribution and hired a new head of Global Human Resources.

•   Oversaw the development of the Investment Management Steering Committee to ensure long-term product health and operationalize cooperation between investments and distribution.

•   Expanded the responsibilities of the Risk and Operational Steering Committee to govern the execution of the firm’s strategic initiatives.

•   Overall investment performance remained strong for three-, five-, and 10-year periods against peers and solid against benchmarks.

•   Revenues grew 4.6%, diluted non-GAAP earnings per share increased 12.9%, and dividends per share rose 8.6%. Return on equity was a healthy 32% for 2019 versus 31% in 2018.

•   The Company returned $1.4 billion to stockholders in 2019 through dividends and share repurchases, while maintaining an exceptionally strong balance sheet.

Céline S. Dufétel
Chief Financial Officer and Treasurer

ROLE CONSIDERATIONS

•   Leadership, responsibility and performance as CFO and Treasurer, and chair of the Risk and Operational Steering Committee. Significantly expanded role and responsibilities in 2019 to include leadership of global investment operations and enterprise change management in addition to existing responsibilities for risk management and strategic initiatives.

INDIVIDUAL ACHIEVEMENTS

•   Enhanced strategic and financial planning, and budgeting processes.

•   Led quarterly business reviews of each business unit with an increased focus on business success metrics.

•   Hired talented executives to lead the Global Investment Operations and Enterprise Change Office functions and strengthened the Company’s governance and execution.

•   Continued to strengthen the talent of the CFO Group while improving diversity.

•   Key contributor on Management Committee and on a variety of steering committees, including the Investment Management, Product Strategy, and Service Agreement Oversight Committees. Serves an integral role at Price Group board meetings.

•   Advanced stockholder engagement efforts and maintained strong relationships with the analyst community in both the U.S. and Europe.

40	T. Rowe Price Group

Robert W. Sharps
Head of Investments and Group Chief Investment Officer

ROLE CONSIDERATIONS

•   Leadership, responsibility, and performance as Head of Investments (including global trading), Group Chief Investment Officer, and chair of the Investment Management Steering Committee.

INDIVIDUAL ACHIEVEMENTS

•   Strong investment performance over three-, five-, and 10-years against peers, particularly across equity, with further strengthening of the investment teams.

•   Guided fixed income leadership transition to Andrew McCormick, following retirement of Edward A. Wiese.

•   Provided leadership of the five-person chief investment officer group that continues to represent our investment divisions with distinction.

•   Served as director of the Price funds’ board and as integral presenter at Price Group board meetings.

•   Key contributor on the Management, Management Compensation and Product Strategy Committees. Serves in an important leadership role on the U.S. Equity, International Equity, and Fixed Income Steering Committees.

Christopher D. Alderson
Co-Head of Global Equity

ROLE CONSIDERATIONS

•   Leadership, responsibility, and performance as Co-Head of Global Equity, Head of International Equity, and chair of the International Equity Steering Committee.

INDIVIDUAL ACHIEVEMENTS

•   Investment performance for international equity remained very strong over three-, five-, and 10-years against peers and against benchmarks.

•   Central leadership role in developing the talent and culture of the team to deliver excellent results at scale.

•   Worked with Product team to deliver on three-year product road map for international equity and led the development of the China Evolution strategy.

•   Key contributor on the Management, Management Compensation, Investment Management Steering, and Product Strategy Committees.

•   Advanced the implementation plan to strengthen the International Equity leadership team.

Eric L. Veiel
Co-Head of Global Equity

ROLE CONSIDERATIONS

•   Leadership, responsibility, and performance as Co-Head of Global Equity, Head of U.S. Equity, and chair of the U.S. Equity Steering Committee.

INDIVIDUAL ACHIEVEMENTS

•   Investment performance for U.S. equity remained very strong across the three-, and five- and 10-years against peers and solid against benchmarks.

•   Successfully managed transitions after departure of U.S. Small-Cap Growth portfolio manager and team. Rebuilt depth of investment talent throughout rest of 2019.

•   Made substantial progress on integration of ESG into investment process.

•   Managed implementation of the process to pay for third-party investment research in the U.S.

•   Key contributor on the Management, Investment Management Steering, Multi-Asset Steering, and Product Strategy Committees.

2020 Proxy Statement	41

Annual Incentive Compensation

At the beginning of the year, the Compensation Committee established each NEO’s maximum payout percentage from the AICP bonus pool. The established payout percentages reflect the Compensation Committee’s decision to impose a financially based limit on the maximum payout to each NEO and the Compensation Committee’s expectation of each NEO’s relative contribution to the Company’s performance. The Compensation Committee has the discretion to reduce or eliminate the share of the bonus pool payable to any NEO.

The table below sets forth the maximum payout (in millions) allocated to our NEOs and the actual bonus awards (in millions) made by the Compensation Committee to our NEOs for 2019 and 2018.

	2019			2019
	MAXIMUM	2019	2018	PAYMENT
	PAYOUT	ANNUAL	ANNUAL	PERCENTAGE
	BASED ON THE	INCENTIVE	INCENTIVE	CHANGE
NAME	TOTAL POOL	PAYMENT	PAYMENT	OVER 2018
William J. Stromberg	$14.3	$8.5	$8.2	3.7%
Céline S. Dufétel	$4.8	$3.6	$2.0	77.5%
Robert W. Sharps	$14.3	$8.7	$8.1	7.4%
Christopher D. Alderson[1]	$11.9	$7.1	$6.7	7.1%
Eric L. Veiel[2]	$11.9	$7.0	$—	n/a

[1]	Bonus amounts received in 2018 by Mr. Alderson pursuant to his employment agreement were 5.2 million British pounds. In 2019, Mr. Alderson relocated to our Hong Kong office and received a bonus of HKD 57.8 million.
[2]	Mr. Veiel was not a named executive officer in 2018.

Consistent with past practice, the Compensation Committee exercised negative discretion and awarded less than the maximum payout amount to the NEOs. Exercising such negative discretion maintains alignment between the bonus amounts paid to the NEOs and the expected range of bonuses paid to peers with similar roles at our competitors. The significant increase in the annual incentive payment for Ms. Dufétel from 2018 to 2019 is a reflection of both her very strong performance as the CFO and Treasurer and her significantly expanded roles and responsibilities in 2019 as described above. The Compensation Committee has the power to authorize additional incentive compensation or bonuses outside the AICP but did not do so in 2019.

Long-Term Equity Awards

As part of our 2019 long-term equity award program, the Compensation Committee approved award values to be split equally in the form of performance-based RSUs and time-based RSUs to our NEOs. Each long-term equity award value was converted to units using the closing stock price of our common stock on the date of grant ($120.79 for 2019). The NEOs were granted the following long-term incentive values (in millions) and resulting mix of performance-based and time-based RSUs in 2019.

		2019	2019TIME-		2019 LTI
	2019	PERFORMANCE-	BASED		AWARD
	EQUITY	BASED	RESTRICTED	2018 EQUITY	VALUE
	INCENTIVE	RESTRICTED	STOCK	INCENTIVE	CHANGE
NAME	VALUE	STOCK UNITS	UNITS[1]	VALUE	OVER 2018
William J. Stromberg	$5.7	23,388	23,388	$4.5	27.0%
Céline S. Dufétel	$2.1	8,693	8,693	$1.2	75.0%
Robert W. Sharps	$5.0	20,491	20,491	$4.1	20.7%
Christopher D. Alderson	$2.5	10,349	10,349	$2.5	2.0%
Eric L. Veiel[2]	$3.2	13,040	13,040	$—	n/a

[1]	Time-based RSU’s vest in equal installments over the three years beginning in December in the year after the grant date.
[2]	Mr. Veiel was not a named executive officer in 2018.

42	T. Rowe Price Group

Performance-Based RSUs - Performance Thresholds and Vesting

The performance thresholds established by the Compensation Committee for the performance-based RSUs granted in 2019 to our NEOs were based on the Company’s operating margin for the three-year performance period compared with the average operating margin of a designated group of public company peers (Industry Average Margin) that was composed of:

Affiliated Managers Group, Inc.	Eaton Vance Corp.	Invesco Ltd.
AllianceBernstein L.P.	Federated Investors	Legg Mason, Inc.
BlackRock, Inc.	Franklin Resources

The peer group listed above is a subset of the peer group used in evaluating the competitive positioning of our compensation program. The Compensation Committee selected operating margin as the sole performance metric because it is a key indicator of profitability and relative financial performance in the asset management industry. Operating margin is determined by dividing net operating income by total revenues for the performance period, as reported in the consolidated financial statements filed with the SEC or, if such financial statements are not available for a peer company at the time of determination, as otherwise disclosed in a press release by such peer company. In each case, net operating income is adjusted to exclude the effects of goodwill impairment, the cumulative effect of changes in accounting policies or principles, and gains or losses from discontinued operations, as each is reflected on the face of or in the notes to the relevant financial statements. For performance-based RSUs awards made in 2019, the number of RSU’s earned will be determined by comparing the Company’s operating margin for the three-year performance period to the average operating margin of the peer group of companies for the same period, and thereafter vest over the following two years (years four and five after the grant date).

The following table sets forth the performance thresholds and related percentage of RSUs eligible to be earned that were established by the Compensation Committee for the 2019 awards.

TROW Operating Margin as Percent of Industry Average Margin	>=100%	90%-99%	80%-89%	70%-79%	60%-69%	50%-59%	<50%
Amount of Restricted Stock Units Eligible to be Earned	100%	90%	80%	70%	60%	50%	0%

As detailed in the table below, the NEOs earned the full number of eligible RSUs that were granted in December 2018.

		TROW OPERATING	AMOUNT EARNED
		MARGIN AS PERCENT	AND SUBJECT
		OF INDUSTRY	TO STANDARD	VESTING START
GRANT DATE	PERFORMANCE PERIOD	AVERAGE MARGIN	VESTING SCHEDULE	MONTH/YEAR
December 2018	January 1, 2019 to December 31, 2019	Greater than 100%	100% Granted	February 2020
December 2019	January 1, 2020 to December 31, 2022	Not determinable at this time		December 2023

The peer group used to calculate the Industry Average Margin for the 2018 performance-based RSUs includes the same companies included in the 2019 performance peer group referenced above. 2019 performance-based RSUs earned by each NEO following the completion of the relevant performance period vest at a rate of 50% per year beginning in the month and year specified in the chart above once the Compensation Committee certifies the number of RSUs earned.

Process for Determining Executive Compensation

The Compensation Committee has established a comprehensive process for:

•	reviewing our executive compensation program designs to ensure that they are aligned to our philosophy and objectives,

•	evaluating performance by our NEOs against goals and objectives established or reviewed by the Compensation Committee, and

•	setting compensation for the NEOs and other senior executives.

2020 Proxy Statement	43

The table below summarizes the actions taken by the Compensation Committee throughout 2019.

First Quarter

•   Certify prior-year financial results for payout of the AICP.

•   Design and establish current year AICP and long-term equity programs.

•   Designate participants in the current year AICP and set each NEO’s maximum payout percentage.

Fourth Quarter

•   Review projected peer compensation data provided by our independent compensation consultant and McLagan Partners survey data.

•   Evaluate the Company’s performance against its goals.

•   Evaluate executive officer performance against goals of their respective roles, with input from the CEO for other executive officers.

•   Approve the size of the Company’s overall annual bonus pool and determine the annual incentive cash pool payout for each NEO and other AICP participants.

•   Approve the size and parameters of the year’s equity incentive program and determine the award value for each NEO.

•   Define the performance metric(s) and performance period for RSUs granted to the executive officers as part of the annual equity incentive program.

Second Quarter

•   Review our compensation governance practices.

•   Assess progress against the Company’s strategic imperatives and related goals and objectives for the year.

•   Review the Company’s current year-to-date performance, including financial, investment, and client service performance.

•   Consider with members of the Management Compensation Committee the potential funding size of the overall annual bonus pool.

•   Consider stockholder and proxy advisor feedback in connection with our say-on-pay vote results.

•   Evaluate and approve changes to the current peer comparators used to assess competitive pay for executive officers.

•   Review the design of peer short-term and long-term incentive compensation programs.

Third Quarter

•   Review with management and our independent compensation consultant the external trends in both the investment management industry and, more broadly, regulatory and other developments affecting executive compensation.

•   Assess progress against the Company’s strategic imperatives and related goals and objectives for the year.

•   Review the Company’s current year-to-date performance, including financial, investment, and client service performance.

•   Consider with members of the Management Compensation Committee the potential funding size of the overall annual bonus pool.

•   Review and approve any changes to incentive plan and award designs for the following fiscal year.

Delegation Authority

The Compensation Committee has delegated compensation decisions regarding nonexecutive officers, including the establishment of specific salary and incentive compensation levels and certain matters relating to stock-based compensation, to the Management Compensation Committee, a committee comprised of members of the Management Committee.

44	T. Rowe Price Group

Committee Procedures

Early each year, the Compensation Committee meets with the President and CEO and members of senior management in order to discuss goals and objectives for the coming year, including goals and objectives applicable to the NEOs listed in our Summary Compensation Table. In addition, the Compensation Committee determines eligibility for the AICP bonus pool and sets forth the maximum percentage that may be paid to each participant. At its meeting in December, the Compensation Committee evaluates executive performance during the year as part of its determination of appropriate incentive compensation awards.

The Compensation Committee awards annual equity incentive grants to employees from stockholder-approved long-term incentive plans as part of the Company’s annual compensation program.

Role of Executive Officers

The Compensation Committee solicits input from the President and CEO and the Management Compensation Committee regarding general compensation policies, including the appropriate level and mix of compensation. The Compensation Committee also consults with the President and CEO regarding the appropriate bonus and salary levels for other executive officers.

Role of Independent Compensation Consultant

Johnson Associates served as the Compensation Committee’s independent compensation consultant in 2019 and attended all Compensation Committee meetings during the year. The Compensation Committee benefited from the consultant’s broad experience in advising other compensation committees, in-depth understanding of investor perspectives on compensation, and familiarity with our compensation programs and policies and those of peer companies in the financial services industry. Johnson Associates has no relationship with Price Group other than as the Board’s compensation consultant.

Johnson Associates provides the Compensation Committee with information about the competitive market for senior management in the investment management and financial services industries and compensation trends across industries. Johnson Associates advised the Compensation Committee on competitive practices and design considerations for the changes to our AICP and our long-term equity awards implemented in 2019. The consultant also advised the Compensation Committee on the final 2019 incentive compensation decisions for the President and CEO, and for the other NEOs.

The Compensation Committee will continue to periodically review its relationship with Johnson Associates and their continued appointment as the Compensation Committee’s independent consultant.

Many of our key competitors are not publicly traded or are subsidiaries of larger companies. These competitors generally do not publicly disclose the compensation data of their top executive officers. During the year, Johnson Associates presented a report of expected competitive pay for each NEO based on current industry trends and their market evaluation of each NEO’s role. This data, along with competitive market data provided to management by McLagan Partners (McLagan) and input from the CEO and other senior executive officers of the Company, provided guidance to the Compensation Committee in their compensation decisions for each NEO for 2019.

McLagan has an extensive database on compensation for most investment management companies, including private companies for which information is not otherwise generally available. McLagan summarizes data by role across multiple companies without specifically identifying information for a particular company. Management uses the summary information from McLagan for a reasonable estimation of compensation levels in the industry for persons with specific roles relevant to our business (e.g., portfolio manager, analyst, client service manager, etc.). Relevant portions of this information are shared by executive management with the Compensation Committee. McLagan works with management and does not act as a compensation consultant to the Compensation Committee.

Johnson Associates has not provided any services to the Company other than those provided to the Compensation Committee in their role as independent consultant. The Compensation Committee has assessed the independence of Johnson Associates pursuant to SEC rules and concluded that the work performed by the advisor does not raise any conflicts of interest.

Competitive Positioning

The Compensation Committee annually reviews competitive data regarding compensation at peer companies in the investment management industry with their independent compensation consultant and management. We do not set compensation levels to fall within specific ranges compared with benchmark data. Instead, we use the information provided by Johnson Associates,

2020 Proxy Statement	45

proxy data for peer group companies listed below, and survey data provided by McLagan and others about the competitive market for senior management to gain a general understanding of current compensation practices and to assist in the development of compensation programs and setting compensation levels for our senior executives.

In 2018, the Compensation Committee asked Johnson Associates, in partnership with management, to review and assess the existing compensation peer group and, if warranted propose potential changes. The assessment was conducted in an effort to better reflect our size, complexity of offerings, scope of domestic and global capabilities, and diversified client base (retail and institutional), and the evolving competitive landscape. Below is the list of the final 2019 peer group agreed to by the Compensation Committee:

• Affiliated Managers Group, Inc. • AllianceBernstein L.P. • Ameriprise Financial, Inc.	• BlackRock Inc. • Charles Schwab Corporation • Eaton Vance Corp.	• Franklin Resources • Invesco Ltd. • Legg Mason, Inc.	• Northern Trust • TD Ameritrade Holding Corp

The companies making up the peer group listed above were selected because they are public asset managers with significant AUM as well as comparable financial services and brokerage companies given their assets and scale. The Compensation Committee will continue to review the composition of this peer group to analyze our executive compensation program and determine whether any changes should be made in the future. In addition to specific information on these companies, the Compensation Committee reviewed aggregated summary compensation data based on information from surveys that include some of the peer companies listed above as well as other public and nonpublic companies with which we compete for executive talent, including the Capital Group Companies Inc., Fidelity Investments, Goldman Sachs Asset Management, Janus Henderson Investors, JPMorgan Asset Management, MFS Investment Management, Pacific Investment Management Company LLC, The Vanguard Group Inc., Wellington Management Company LLP, and Western Asset Management Co.

In light of our overall performance in 2019, the Compensation Committee believes that the compensation paid to our CEO and other NEOs is reasonable in relation to the compensation paid by our peer companies both on an absolute basis and in comparison, to relevant financial performance metrics.

Risk Management and the Alignment of Management with our Stockholders

The Compensation Committee considers whether the executive compensation program rewards reasonable risk-taking and if incentive opportunities achieve the proper balance between rewarding employees and managing risk and protecting stockholder returns. While the design of our executive compensation program is primarily performance-based, we believe that it does not encourage inappropriate risk-taking. Ongoing and active discussions with management regarding progress on short-term and long-term goals enables informed decisions while avoiding the risks that can be associated with managing short-term results to achieve predetermined formulaic outcomes.

Our compensation programs are designed to provide executive officers with appropriate incentives to create long-term value for stockholders while taking thoughtful and prudent risks to grow value over time. We believe that our equity program, our stock ownership guidelines, and the very significant stock ownership of our most tenured NEOs create important links between the financial interests of our executives and long-term performance and mitigate any incentive to disregard risks in return for potential short-term gains. In addition, we have a robust risk management program designed to identify, evaluate, and control risks. Through this program, we take a company-wide view of risks and have a network of systems and oversight to ensure that risks are not viewed in isolation and are appropriately controlled and reported, including a system of reporting to the chief executive officer, the Audit Committee, and the full Board. We believe that our compensation and stock ownership programs work effectively within this risk management program.

46	T. Rowe Price Group

Other Compensation Policies and Practices

Defined Contribution Plan

Our U.S. retirement program provides retirement benefits based on participant elective deferrals, Company contributions, and the investment performance of each participant’s account. For 2019, we contributed $148,000 to this program for our U.S.-based NEOs as a group. We provide this program to all U.S. employees in order to assist them in their retirement planning. The contribution amounts are based on plan formulas that apply to all employees. Since relocating to our Hong Kong office in early 2019, Mr. Alderson participates in the mandatory retirement benefit program offered to all associates in Hong Kong. For 2019, we contributed $34,460 to this program on his behalf.

Perquisites and Other Personal Benefits

We do not provide significant perquisites and other personal benefits to our executive officers. We make programs related to executive health benefits and parking available to all senior officers. We also cover certain costs associated with the NEOs’ spouses’ participation in events held in connection with the annual joint Price Group and Price funds’ boards of directors meeting as well as other Board and business-related functions. Mr. Alderson also receives, along with other senior personnel outside the U.S., a minor travel insurance allowance.

Supplemental Savings Plan

The Supplemental Savings Plan provides certain senior officers the opportunity to defer receipt of up to 100% of their cash incentive compensation earned for a year during which services are provided. The amounts deferred are adjusted in accordance with the hypothetical investments chosen by the officer from the list of products offered under our U.S. retirement program. Any amounts so deferred must be deferred for a period of at least two years but may be deferred for a longer period or until termination of employment. Distributions from the Supplemental Savings Plan are made in a lump-sum payment upon termination or as installment payments for up to 15 years. For 2019, Messrs. Sharps, Stromberg, and Veiel elected to have a portion of their AICP payout deferred. See our Nonqualified Deferred Compensation Table on page 54 for more information.

Post-Employment Payments

We have not entered into severance or other post-employment agreements with any of our NEOs. Consequently, we generally do not have any commitments to make post-employment payments to them. All agreements for stock option and stock awards granted to employees from our equity plans prior to February 2012 include provisions that may accelerate the vesting of outstanding equity awards upon the grantee’s death or in connection with a change in control of Price Group or, at the administrator’s discretion, upon disability of the grantee. We changed these acceleration provisions for stock options and stock awards granted on and after February 23, 2012, in the following ways: (1) aligned the treatment of the awards in the event of a grantee’s death or termination of employment due to total disability so that vesting acceleration will occur in both events; and (2) provided for “double-trigger” vesting acceleration in the event the equity incentive awards are not terminated as part of the change-in-control transaction. This means that in such a circumstance, accelerated vesting only occurs if, at the time of or within 18 months after the change-in-control transaction, a participant’s employment is terminated involuntarily without cause or the participant resigns with good reason (generally requiring a material diminution in authority or duties, material reduction in compensation, or relocation by a substantial distance). If the acquiring entity requires that we terminate outstanding equity incentive awards as part of the change-in-control transaction, vesting also will accelerate and award holders will be given an opportunity to exercise outstanding stock options before such termination. The Compensation Committee can modify or rescind these provisions or adopt other acceleration provisions. See our Potential Payments on Termination or Change in Control on page 54 for further details.

Recoupment Policy

Our Board has adopted a Policy for Recoupment of Incentive Compensation for executive officers of the Company. This policy provides that in the event of a determination of a need for a material restatement of the Company’s financial results within three years of the original reporting, the Board will review the facts and circumstances that led to the requirement for the restatement and will take actions it deems necessary and appropriate. The Board will consider whether any executive officer received incentive compensation, including equity awards, based on the original financial statements that in fact was not warranted based on the restatement. The Board will also consider the accountability of any executive officer whose acts or omissions were responsible in whole or in part for the events that led to the restatement. The actions the Board could elect to take against a particular executive officer include: the recoupment of all or part of any bonus or other incentive compensation paid to the executive officer, including recoupment in whole or in part of equity awards; disciplinary actions, up to and including termination; and/or the pursuit of other available remedies, at the Board’s discretion.

2020 Proxy Statement	47

Stock Ownership Guidelines

We have a stock ownership policy covering our executive officers. This policy provides that our NEOs, our other executive officers, and the members of our Management Committee are expected to reach levels of ownership determined as a stated multiple of an executive’s base salary within five years from the date when the executive assumed his or her position. The stated ownership multiples are 10 times base salary for the Chair and CEO, five times base salary for members of our Management Committee, and three times base salary for the remaining executive officers. For purposes of the guidelines, unvested RSUs are counted in an officer’s total ownership, but unexercised stock options, both vested and unvested, are not counted. Once the officer reaches the ownership target, the number of shares needed to reach the level is expected to be retained. Each of our NEOs, has satisfied the applicable stock ownership multiple.

Tax Deductibility of Compensation

Compensation in excess of $1.0 million paid to any NEO that is also a covered employee will not be deductible for tax purposes unless (i) it qualifies for transition relief applicable to a written binding contract that was in effect on November 2, 2017 and that was not materially modified after that date, or (ii) satisfies an exception under any other section of the Code to the limitation on deductibility under section 162(m).

While the Compensation Committee will continue to consider the tax deductibility of compensation as one of many factors, the Compensation Committee believes stockholder interests are best served by not restricting the Compensation Committee’s discretion and flexibility in structuring compensation programs to attract, retain, and motivate key executives, even though such programs may result in non-deductible compensation expense.

Accounting for Stock-Based Compensation

We account for stock-based compensation in accordance with generally accepted accounting principles. Pursuant to the guidance, stock-based compensation expense is measured on the grant date based on the fair value of the award. We recognize stock-based compensation expense ratably over the requisite service period of each award and we consider, in the case of performance-based restricted units, the probability of the performance thresholds being met.

Report of the Executive Compensation and Management Development Committee

As part of our responsibilities, we have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, which begins on page x of this proxy statement. Based on such review and discussions, we have recommended to the Board the inclusion of the Compensation Discussion and Analysis in this proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Robert F. MacLellan, Chair
Mark S. Bartlett
Mary K. Bush
Dina Dublon
Dr. Freeman A. Hrabowski, III
Olympia J. Snowe
Robert J. Stevens
Richard R. Verma
Sandra S. Wijnberg
Alan D. Wilson

48	T. Rowe Price Group

Executive Compensation Tables

Summary Compensation Table1

The following table summarizes the total compensation of our NEOs, who are the chief executive officer, the chief financial officer, and our three other most highly compensated executive officers.

NAME AND PRINCIPAL POSITION	YEAR	SALARY	BONUS[3]	STOCK AWARDS[4]	NON-EQUITY INCENTIVE PLAN COMPENSATION[5]	ALL OTHER COMPENSATION[6]	TOTAL
William J. Stromberg	2019	$350,000	$—	$5,650,073	$8,500,000	$88,273	$14,588,346
Chair, President, Chief	2018	$350,000	$—	$4,450,019	$8,200,000	$86,734	$13,086,753
Executive Officer	2017	$350,000	$39,759	$3,550,028	$7,600,000	$130,182	$11,669,969
Céline S. Dufétel	2019	$350,000	$—	$2,100,055	$3,550,000	$79,798	$6,079,853
Chief Financial Officer and Treasurer	2018	$350,000	$—	$1,200,071	$2,000,000	$204,718	$3,754,789
Robert W. Sharps	2019	$350,000	$—	$4,950,216	$8,700,000	$86,696	$14,086,912
Head of Investments and Group	2018	$350,000	$—	$4,100,029	$8,100,000	$85,670	$12,635,699
Chief Investment Officer	2017	$350,000	$34,159	$3,050,036	$7,300,000	$84,169	$10,818,364
Christopher D. Alderson[2]	2019	$344,600	$—	$2,500,111	$7,147,200	$48,769	$10,040,680
Co-Head of Global Equity	2018	$320,400	$—	$2,450,023	$6,674,800	$54,973	$9,500,196
	2017	$309,300	$21,345	$2,000,072	$5,799,200	$32,800	$8,162,717
Eric L. Veiel	2019	$350,000	$—	$3,150,203	$7,000,000	$86,449	$10,586,652
Co-Head of Global Equity

[1]	Includes only those columns relating to compensation awarded to, earned by, or paid to the NEOs in 2019, 2018, and 2017. All other columns have been omitted. Ms. Dufétel was named CFO and Treasurer in February 2018, therefore the amounts for 2017 have been omitted. Mr. Veiel became a named executive officer in 2019, therefore the amounts for 2018 and 2017 have been omitted.
[2]	Cash amounts received by Mr. Alderson pursuant to his employment agreement were paid in Hong Kong dollars (HKD) in 2019 and British pounds (GBP) in 2018 and 2017. In calculating the U.S. equivalent for amounts that are not denominated in U.S. dollars (USD), the Company converts each payment to Mr. Alderson into U.S. dollars based on an average daily exchange rate during the applicable year. The average exchange rate for 2019 was 1 HKD to 0.12763 USD; 2018 was 1 GBP to 1.33496 USD; and 2017 was 1 GBP to 1.28870 USD. Mr. Alderson’s cash compensation for each year in local currency was HKD 58,700,000 in 2019, £5,240,000 in 2018, and £4,740,000 in 2017.
[3]	Messrs. Stromberg, Sharps, and Alderson, along with other equity incentive participants, were paid a one-time supplemental cash bonus in 2017 for the cash dividend equivalents lost as a result of changing from a semiannual equity grant to an annual equity grant.
[4]	Represents the full grant date fair value of performance-based RSUs granted. The fair value was computed using the market price per share of Price Group common stock on the date of grant multiplied by the target number of units, as this was considered the probable outcome. See the Grants of Plan-Based Awards Table for the target number of units for 2019.
[5]	Represents cash amounts awarded by the Compensation Committee and paid to NEOs under the 2019 AICP. See our CD&A and the Grants of Plan-Based Awards Table for more details regarding the workings of this plan. These amounts include amounts elected to be deferred under the Supplemental Savings Plan. See the Nonqualified Deferred Compensation Table for further details.
[6]	The following types of compensation are included in the “All Other Compensation” column for 2019:

			MATCHING		PERQUISITES
	CONTRIBUTIONS	RETIREMENT	CONTRIBUTIONS	MATCHING GIFTS	AND OTHER
	TO RETIREMENT	PROGRAM	TO STOCK	TO CHARITABLE	PERSONAL
NAME	PROGRAM	LIMIT BONUS[a]	PURCHASE PLAN[b]	ORGANIZATIONSC	BENEFITS[d]	TOTAL
William J. Stromberg	$37,000	$4,620	$4,000	$25,000	$17,653	$88,273
Céline S. Dufétel	$37,000	$4,620	$—	$25,000	$13,178	$79,798
Robert W. Sharps	$37,000	$4,620	$4,000	$25,000	$16,076	$86,696
Christopher D. Alderson	$34,460	$—	$—	$12,944	$1,365	$48,769
Eric L. Veiel	$37,000	$4,620	$4,000	$25,000	$15,829	$86,449

2020 Proxy Statement	49

[a]	Cash compensation for the amount calculated under the U.S. retirement program that could not be credited to their retirement accounts in 2019 due to the contribution limits imposed under Section 415 of the Internal Revenue Code. Since relocating to our Hong Kong office in early 2019, Mr. Alderson participates in the mandatory retirement benefit program offered to all associates in Hong Kong. For 2019, we contributed $34,460 to this program on his behalf.
[b]	Matching contributions paid under our Employee Stock Purchase Plan offered to all employees of Price Group and its subsidiaries.
[c]	NEOs, directors, and all employees of Price Group and its subsidiaries are eligible to have personal gifts up to an annual limit to qualified charitable organizations matched by our sponsored T. Rowe Price Foundation, in the case of U.S. employees, and Price Group, in the case of employees outside the U.S. For 2019, all of the NEOs were eligible to have up to $25,000 matched.
[d]	Costs incurred by Price Group under programs available to all senior officers, including the NEOs, for executive health benefits and parking, as well as certain costs covered by Price Group relating to spousal participation in events held in connection with the Price Group Board meetings.

2019 Grants of Plan-Based Awards Table1

The following table provides information concerning each plan-based award granted in 2019 to the executive officers named in the Summary Compensation Table and other information regarding their grants.

					ESTIMATED
		DATE OF			POSSIBLE PAYOUTS
		COMPENSATION	ESTIMATED POSSIBLE		UNDER EQUITY
		COMMITTEE	PAYOUTS UNDER NON-EQUITY		INCENTIVE
		MEETING AT	INCENTIVE PLAN AWARDS[2]		PLAN AWARDS[3]		GRANT DATE
		WHICH GRANT	THRESHOLD	MAXIMUM	TARGET	MAXIMUM	FAIR VALUE OF
NAME	GRANT DATE	WAS APPROVED	($)	($)	(#)	(#)	STOCK AWARDS[4]
William J. Stromberg	2/11/2019[2]		$—	$14,322,008
	12/3/2019[3]	12/2/2019			46,776	46,776	$5,650,073
Céline S. Dufétel	2/11/2019[2]		$—	$4,774,003
	12/3/2019[3]	12/2/2019			17,386	17,386	$2,100,055
Robert W. Sharps	2/11/2019[2]		$—	$14,322,008
	12/3/2019[3]	12/2/2019			40,982	40,982	$4,950,216
Christopher D. Alderson	2/11/2019[2]		$—	$11,935,007
	12/3/2019[3]	12/2/2019			20,698	20,698	$2,500,111
Eric L. Veiel	2/11/2019[2]		$—	$11,935,007
	12/3/2019[3]	12/2/2019			26,080	26,080	$3,150,203

[1]	Includes only those columns relating to plan-based awards granted during 2019. All other columns have been omitted.
[2]	The maximum represents the highest possible amount that could have been paid to each of these individuals under the 2019 AICP based on our 2019 audited financial statements. The Compensation Committee has discretion to award no bonus under this program, or to award up to the maximum bonus. As a result, there is no minimum amount payable even if performance goals are met. For 2019, the Compensation Committee awarded less than the maximum amount to the NEOs and the actual amount awarded has been disclosed in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.” See our CD&A for additional information regarding the AICP.
[3]	Represents both time-based RSUs and performance-based RSUs granted as part of the Company’s annual equity incentive program from its 2012 Plan. The annual grant value awarded is equally split between time-based RSUs and performance-based RSUs. The time-based RSUs vesting occurs 33% on each of December 10, 2020, December 10, 2021, and December 9, 2022. The performance-based RSUs are subject to a performance-based vesting threshold with a three-year performance period, which for the December 2019 grant, will run from January 1, 2020 to December 31, 2022. For each grant, the target payout represents the number of RSUs to be earned by the NEO if the Company’s operating margin for the performance period is at least 100% of the average operating margin of a designated peer group. The Company’s operating margin performance below this target threshold results in forfeiture of some or all of the performance-based RSUs. The performance-based RSUs earned by the NEO are then subject to time-based vesting, which occurs 50% on December 8, 2023 and December 10, 2024. These grant agreements include a provision that allows for the continued vesting of the grant, from the date of separation if certain age and service criteria are met for the U.S.-based NEOs and a service criteria is met for Mr. Alderson. Dividends on these performance-based RSUs are accrued during the performance period and are only paid on earned units. Additional information related to these performance-based RSUs, including a listing of companies in the designated peer group, are included in our CD&A.
[4]	Represents the grant date fair value of the time-based RSUs and performance-based RSUs granted in 2019. The grant date fair value of the awards was measured using the market price per share of Price Group common stock on the date of grant multiplied by the target number of units noted in the table, as this was considered the probable outcome.

50	T. Rowe Price Group

Outstanding Equity Awards Table at December 31, 20191

The following table shows information concerning equity incentive awards outstanding at December 31, 2019, for each NEO. The grant agreements for all unexercisable option awards and unvested stock awards include a provision that allows for continued vesting for a period of 36 months from the date of separation for awards granted before 2017, and for the remaining unvested portion for awards granted in 2017, if certain age and service criteria are met for the U.S.-based NEOs and a service criteria is met for Mr. Alderson. In 2018, the provision that allows for continued vesting for all associates was modified for 2018 grants and thereafter to a tiered approach with three different age and service criteria, each having separate periods of continued vesting.

		OPTION AWARDS				STOCK AWARDS
NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS: EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS: UNEXERCISABLE	OPTION EXERCISE PRICE	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)[2]	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED UNITS THAT HAVE NOT VESTED (#)	EQUITY INCENTIVE PLAN AWARDS: MARKET VALUE OF UNEARNED UNITS THAT HAVE NOT VESTED ($)[2]
William J. Stromberg	2/21/2013	1,434		$69.671	2/21/2023
	2/19/2014	17,936		$77.944	2/19/2024
	9/9/2014	17,936		$78.442	9/9/2024
	2/19/2015	14,349	3,587[3]	$80.949	2/19/2025	1,0504a	$127,9324a
	9/10/2015	14,000	3,500[3]	$70.920	9/10/2025	1,0504b	$127,9324b
	2/17/2016					5,1244c	$624,3084c
	9/8/2016					5,2304d	$637,2234d
	12/6/2017					27,9014e	$3,399,4584e
	12/11/2018							48,3545a	$5,891,4515a
	12/3/2019					23,3886e	$2,859,5946e	23,3885b	$2,849,5945b
Céline S.Dufétel	12/6/2017					3,5374e	$430,9484e
	12/11/2018							13,0405a	$1,588,7945a
	12/3/2019					8,6936e	$1,059,1556e	8,6935b	$1,059,1555b
Robert W. Sharps	2/17/2011	1,479		$67.561	2/17/2021
	2/23/2012	1,692		$59.069	2/23/2022
	2/21/2013	1,434		$69.671	2/21/2023
	9/10/2013	20,499		$70.285	9/10/2023
	2/19/2014	20,499		$77.944	2/19/2024
	9/9/2014	20,499		$78.442	9/9/2024
	2/19/2015	24,599	6,149[3]	$80.949	2/19/2025	1,8006a	$219,3126a
	9/10/2015	24,000	6,000[3]	$70.920	9/10/2025	1,8006a	$219,3126a
	2/17/2016					56,9324c	$6,936,5954c
	2/17/2016					7,5446b	$919,1616b
	9/8/2016					7,7006b	$938,1686b
	12/6/2017					23,9724e	$2,920,7484e
	12/11/2018							44,5515a	$5,428,0945a
	12/3/2019					20,4916e	2,496,6236e	20,4915b	$2,496,6235b
Christopher D. Alderson	2/19/2014	4,100		$77.944	2/19/2024
	9/9/2014	20,499		$78.442	9/9/2024
	2/19/2015	16,399	4,100[3]	$80.949	2/19/2025	1,2004a	$146,2084a
	9/10/2015	16,000	4,000[3]	$70.920	9/10/2025	1,2004b	$146,2084b
	2/17/2016					4,8404c	$589,7064c
	9/8/2016					4,9404d	$601,8904d
	12/6/2017					15,7204e	$1,915,3254e
	12/11/2018							26,6225a	$3,243,6245a
	12/3/2019					10,3496e	$1,260,9226e	10,3495b	$1,260,9225b

2020 Proxy Statement	51

		OPTION AWARDS				STOCK AWARDS
NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS: EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS: UNEXERCISABLE	OPTION EXERCISE PRICE	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)[2]	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED UNITS THAT HAVE NOT VESTED (#)	EQUITY INCENTIVE PLAN AWARDS: MARKET VALUE OF UNEARNED UNITS THAT HAVE NOT VESTED ($)[2]
Eric L. Veiel	2/21/2013	11,273		$69.671	2/21/2023
	9/10/2013	13,324		$70.285	9/10/2023
	2/19/2014	14,349		$77.944	2/19/2024
	9/9/2014	14,349		$78.442	9/9/2024
	2/19/2015	14,349	3,587[3]	$80.949	2/19/2025	1,0506a	$127,9326a
	9/10/2015	14,000	3,500[3]	$70.920	9/10/2025	1,0506a	$127,9326a
	12/10/2015					10,9094c	$1,329,1534c
	2/17/2016					4,8404c	$589,7064c
	9/8/2016					4,9404d	$601,8904d
	12/6/2017					11,7906c	$1,436,4946c
	12/11/2018					21,7336d	$2,647,9496d
	12/12/2018					2,5536d	$311,0586d
	12/3/2019					13,0406e	$1,588,7946e	13,0405b	$1,588,7945b

[1]	Includes only those columns that related to outstanding equity awards at December 31, 2019. All other columns have been omitted.

[2]	The market value of these stock awards was calculated using the closing market price per share of Price Group’s common stock on December 31, 2019.

[3]	The remaining unexercisable outstanding option awards at December 31, 2019 will vest on December 10, 2020.

[4]	For each performance-based RSU award earned and not vested at December 31, 2019, the following table includes the date of the meeting or unanimous consent at which the Compensation Committee certified that the performance threshold was met, the awards’ performance period, and the awards remaining vesting schedule.

FOOTNOTE	DATE CERTIFIED	PERFORMANCE PERIOD START DATE	PERFORMANCE PERIOD END DATE	PERCENTAGE OF OUTSTANDING	VEST DATES
4a	Feb-2016	January 1, 2015	December 31, 2015	100%	12/10/2020
4b	Sep-2016	July 1, 2015	June 30, 2016	100%	12/10/2020
4c	Feb-2017	January 1, 2016	December 31, 2016	50%	12/10/2020	12/10/2021	12/10/2021
4d	Sep-2017	July 1, 2016	June 30, 2017	50%	12/10/2020	12/10/2021	12/10/2021
4e	Feb-2019	January 1, 2018	December 31, 2018	25%	02/28/2020	02/28/2021	02/28/2022	02/28/2023

[5]	For each performance-based RSU award unearned and not vested at December 31, 2019, the following table includes the award’s performance period, and the award’s remaining vesting schedule. In 2019, all our NEOs received 50% of their equity award value in performance-based RSUs with a three-year performance period, which if earned, would vest in 2023 and 2024.

FOOTNOTE	DATE CERTIFIED	PERFORMANCE PERIOD START DATE	PERFORMANCE PERIOD END DATE	PERCENTAGE OF OUTSTANDING	VEST DATES
5a	Feb-2020	January 1, 2019	December 31, 2019	20%	2/28/2020	2/26/2021	2/28/2022	2/28/2023	2/28/2024
5b		January 1, 2020	December 31, 2022	50%				12/8/2023	12/10/2024

[6]	Mr. Sharps and Mr. Veiel received time-based restricted stock awards that were not vested at December 31, 2019. Additionally, all our NEOs received 50% of their 2019 annual equity award value in time-based RSUs that vest over three years beginning in 2020. The following table represents the vesting schedules of the outstanding stock awards at December 31, 2019.

FOOTNOTE	REMAINING PERCENTAGE VESTING	VEST DATES
6a	100%	12/10/2020
6b	50%	12/10/2020	12/10/2021
6c	33%	12/10/2020	12/10/2021	12/9/2022
6d	25%	12/10/2020	12/10/2021	12/9/2022	12/8/2023
6e	33%	12/10/2020	12/10/2021	12/9/2022

52	T. Rowe Price Group

2019 Options Exercises and Stock Vested Table

The following table shows aggregate stock option exercises and restricted stock awards vesting in 2019 and the related value realized for each of the NEOs.

	OPTION AWARDS		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE[1,6]	VALUE REALIZED ON EXERCISE[2]	NUMBER OF SHARES ACQUIRED ON VESTING[3,6]	VALUE REALIZED ON VESTING[3]
William J. Stromberg	60,382	$2,932,876	16,352	$1,847,775
Céline S. Dufétel	—	$—	884	$88,780
Robert W. Sharps	19,064	$930,822	48,079[4]	$5,751,121[4]
Christopher D. Alderson	141,363	$5,635,644	13,617	$1,581,712
Eric L. Veiel	41,636	$1,658,443	24,123[5]	$2,951,449[5]

[1]	Represents the total number of shares underlying the exercised stock options.

[2]	Computed using the difference between the market price of Price Group’s common stock on the date of exercise and the exercise price, multiplied by the number of shares acquired.

[3]	Reflects the number of shares underlying the performance-based RSUs earned and vested. The value realized on vesting is computed using the closing market price per share of Price Group’s common stock on the vest date (December 10, 2019) multiplied by the number of RSUs vesting. The following table shows the aggregate RSUs by NEOs listed in the table above by date of award:

DATE OF AWARD	PERFORMANCE PERIOD COMPLETION DATE	NUMBER OF SHARES ACQUIRED ON VESTING	MARKET PRICE ON VEST DATE	VALUE REALIZED ON VESTING
2/19/2014	12/31/2014	2,250	$122.35	$275,288
9/9/2014	6/30/2015	2,250	$122.35	$275,288
2/19/2015	12/31/2015	2,250	$122.35	$275,288
9/10/2015	6/30/2016	2,250	$122.35	$275,288
12/10/2015	12/31/2016	5,454	$122.35	$667,297
2/17/2016	12/31/2016	35,866	$122.35	$4,388,205
9/8/2016	6/30/2017	7,553	$122.35	$924,110
12/6/2017	12/31/2018	17,780	$122.35	$2,175,383

[4]	Mr. Sharps was also awarded restricted shares and RSUs prior to September 2016, that vested in 2019. The table below shows, by date of the award, the number of restricted stock awards vested and value realized that are included in the table above. The value realized was computed using the closing market price per share of Price Group’s common stock on the vest date multiplied by the number of restricted stock awards vesting.

DATE OF AWARD	VESTING DATE	NUMBER OF SHARES ACQUIRED ON VESTING	MARKET PRICE ON VEST DATE	VALUE REALIZED ON VESTING
2/19/2014	12/10/2019	1,200	$122.35	$146,820
9/9/2014	12/10/2019	1,200	$122.35	$146,820
2/19/2015	12/10/2019	1,800	$122.35	$220,230
9/10/2015	12/10/2019	1,800	$122.35	$220,230
2/17/2016	12/10/2019	3,772	$122.35	$461,504
9/8/2016	12/10/2019	3,849	$122.35	$470,925

[5]	Mr. Veiel was awarded restricted shares and RSUs prior to becoming an NEO in 2019, that vested in 2019. The table below shows, by date of the award, the number of restricted stock awards vested and value realized that are included in the table above. The value realized was computed using the closing market price per share of Price Group’s common stock on the vest date multiplied by the number of restricted stock awards vesting.

DATE OF AWARD	VESTING DATE	NUMBER OF SHARES ACQUIRED ON VESTING	MARKET PRICE ON VEST DATE	VALUE REALIZED ON VESTING
2/19/2014	12/10/2019	840	$122.35	$102,774
9/9/2014	12/10/2019	840	$122.35	$102,774
2/19/2015	12/10/2019	1,050	$122.35	$128,468
9/10/2015	12/10/2019	1,050	$122.35	$128,468
12/6/2017	12/10/2019	3,930	$122.35	$480,836
12/11/2018	12/10/2019	5,433	$122.35	$664,728
12/12/2018	12/10/2019	638	$122.35	$78,059

2020 Proxy Statement	53

[6]	The number of shares actually acquired was less than the number presented in the tables above as a result of tendering shares for payment of the exercise price and the withholding of shares to pay taxes. The total net shares received by each NEO listed in the table is as follows:

NAME	NET SHARES ACQUIRED ON EXERCISE	NET SHARES ACQUIRED ON VESTING
William J. Stromberg	13,230	8,508
Céline Dufétel	—	457
Robert W. Sharps	19,064	25,020
Christopher D. Alderson	141,363	8,285
Eric L. Veiel	10,157	12,636

2019 Nonqualified Deferred Compensation Table

The amounts in the following table represent each NEO’s account activity under the Supplemental Savings Plan, which was effective on January 1, 2015.

NAME	EXECUTIVE’S CONTRIBUTIONS IN LAST FY1	REGISTRANTS CONTRIBUTIONS IN LAST FY	AGGREGATE EARNINGS IN LAST FY2	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS	AGGREGATE BALANCE AT LAST FYE[3]
William J. Stromberg	$3,500,000	$ —	$371,542	$ —	$13,013,060
Céline Dufétel	$—	$ —	$—	$ —	$—
Robert W. Sharps	$2,500,000	$ —	$3,140,988	$ —	$21,504,257
Christopher D. Alderson	$—	$ —	$826,792	$ —	$12,749,209
Eric L. Veiel	$5,000,000	$ —	$3,939,482	$ —	$21,496,894

[1]	These amounts represent a portion of the bonus awarded to each NEO under the 2019 AICP and are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table. Under the Supplemental Savings Plan, certain senior officers have the opportunity to defer receipt of up to 100% of their cash incentive compensation earned for a respective calendar year during which services are provided.

[2]	Each participant has the ability to allocate their account balance across a number of Price funds and the flexibility to rebalance their account as often as they would like. The amounts deferred are adjusted daily based on the investments chosen by the participant and, therefore, are not above market or preferential. As such, the earnings reported in this column are not included in the Summary Compensation Table.

[3]	These amounts represent the aggregate balances in each NEO’s account at December 31, 2019. A portion of each NEO’s 2019 deferral election was not contributed to their account until 2020, as the bonus awarded under the 2019 AICP was not certified by the Compensation Committee until then. Additionally, the aggregate balance for each NEO at last FYE includes amounts previously reported as Non-Equity Incentive Plan Compensation in a prior year Summary Compensation table.

Potential Payments on Termination or Change in Control

All agreements for stock options and stock awards granted to associates from our equity incentive plans include provisions that may result in vesting acceleration of outstanding equity awards in connection with a change in control of Price Group or upon the grantee’s death or termination of employment due to total disability. See the “Post-Employment Payments” section of the CD&A for more details on these vesting acceleration provisions. Assuming that an event caused the vesting of all outstanding unvested stock options and stock awards on December 31, 2019, to accelerate, the amount that would be realized upon the exercise of these stock options and vesting of restricted stock awards and units held by our NEOs are shown in the table below.

54	T. Rowe Price Group

In addition, all agreements for stock options and stock awards granted on and after February 23, 2012, and through December 5, 2017, included a provision that allows for continued vesting for a period of 36 months from the grantee’s date of termination if certain age and service criteria or, for certain grantees outside the United States, a specified service criteria, are met. Agreements for stock awards granted on or after December 6, 2017, and through December 10, 2018, included a provision that allows for continued vesting for a period of 60 months from the grantee’s date of termination so long as the same criteria described above are met. Agreements for awards granted to associates on or after December 11, 2018, include a provision that allows for continued vesting following the grantee’s date of termination for a period of 24, 36, or 60 months based on one of three different combinations of age and service requirements. As of December 31, 2019, Mr. Stromberg has satisfied the age and service criteria that allows for his December 2018 and 2019 RSU awards to continue vesting for 36 months if he was to separate from the Company. The table below shows the value as of December 31, 2019, for those awards held by Mr. Stromberg that will continue to vest following termination of employment according to the above described provisions.

The amounts in the table below are calculated using the closing price of our common stock on December 31, 2019, for outstanding restricted stock awards and units and the difference between the closing price of our common stock on December 31, 2019, and the exercise price of each unexercisable stock option.

NAME	CHANGE IN CONTROL OR DEATH/DISABILITY	POST-SEPARATION VESTING
William J. Stromberg	$16,832,388	$7,562,731
Céline S. Dufétel	$4,138,052	$—
Robert W. Sharps	$23,131,595	$—
Christopher D. Alderson	$9,536,138	$—
Eric L. Veiel	$10,674,598	$—

Chief Executive Officer Pay Ratio

Our CEO pay ratio is calculated in accordance with Item 402(u) of Regulation S-K. We identified the median employee by examining the 2019 salary and annual cash bonus paid to all associates, excluding our CEO, who were employed on December 31, 2019. All active associates working on a full-time, part-time, or interim basis were included in the sample. To facilitate comparison of all associates in U.S. dollars, compensation paid in foreign currencies was converted to U.S. dollars. We applied a local currency to U.S. dollar exchange rate on the monthly pay date. Each converted monthly salary was combined to determine the cumulative 2019 salary. With respect to annual cash bonuses paid to our non-U.S. associates, we applied a local currency to U.S. dollar exchange rate as of December 31, 2019. We did not make any adjustments or estimates with respect to salary, nor did we annualize the compensation for associates who began employment after the start of the fiscal year.

Upon identifying the median associate, total compensation was calculated for this individual using the same methodology we use for our NEOs as set forth in the 2019 Summary Compensation Table.

For 2019, Mr. Stromberg had an annual total compensation of $14,588,346 as reflected in the Summary Compensation Table. Our median associate’s 2019 annual total compensation was $109,916. Thus, Mr. Stromberg’s 2019 annual total compensation was 133 times that of our median associate.

2020 Proxy Statement	55

Proposal 2

Advisory Vote on the Compensation Paid to Our Named Executive Officers

INTRODUCTION

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our stockholders have the opportunity to cast an annual advisory vote to approve the compensation of our NEOs as disclosed pursuant to the SEC’s compensation disclosure rules, which disclosure includes the CD&A, the compensation tables, and the narrative disclosures that accompany the compensation tables (a “say-on-pay” vote).

Our NEO compensation is straight-forward, goal-oriented, long-term focused, transparent, and aligned with the interests of our stockholders. Our incentive compensation programs are designed to motivate and reward performance, with a focus on rewarding the intermediate- and long-term achievements of our NEOs, as measured by a number of factors, including (i) the financial performance and financial stability of Price Group, (ii) the relative investment performance of our mutual funds and other investment portfolios, and (iii) the performance of our NEOs against the corporate and individual goals established at the beginning of the year. Our executive compensation programs are also designed to reward our NEOs for other important contributions to our success, including corporate integrity, service quality, customer loyalty, risk management, corporate reputation, and the quality of our team of professionals and collaboration within that team. Our equity awards create a strong alignment of the financial interests of our NEOs directly to the long-term performance of our Company, as measured by our stock price.

NEO compensation in 2019 was aligned with our financial and operational performance for 2019. The structure of the compensation for our CEO and other NEOs reflects our performance-based compensation philosophy, which ties a significant portion of their pay to the success of the Company and to their individual performance goals.

We urge you to read the CD&A section of this proxy statement for additional details on our executive compensation policies and practices, including our compensation philosophy, 2019 objectives, and the 2019 compensation decisions for our NEOs. We believe that, viewed as a whole, our compensation practices and policies are appropriate and fair to both the Company and its executives and to our stockholders.

We value the feedback provided by our stockholders. At the 2019 annual meeting of stockholders, over 95% of votes cast supported our executive compensation program. We have discussions with certain of our stockholders regarding various corporate governance topics, including executive compensation, and take into account the views of stockholders regarding the design and effectiveness of our executive compensation program.

PROPOSAL

We are asking you to vote on the adoption of the following resolution:

BE IT RESOLVED by the stockholders of Price Group, that the stockholders approve the compensation of the Company’s Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement for the 2020 Annual Meeting of Stockholders.

As an advisory vote, this Proposal is non-binding. Although the vote is non-binding, the Board and the Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when designing and administering our compensation programs and when making future compensation decisions for our NEOs.

FOR	Recommendation of the Board of Directors	Vote Required
We recommend that you vote FOR Proposal 2, the approval of the compensation of our NEOs as disclosed in the proxy statement pursuant to the SEC’s compensation disclosure rules.

All properly executed proxies received in time to be tabulated for the Annual Meeting will be voted FOR the approval of the compensation of our NEOs as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules unless otherwise specified. In order to be adopted at the Annual Meeting, Proposal 2 must be approved by the affirmative vote of a majority of the total votes cast at the Annual Meeting. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of the vote.

56	T. Rowe Price Group

Audit Matters

Disclosure of Fees Charged by the Independent Registered Public Accounting Firm

The following table summarizes the fees charged by KPMG for services rendered to Price Group and its subsidiaries during 2019 and 2018. All services were approved by the Audit Committee pursuant to the preapproval procedures described below.

TYPE OF FEE	2019	2018
Audit Fees[1]	$3,628,632	$3,329,593
Audit-Related Fees[2]	180,335	182,614
Tax Fees[3]	1,495,917	1,038,012
All Other Fees[4]	76,500	173,208
	$5,381,384	$4,723,427

[1]	Aggregate fees charged for annual audits, quarterly reviews, and the reports of the independent registered public accounting firm on internal control over financial reporting as of December 31, 2019 and 2018.
[2]	Aggregate fees charged for assurance and related services that are reasonably related to the performance of the audit and are not reported as Audit Fees. In 2019 and 2018, these services included audits of several affiliated entities, including the corporate retirement plans and the T. Rowe Price Foundation, Inc., and fees for consultations concerning financial accounting and reporting matters.
[3]	Aggregate fees charged for tax compliance, planning, and consulting. Of the $1,495,917 in 2019, $863,680 is related to tax compliance preparation and $632,237 is related to tax planning and consulting.
[4]	Both 2019 and 2018 include fees for KPMG’s performance of attestation engagements related to our compliance with the Global Investment Performance Standards and fees related to executive education. In addition, 2018 fees include engagements related to the review and analysis of certain regulatory returns and our Corporate Social Responsibility Report.

Audit Committee Preapproval Policies

The Audit Committee has adopted policies and procedures which set forth the manner in which the committee will review and approve all audit and non-audit services to be provided by the independent registered public accounting firm before that firm is retained for such services. The preapproval policies and procedures are as follows:

•	Any audit or non-audit service to be provided to Price Group by the independent registered public accounting firm must be submitted to the Audit Committee for review and approval. The proposed services are submitted on the Audit Committee’s “Independent Registered Public Accounting Firm Audit and Non-audit Services Request Form” with a description of the services to be performed, fees to be charged, and affirmation that the services are not prohibited under Section 201 of the Sarbanes-Oxley Act of 2002. The form must be approved by Price Group’s CEO, chief financial officer, or the principal accounting officer prior to the submission to the Audit Committee.
•	The Audit Committee in its sole discretion then approves or disapproves the proposed services and documents such approval, if given, by signing the approval form. Preapproval actions taken during Audit Committee meetings are recorded in the minutes of the meetings.
•	Any audit or non-audit service to be provided to Price Group that is proposed between meetings of the Audit Committee will be submitted to the Audit Committee chair on a properly completed “Independent Registered Public Accounting Firm Audit and Non-audit Services Request Form” for the chair’s review and preapproval and will be included as an agenda item at the next scheduled Audit Committee meeting.

2020 Proxy Statement	57

Report of the Audit Committee

The Audit Committee oversees Price Group’s financial reporting process on behalf of the Board. Our committee held five meetings during 2019. Management has the primary responsibility for the financial statements and the reporting process, including internal controls over financial reporting. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of Price Group’s audited financial statements with generally accepted accounting principles and an opinion on the effectiveness of Price Group’s internal controls over financial reporting. We appointed KPMG as Price Group’s independent registered public accounting firm for 2019 after reviewing the firm’s performance and independence from management and that appointment was ratified by our stockholders at the 2019 annual meeting of stockholders. We reappointed KPMG as Price Group’s independent registered public accounting firm for fiscal year 2020 at our January 2020 meeting, after conducting the same set of reviews.

In fulfilling our oversight responsibilities, we reviewed and discussed with management the audited financial statements prior to their issuance and publication in the 2019 Annual Report on Form 10-K and in the 2019 Annual Report to Stockholders. We reviewed with KPMG its judgments as to the quality, not just the acceptability, of Price Group’s accounting principles and discussed with its representatives other matters required to be discussed under generally accepted auditing standards, including matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16-Communications with Audit Committees. We also discussed with KPMG its independence from management and Price Group and received its written disclosures pursuant to applicable requirements of the PCAOB regarding the independent accountant’s communication with the Audit Committee concerning independence. We further considered whether the non-audit services described elsewhere in this proxy statement provided by KPMG are compatible with maintaining its independence.

We also discussed with management their evaluation of the effectiveness of Price Group’s internal controls over financial reporting as of December 31, 2019. We discussed with KPMG its evaluation of the effectiveness of Price Group’s internal controls over financial reporting.

We further discussed with Price Group’s internal auditors and KPMG the overall scope and plans for their respective audits. We met with the internal auditors and KPMG, with and without management present, to discuss the results of their examinations and their evaluations of Price Group’s internal controls.

Lastly, as part of our responsibilities for oversight of the Price Group’s risk management process, we reviewed and discussed with the chief risk officer the Company’s framework with respect to the risk assessment, including discussions of individual risk areas, as well as an annual summary of the overall process.

In reliance upon the reviews and discussions referred to above, we recommended to the Board, and the Board approved, the inclusion of the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the SEC.

Mark S. Bartlett, Chair
Dina Dublon
Dr. Freeman A. Hrabowski, III
Robert F. MacLellan
Richard R. Verma
Sandra S. Wijnberg

58	T. Rowe Price Group

Proposal 3

Ratification of the Appointment of KPMG LLP as our Independent Registered Public Accounting Firm for 2020

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm retained to audit Price Group’s consolidated financial statements. To execute this responsibility, the Audit Committee engages in an evaluation of the independent auditor’s qualifications, performance, and independence and periodically considers whether the independent registered public accounting firm should be rotated and the advisability and potential impact of selecting a different independent registered public accounting firm.

The Audit Committee has reappointed KPMG LLP to serve as our independent registered public accounting firm for 2020. KPMG was first appointed to serve as our independent registered public accounting firm on September 6, 2001. In accordance with SEC rules and KPMG’s policies, lead and reviewing audit partners are subject to rotation requirements that limit the number of consecutive years they may provide service in that capacity to five years. The process for selection of the lead audit partner pursuant to this rotation policy has included a discussion between the chair of the Audit Committee and the candidate for the role, as well as discussion of the selection by the full Audit Committee with management.

The Audit Committee and the Board believe that the continued retention of KPMG as our independent registered public accounting firm is in the best interest of Price Group and our stockholders, and we are asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm for 2020.

Representatives of KPMG are expected to be present at the Annual Meeting and will have the opportunity to make a statement and respond to appropriate questions from stockholders.

FOR	Recommendation of the Board of Directors	Vote Required
We recommend that you vote FOR Proposal 3, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2020.

All properly executed proxies received in time to be tabulated for the Annual Meeting will be voted FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for 2020 unless otherwise specified.

In order to be adopted at the Annual Meeting, Proposal 3 must be approved by the affirmative vote of a majority of the total votes cast at the Annual Meeting. In the event Proposal 3 does not obtain the requisite number of affirmative votes, the Audit Committee will reconsider the appointment of KPMG. Abstentions are not considered votes cast and will have no effect on the outcome of the vote.

2020 Proxy Statement	59

Proposal 4

Approval of 2020 Long-Term Incentive Plan

COMPANY PROPOSAL

On February 12, 2020, our Board adopted the Company’s 2020 Long-Term Incentive Plan (2020 Plan), subject to stockholder approval. We are asking you to approve the 2020 Plan, that will make 11,000,000 common shares of the Company available for issuance to our associates and other eligible participants. The 2020 Plan is intended to replace our existing 2012 Plan which is currently the equity compensation plan we use to make long-term incentive grants to our associates. If our stockholders approve the 2020 Plan, no further awards will be made under the 2012 Plan and 11,000,000 shares from the 2012 Plan will be made available under the 2020 Plan. Before the Meeting, the Company will not grant any awards under the 2020 Plan. The material features of the 2020 Plan are described below.

Timing of Proposal

There are a number of reasons why we are seeking approval of the 2020 Plan at this time. The last time we had our stockholders approve a long-term incentive plan was in 2012. The 2012 Plan has served us well but is set to expire in 2022. In advance of such expiration, the Company desires to adopt a new plan so as not to have a lapse in our equity compensation programs. In addition, we think it timely for us to update our long-term incentive plan to make it more consistent with current practices and our needs. Adopting the 2020 Plan will reduce the total number of common shares of the Company available for issuance to participants from approximately 21,000,000 shares available under the 2012 Plan, to 11,000,000 shares. This reduction in the number of shares is intentional, as the Company believes it is in the stockholders best interest to limit the potential dilution from incentive share issuances and to seek stockholder approval for additional shares on a more frequent basis as necessary in the future.

WHY WE SUPPORT THE PROPOSAL

The 2020 Plan is key to attracting and retaining top talent. Attracting and retaining top talent in this very competitive industry is one of our fundamental strategic imperatives. Our long-term equity compensation program for our key associates has been a significant element of our compensation strategy for attracting and retaining our top associates since before our initial public offering in 1986. We have found that equity-based awards are valued by our managers and professionals. That sense of value, when coupled with multi-year vesting periods, serves to enhance retention of these associates as well as collaboration among them. Our professional and key employee turnover is low, which at least partially reflects the retention value of our long-term incentive plan. Furthermore, these professionals generally retain a large portion of their equity grants over relatively long periods thereby creating a community of interests between them and our stockholders. We believe this is key to our long-term success and the future success of our stockholders.

The 2020 Plan will be used to align the long-term interests of our associates with those of our stockholders. We consider it crucial to maintain a strong association between compensation of our key associates and our stockholders’ long-term interests. Our long-term equity compensation program is a significant factor in achieving this goal. Furthermore, we have relatively straightforward compensation practices where compensation of our key personnel is based on a modest base salary coupled with an annual cash bonus plan which reflects performance over multiple years, and long-term equity awards which vest over five years. Equity compensation represents a material portion of total compensation of our key associates. We believe that this practice ties our associates financial interests with those of our clients and our stockholders, and provides to them a significant incentive to protect and enhance stockholder value.

The 2020 Plan will be used to grant performance-based awards to our named executive officers and certain other senior executives. We believe that including performance-based metrics as earnings hurdles in full value awards for these individuals will enhance the existing link between compensation and performance provided by our annual bonus and equity programs.

The 2020 Plan will be used to continue our successful long-term equity compensation program. Our track record demonstrates that our long-term equity compensation program works. We have low turnover among a team of top professionals and managers who have produced strong performance for our stockholders over the past decade. For the ten-year period ending December 31, 2019, our annualized total stockholder return, including stock appreciation and dividends, was 12%. Our burn rate (equity awards granted each year as a percentage of weighted average shares outstanding) under our long-term equity compensation program has remained consistently low, averaging 1.7% over that same period. While our overhang

60	T. Rowe Price Group

(equity awards outstanding as a percentage of the aggregate of total shares outstanding and equity awards outstanding) may be somewhat higher than levels suggested by proxy advisory firms, we believe that our overhang is in part indicative of the success of our long-term equity compensation program in that our associates remain with us and retain their equity awards over the long-term. Additionally, through judicious use of share repurchases, we have largely neutralized the potential stockholder dilution of our long-term equity compensation program. After giving effect to these share repurchases, there has been no stockholder dilution from our equity compensation programs since December 31, 2012.

Governance-related Provisions. As discussed below, the 2020 Plan includes terms that reflect our strong commitment to governance measures and plan design features considered important by key institutional stockholders and proxy advisory firms.

For these reasons, we are asking you to approve the 2020 Plan and thereby enable us to continue to implement our long-term equity compensation program.

Key Features Designed to Protect Stockholders’ Interests

The 2020 Plan’s design reflects our commitment to strong corporate governance and the desire to preserve stockholder value as demonstrated by the following 2020 Plan features:

Independent Administrator. Our Compensation Committee of the Board, which is comprised solely of independent, non-employee directors, is the plan administrator. The Compensation Committee may delegate administrative powers to other officers and employees, but all determinations regarding awards to our executive officers must be made by the Compensation Committee or our Board.

No Evergreen Feature. The 2020 Plan does not contain an “evergreen” provision that automatically increases the number of shares authorized for issuance under the 2020 Plan.

Repricing Prohibited. The 2020 Plan provides that no awards will be subject to repricing, exchange or buyout if the exercise price is lower than the then current fair market value, without obtaining stockholder approval.

Reloading Prohibited. The 2020 Plan prohibits granting stock options with replenishment features (also called reload options).

No Discount Awards. Stock options and stock appreciation rights must have an exercise price or base price no less than the closing price of our common stock on the date the award is granted.

Minimum Vesting Standards. The 2020 Plan includes minimum vesting standards for full value awards - no less than a three-year vesting period (in pro rata installments) for time-based awards and no shorter than a one-year performance period for performance-based awards. Up to 5% of the initial share pool may be granted with less stringent or no vesting (e.g., merit stock awards).

Per-Participant Limits on Awards. The 2020 Plan limits the size of awards that may be granted during any one year to any one participant.

Performance-Based Awards. The 2020 Plan permits the grant of performance-based stock and cash-incentive awards that are payable only upon the attainment of specified performance goals.

No Dividends on Performance-Based Awards unless and until Performance Goals are Met. The 2020 Plan prohibits the payment of dividends or dividend equivalents on performance-based awards unless, and only to the extent the applicable performance goals for such award have been met.

No Liberal Definition of Change in Control. The 2020 Plan’s definition of a change-in-control transaction provides that any award benefits triggered by such a transaction are contingent upon the actual consummation of the transaction, not merely its approval by our Board or stockholders.

No Transfers for Value. Participants are not permitted to transfer awards for value under the 2020 Plan.

2020 Proxy Statement	61

Awards Subject to Claw Back Policy. Awards granted under the 2020 Plan to our executive officers are subject to our Policy for Recoupment of Incentive Compensation or any successor thereto. In addition, we may include provisions in award agreements under which we may recover from current and former participants any amounts paid or shares of common stock issued under an award and any proceeds there from under such circumstances as the plan administrator determines appropriate.

Term. No awards shall be granted under the 2020 Plan after the tenth (10th) anniversary of the effective date of the 2020 Plan.

SUMMARY OF THE 2020 PLAN

The following summary describes the most significant features of the 2020 Plan. This summary is not intended to be complete and is qualified in its entirety by reference to the full text of the 2020 Plan, a copy of which is attached as Appendix A to this proxy statement.

Eligibility and Participation

The Compensation Committee selects the individuals who will participate in the 2020 Plan. Eligibility to participate is open to officers and employees of, and other individuals who provide bona fide services to or for, us or any of our affiliates. Our non-employee directors may not participate in the 2020 Plan as they are covered under the 2017 Director Plan. For eligibility purposes, an affiliate means any entity, whether previously, now or hereafter existing, in which we, directly or indirectly, at the relevant time have a proprietary interest by reason of stock ownership or otherwise (including, but not limited to, joint ventures, limited liability companies, and partnerships) or any entity that provides services to us or to a subsidiary or affiliated entity of the Company.

The Compensation Committee or its designee may also select as participants prospective officers, employees and service providers who have accepted an offer of employment or another service relationship from us or one of our affiliates. Any awards granted to such a prospect before the individual’s start date may not become vested or exercisable, and no shares may be issued to such individual, before the date the individual first commences performance of services with us.

During our recently completed annual grant cycle in December 2019, employees other than our chief executive officer, chief financial officer and NEOs received 93% of the awards granted. We believe these figures are representative of the grants that we anticipate will be made under the 2020 Plan for the annual grant cycle to be completed in December 2020, if the 2020 Plan is approved. As of the date of this proxy statement, all employees of the Company, which is approximately 7,400 associates, are eligible to be selected as participants in the 2020 Plan.

Administration

The Compensation Committee of our Board is the administrator of the 2020 Plan. At any time, the Board may serve as the administrator in lieu of or in addition to the Compensation Committee. Except as provided otherwise under the 2020 Plan, the administrator has plenary authority to grant awards pursuant to the terms of the 2020 Plan to eligible individuals, determine the types of awards and the number of shares covered by the awards, establish the terms and conditions for awards and take all other actions necessary or desirable to carry out the purpose and intent of the 2020 Plan.

The Compensation Committee or Board may delegate to the Management Compensation Committee, or other officers and employees, limited authority to perform administrative actions under the 2020 Plan to assist in its administration to the extent permitted by applicable law and stock exchange rules. This delegation of authority, however may not extend to the exercise of discretion with respect to awards to participate who are officers under Section 16 of the Securities Exchange Act. With respect to any award to which Section 16 of the Securities Exchange Act applies, the administrator shall consist of either our Board or the Compensation Committee, which committee shall consist of two or more directors, each of whom is intended to be a “non-employee director” as defined in Rule 16b-3 of the Securities Exchange Act and an “independent director” to the extent required by NASDAQ. Any member of the administrator who does not meet the foregoing requirements shall abstain from any decision regarding an award and shall not be considered a member of the administrator to the extent required to comply with Rule 16b-3 of the Securities Exchange Act.

62	T. Rowe Price Group

Shares Available Under the 2020 Plan

The shares of our common stock issuable pursuant to awards under the 2020 Plan will be shares authorized for issuance under our charter but unissued.

Initial Share Pool. When the 2020 Plan first becomes effective, the number of shares of our common stock issuable pursuant to awards granted under the 2020 Plan (Share Pool) will be 11,000,000 shares. As of February 12, 2020, the date on which the Board adopted the 2020 Plan, there were approximately 21 million shares remaining available for grant under the 2012 Plan. If our stockholders approve the 2020 Plan, no further awards will be made under the 2012 Plan and 11,000,000 shares from the 2012 Plan will be made available under the 2020 Plan. Accordingly, we are not asking the stockholders to approve any additional shares to be issued under the 2020 Plan, and we are reducing the number of shares which could be issued by approximately 10 million shares. No further awards will be granted under the 2012 Plan once the 2020 Plan becomes effective.

Adjustments to Share Pool. Following the effective date of the 2020 Plan, the Share Pool will be adjusted as follows:

•	Reduced by one share for each share of our common stock made subject to an award granted under the 2020 Plan;
•	Increased by the number of unissued shares of our common stock underlying or used as a reference measure for any award or portion of an award granted under the 2020 Plan or any prior employee stock incentive plan of the Company (our Plans) that is cancelled, forfeited, expired, terminated unearned or settled in cash, in any such case without the issuance of shares, and by the number of shares of our common stock used as a reference measure for any award granted under our Plans that are not issued upon settlement of such award;
•	Increased by the number of shares of our common stock that are forfeited back to us after issuance due to a failure to meet an award contingency or condition with respect to any award or portion of an award granted under our Plans;
•	Increased by the number of shares of our common stock withheld by or surrendered (either actually or through attestation) to us in payment of the exercise price of any award granted under our Plans;
•	Increased by the number of shares of our common stock withheld by or surrendered (either actually or through attestation) to us in payment of the statutory minimum tax withholding obligation that arises in connection with any award granted under our Plans; and
•	Increased by the number of shares of our common stock reacquired by us on the open market or otherwise using the cash proceeds received by us in payment of the exercise price and/or the statutory minimum tax withholding obligation that arises in connection with the exercise of stock options, provided, however, that the maximum number of shares that may be so added to the Share Pool, irrespective of the date of purchase, shall be equal to (A) the amount of the cash proceeds received by us, divided by (B) the closing price of our common stock on the date of the exercise that generated such proceeds.

These adjustments to the Share Pool are the same adjustments that we have used under our 2012 Plan. Our track record under the 2012 Plan reflects that we have utilized the 2012 Plan share pool judiciously over the last eight years, and through share repurchases our equity incentive program has not been dilutive to our stockholders.

In the event of a merger, consolidation, stock rights offering, liquidation, statutory share exchange or similar event affecting the Company or a stock dividend, stock split, reverse stock split, separation, spinoff, reorganization, special dividend of cash or other property, share combination or subdivision, or recapitalization or similar event affecting the capital structure of the Company, our Board will adjust the Share Pool proportionately to reflect the transaction or event. Similar adjustments will be made to the award limitations described below and to the terms of outstanding awards.

Types of Awards

The 2020 Plan enables the grant of stock options, stock appreciation rights, stock awards, stock unit awards, performance shares, cash-based performance units and other stock-based awards, each of which may be granted separately or in tandem with other awards.

Stock Options and Stock Appreciation Rights. Stock options represent a right to purchase a specified number of shares of our common stock from us at a specified price during a specified period of time. Stock options may be granted in the form of incentive stock options, which are intended to qualify for favorable treatment for the recipient under U.S. federal tax law, or as nonqualified stock options, which do not qualify for this favorable tax treatment. Only employees of the Company or its subsidiaries may receive tax-qualified incentive stock options within the U.S. The administrator may establish sub-plans under the 2020 Plan through which to grant stock options that qualify for preferred tax treatment for recipients in jurisdictions outside

2020 Proxy Statement	63

the U.S. Stock appreciation rights represent the right to receive an amount in cash, shares of our common stock or both equal to the fair market value of the shares subject to the award on the date of exercise minus the exercise price of the award. Stock options and stock appreciation rights generally must have an exercise price equal to or above the fair market value of our shares of common stock on the date of grant except as provided under applicable law or as required to preserve the intrinsic value with respect to stock options and stock appreciation rights that are granted in substitution of similar types of awards of a company acquired by us or an affiliate or with which we or our affiliate combine (whether in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, or otherwise). As of March 11, 2020, the fair market value of a share of our common stock was $105.52.

Automatic Exercise. At close of business on the final exercise date, if the Exercise Spread Test (defined herein) is met, any vested stock option or stock appreciation right held by a participant will be automatically exercised without regard to the notice requirement and with additional shares retained for purposes of satisfying the minimum applicable tax withholdings. The stock option or stock appreciation right satisfies the “Exercise Spread Test” if the per share spread between the closing price of the common stock and the exercise price on the grant date on the final exercise date is at least one dollar.

No Reload Options. Under the 2020 Plan, the administrator is prohibited from granting stock options that contain a reload or replenishment feature. A reload or replenishment feature means that if an option holder delivers shares of our common stock to us in payment of the exercise price or any tax withholding obligation upon exercise of an outstanding stock option, we grant to that option holder a new at-the-market option for the number of shares that he or she delivered.

Prohibition on Repricing. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, special cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of stock options and stock appreciation rights granted under the 2020 Plan may not be amended, after the date of grant, to reduce the exercise price of such stock options or stock appreciation rights, unless such action is approved by our stockholders.

Exercise Periods for Stock Options and Stock Appreciation Rights. Except as otherwise determined by the Administrator, or unless a more generous post-termination exercise period is otherwise provided with respect to a particular termination in any written agreement or in an applicable award agreement and subject to the award’s original expiration date, a participant may exercise a stock option or stock appreciation right following termination as follows:

(A)	if a participant voluntarily terminates service, or the participant’s service is terminated involuntarily without cause, any vested but unexercised stock options or stock appreciation rights will be exercisable through the earlier of (x) 90 days after the date on which the participant’s service terminates, and (y) the award’s original expiration date;
(B)	if the participant’s service is terminated for cause, then all stock options or stock appreciation rights granted to the participant, whether vested, exercisable or otherwise, will immediately expire, terminate, or be forfeited and cancelled as of the effective date of the participant’s termination of service;
(C)	if the participant’s service is terminated as a result of the participant’s disability, any s stock options or stock appreciation rights that were vested, but unexercised on the date of the participant’s termination of service will continue to be exercisable through the earlier of (x) the later of (i) 13 months following the effective date of the participant’s termination of service as a result of the participant’s disability, and (ii) the date specified in any applicable post-termination exercise period described in (E) herein, and (y) the Award’s original expiration date;
(D)	if the participant’s service is terminated as a result of the participant’s death, or if the participant dies during any of the post-termination exercise periods described in (A) or (E) herein, any stock options or stock appreciation rights that were vested, but unexercised as of the date of the participant’s death will continue to be exercisable by the participant’s personal representative, or any beneficiary or legatee to whom the stock options or stock appreciation rights have been transferred through the earlier of (x) the later of (i) 13 months following the effective date of the participant’s death, and (ii) the date specified in any applicable post-termination exercise period described in (E) herein, and (y) the Award’s original expiration date; and
(E)	if when a participant terminates service the participant has attained the age and cumulative years of service credit described in (E) herein, then the period during which a participant may exercise any stock options or stock appreciation rights that were vested, but unexercised as of the date of the participant’s termination of service will be determined as follows: (x) if, as of the date of the participant’s termination of service, the participant has attained age 55, but not yet attained age 58, and the participant has at least ten years of service credit (as determined by the Administrator), the participant’s vested stock options or stock appreciation rights will terminate as of the earlier of (i) 13 months after the date on which the participant’s service terminates, and (ii) the award’s original expiration date, or (y) if, as of the date of the participant’s termination of service, the

64	T. Rowe Price Group

participant has attained age 58, but not yet attained age 60, and has at least ten years of service credit (as determined by the Administrator), the participant’s vested stock options or stock appreciation rights will terminate as of the earlier of (i) 36 months after the date on which the participant’s service terminates, and (ii) the award’s original expiration date.

Restricted Stock. Awards of restricted stock are actual shares of our common stock that are issued to a participant, but that are subject to forfeiture if the participant does not remain employed by us for a certain period of time and/or if certain performance goals are not met. Except for these restrictions and any others imposed by the administrator, the participant will generally have all of the rights of a stockholder with respect to the restricted stock, including the right to vote the restricted stock, but will not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of restricted stock before the risk of forfeiture lapses.

Dividends declared payable on shares of restricted stock that are granted subject to risk of forfeiture conditioned solely on continued service over a period of time will be paid either at the dividend payment date or deferred for payment to such later date as determined by the administrator, and may be paid in cash or as unrestricted shares of our common stock or may be reinvested in additional shares of restricted stock. Dividends declared payable on shares of restricted stock that are granted subject to risk of forfeiture conditioned on satisfaction of performance goals will be held by us and made subject to forfeiture at least until the applicable performance goal related to such shares of restricted stock has been satisfied.

RSUs. An award of RSUs represents an unsecured promise of the Company to deliver a number of shares of our common stock, an amount in cash equal to the fair market value of the specified number of shares subject to the award, or a combination of shares and cash. Until shares of our common stock are issued to the participant in settlement of stock units, the participant shall not have any rights of a stockholder of the Company with respect to the stock units or the shares issuable thereunder. Vesting of RSUs may be subject to performance goals, the continued service of the participant or both. The administrator may provide that dividend equivalents will be paid or credited with respect to RSUs, but such dividend equivalents will be held by us and made subject to forfeiture at least until any applicable performance goal related to such RSUs has been satisfied.

Performance Shares and Performance Units. An award of performance shares refers to shares of our common stock or stock units that are expressed in terms of our common stock, the issuance, vesting, lapse of restrictions or payment of which is contingent on performance as measured against predetermined objectives over a specified performance period. An award of performance units refers to dollar-denominated units valued by reference to designated criteria established by the administrator, other than our common stock, whose issuance, vesting, lapse of restrictions or payment is contingent on performance as measured against predetermined objectives over a specified performance period. The applicable award agreement will specify whether performance shares and performance units will be settled or paid in cash or shares of our common stock or a combination of both, or will reserve to the administrator or the participant the right to make that determination prior to or at the payment or settlement date.

The administrator will, prior to or at the time of grant, condition the grant, vesting or payment of, or lapse of restrictions on, an award of performance shares or performance units upon (A) the attainment of performance goals during a performance period or (B) the attainment of performance goals and the continued service of the participant. The length of the performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be conclusively determined by the administrator in the exercise of its absolute discretion. Performance goals may include minimum, maximum and target levels of performance, with the size of the award or payout of performance shares or performance units or the vesting or lapse of restrictions with respect thereto based on the level attained. An award of performance shares or performance units will be settled as and when the award vests or at a later time specified in the award agreement or in accordance with an election of the participant, if the administrator so permits, that meets the requirements of Section 409A of the Code.

Minimum Restriction Period for Full Value Awards. Except as provided below, each award of stock, stock units, performance shares or performance units (Full Value Awards) granted under the 2020 Plan will be subject to a minimum restriction period of 12 months from the date of grant if vesting of or lapse of restrictions on such award is based on the satisfaction of performance goals and a minimum restriction period of 36 months from the date of grant, applied in either pro rata installments or a single installment, if vesting of or lapse of restrictions on such award is based solely on the participant’s satisfaction of specified service requirements with us or an affiliate. If the grant of a performance award is conditioned on satisfaction of performance goals, the performance period must not be less than 12 months’ duration, but no additional minimum restriction period need apply to such award. Except as provided below, the administrator does not have discretionary authority to waive the minimum restriction period applicable to a Full Value Award, except in the case of death, disability, retirement, or a change in control of the Company. The administrator has discretion to grant Full Value Awards that do not adhere to these minimum restriction period requirements, or otherwise may waive the requirements, with respect to up to the number of Full Value Awards that is equal to 5% of the initial Share Pool.

2020 Proxy Statement	65

Other Stock-Based Awards. The administrator may from time to time grant to eligible individuals awards in the form of our common stock or any other award that is valued in whole or in part by reference to, or is otherwise based upon, shares of our common stock, including without limitation dividend equivalents and convertible debentures (Other Stock-Based Awards). Other Stock-Based Awards in the form of dividend equivalents may be (A) awarded on a free-standing basis or in connection with another award other than a stock option or stock appreciation right, (B) paid currently or credited to an account for the participant, including the reinvestment of such credited amounts in common stock equivalents, to be paid on a deferred basis, and (C) settled in cash or our common stock as determined by the administrator; provided, however, that dividend equivalents payable on Other Stock-Based Awards that are granted as a performance award shall, rather than be paid on a current basis, be accrued and made subject to forfeiture at least until the applicable performance goal related to such Other Stock-Based Awards has been satisfied. Any such settlements, and any such crediting of dividend equivalents, may be subject to such conditions, restrictions and contingencies as the administrator may establish.

Post-Termination Vesting. Except as otherwise determined by the Administrator, or unless a more generous post-termination exercise period is otherwise provided with respect to a particular termination in any written agreement or in an applicable award agreement, all unvested awards will be immediately forfeited for no consideration on the date of a participant’s termination of service. All outstanding awards that have not already vested or been previously forfeited will vest and become nonforfeitable on a participant’s death or termination of service due to disability. Except as otherwise determined by the Administrator, or unless a more generous post-termination exercise period is otherwise provided with respect to a particular termination in any written agreement or in an applicable award agreement, if as of the date of a participant’s termination of service other than for cause, death, or disability the participant satisfies any of the combinations of age and years of service detailed in the table below then any then-unvested awards that have not been previously forfeited and that are scheduled to vest during the period immediately following the participant’s eligible termination of service will vest and become exercisable as provided in the table below on their scheduled vesting dates set forth in the corresponding award agreement notwithstanding the participant’s termination of service.

AGE AND YEARS OF SERVICE AS OF TERMINATION OF SERVICE	NONFORFEITED, UNVESTED AWARDS THAT WILL VEST ON THEIR SCHEDULED VESTING DATE FOLLOWING TERMINATION OF SERVICE
Age 58 with at least 7 but less than 20 years of service	Unvested awards that will by their terms vest in the two years immediately following the date of the termination of service
Age 58 with 20 or more years of service	Unvested awards that will by their terms vest in the three years immediately following the date of the termination of service
Age 60 with 10 or more years of service	All unvested awards that will vest following termination of service

Award Limitations

The following limitations on awards are imposed under the 2020 Plan.

ISO Award Limit. No more than 11,000,000 shares of our common stock may be issued in connection with awards granted under the 2020 Plan that are intended to qualify as incentive stock options under Section 422 of the Code.

Individual Award Limits:

Appreciation Awards. The maximum number of shares of our common stock that may be made subject to awards granted under the 2020 Plan during a calendar year to any one person in the form (i) stock options or stock appreciation rights, (ii) restricted stock or RSUs, (iii) performance shares or performance units, or (iv) performance awards is, for each award listed in (i) through (iv) herein, 1,000,000 shares in the aggregate.

Stock-Based Awards. The maximum number of shares of our common stock that may be made subject to awards granted under the 2020 Plan during a calendar year to any one person in the form of restricted stock or RSUs that are not performance awards is, in the aggregate, 1,000,000 shares.

Stock-Based Performance Awards. The maximum number of shares of our common stock that may be made subject to awards granted under the 2020 Plan during a calendar year to any one person in the form of performance shares is, in the aggregate, 1,000,000 shares. If such performance shares will be performance units settled in cash, the maximum cash amount payable thereunder is the amount equal to the number of performance shares to be settled in cash multiplied by the closing price of the shares, as determined as of the payment date.

66	T. Rowe Price Group

Cash-Based Performance Units. In connection with awards granted under the 2020 Plan during a calendar year to any one person in the form of cash-based performance units, the maximum cash amount payable under such performance units is $15 million.

Adjustments to Limits during Initial Year of Service. Each of the individual limits set forth above are multiplied by two when applied to awards granted to any individual during the calendar year in which such individual first commences service with us.

Adjustments for Multi-year Performance Periods. The individual limits set forth above for stock-based performance awards are multiplied by the number of calendar years over which the applicable performance period spans (in whole or in part), if the performance period is longer than 12 months’ duration.

Adjustments to Awards for Corporate Transactions and Other Events

Mandatory Adjustments. In the event of a merger, consolidation, stock rights offering, liquidation, statutory share exchange or similar event affecting us (a Corporate Event) or a stock dividend, stock split, reverse stock split, separation, spinoff, reorganization, special dividend of cash or other property, share combination or subdivision, or recapitalization or similar event affecting the capital structure of the Company (Share Change), the administrator will make such equitable and appropriate substitutions or proportionate adjustments to:

•	the aggregate number and kind of shares of common stock or other securities on which awards under the 2020 Plan may be granted to eligible individuals;
•	the maximum number of shares of common stock or other securities with respect to which awards may be granted during any one calendar year to any individual;
•	the maximum number of shares of common stock or other securities that may be issued with respect to incentive stock options granted under the 2020 Plan;
•	the number of shares of common stock or other securities covered by each outstanding award and the exercise price, base price or other price per share, if any, and other relevant terms of each outstanding award; and
•	all other numerical limitations relating to awards, whether contained in the 2020 Plan or in award agreements.

Discretionary Adjustments. In addition to the adjustments specified above, in the case of Corporate Events, the administrator may make such other adjustments to outstanding awards as it determines to be appropriate and desirable, which adjustments may include, without limitation, (i) the cancellation of outstanding awards in exchange for payments of cash, securities or other property or a combination thereof having an aggregate value equal to the value of such awards, (ii) the substitution of securities or other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the shares of common stock subject to outstanding awards, and (iii) the substitution of equivalent awards, as determined in the sole discretion of the administrator, of the surviving or successor entity or a parent thereof (Substitute Awards). The administrator may, in its discretion, adjust the performance goals applicable to any awards to reflect any unusual or non-recurring events and other items, impact of charges for restructurings, discontinued operations and the cumulative effects of accounting or tax changes.

Treatment of Awards upon Dissolution or Liquidation or a Change in Control

Dissolution or Liquidation. Unless the administrator determines otherwise, all awards outstanding under the 2020 Plan will terminate upon the dissolution or liquidation of the Company.

Termination of Awards. If any transaction results in a change in control (as defined in the 2020 Plan) of the Company, outstanding awards under the 2020 Plan will terminate when such transaction becomes effective unless provision is made in connection with the transaction by the surviving or successor entity or a parent of such entity for outstanding awards to be continued or assumed or for equivalent awards to be substituted. In the event outstanding awards will terminate in this manner, (i) the outstanding awards that will terminate upon the effective time of the change in control transaction will, immediately before the effective time of the change in control, become fully exercisable, be considered to be earned and payable in full, any deferral or other restriction thereon will lapse, and any restriction period thereon will terminate, (ii) the holders of stock options, stock appreciation rights and other awards granted under the 2020 Plan that are exchangeable for or convertible into our common stock will be permitted, immediately before the change in control becomes effective, to exercise or convert all portions of such awards, and (iii) the administrator may make any of the discretionary adjustments described above with respect to any or all awards granted under the 2020 Plan. Implementation of the provisions of the immediately foregoing sentence will be conditioned upon consummation of the change in control, not merely the approval of the transaction by our Board or stockholders.

2020 Proxy Statement	67

Continuation, Assumption or Substitution of Awards. Unless otherwise provided in the applicable award agreement, if a change in control of the Company occurs via a transaction under which provision is made in connection with the transaction by the surviving or successor entity or a parent of such entity for outstanding awards to be continued or assumed or for equivalent awards to be substituted, then such awards will continue and will not accelerate unless double-trigger protections provided to participants holding outstanding awards are triggered. This means that if, coincident with the change in control or during the 18-month period following the change in control, a participant’s service with the surviving or successor entity is terminated involuntarily by the participant’s employer (other than for cause, as defined in the 2020 Plan, disability or death) or the participant resigns with good reason (as defined in the 2020 Plan), the following accelerated vesting and payment rules will apply to the participant’s outstanding awards:

•	stock options and stock appreciation rights will become fully exercisable and vested;
•	shares of restricted stock will become free of all restrictions and become fully vested and transferable;
•	all RSUs, performance shares and performance units will be considered to be earned and payable at target level, any deferral or other restriction thereon will lapse, any restriction period thereon will terminate, and such RSUs, performance shares and performance units will be settled in cash or shares of common stock (consistent with the terms of the award agreement after taking into account the effect of the change-in-control transaction on the shares) as promptly as is practicable;
•	each outstanding performance award will be deemed to satisfy any applicable performance goals as set forth in the applicable award agreement; and
•	the administrator may also make additional adjustments and/or settlements of outstanding awards as it deems appropriate and consistent with the 2020 Plan’s purposes.

Under the terms of the 2020 Plan, a change in control is generally defined as (i) any acquisition by a person or entity of more than 30% of the combined voting power of the Company’s then outstanding shares, with certain exceptions, (ii) a contested change in the majority of the Board members, or (iii) a reorganization, merger, tender offer, share exchange, consolidation or other business combination, acquisition of the Company’s equity securities, or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity, unless, in any such case, the holders of the outstanding voting stock of the Company immediately prior to such merger, reorganization or consolidation, hold more than 50% of the voting power of the surviving Company.

Amendment and Termination

Our Board or Compensation Committee may terminate, amend or modify the 2020 Plan or any portion of it at any time, subject to such restrictions on amendments and modifications as may apply under applicable laws or listing rules. No such amendment may be made without the approval of our stockholders, however, to the extent such amendment would (i) materially increase the number of shares of our common stock which may be issued under the 2020 Plan or to a participant, (ii) materially expand the eligibility for participation in the 2020 Plan, (iii) eliminate or modify the prohibition on repricing of stock options and stock appreciation rights, (iv) lengthen the maximum term or lower the minimum exercise price or base price permitted for stock options and stock appreciation rights, (v) modify the limitation on the issuance of reload or replenishment options, or (vi) reduce the exercise price of stock options and stock appreciation rights or permit outstanding stock options and stock appreciation rights to be cancelled in exchange for cash or stock options and stock appreciation rights with an exercise price that is less than the exercise price of the original outstanding stock options and stock appreciations rights. The 2020 Plan is scheduled to expire on February 12, 2030, which is ten years after its adoption by our Board.

Compliance with Listing Rules

While shares are listed for trading on any stock exchange or market, our Board and the administrator agree that they will not make any amendments, issue any awards or take any action under the 2020 Plan unless such action complies with the relevant listing rules.

U.S. Federal Income Tax Consequences

The following discussion is intended only as a general summary of the material U.S. federal income tax consequences of awards issued under the 2020 Plan, based upon the provisions of the Code as of the date of this proxy statement, for the purposes of stockholders considering how to vote on this proposal. It is not intended as tax guidance to participants in the 2020 Plan. This summary does not take into account certain circumstances that may change the income tax treatment of awards for individual participants, and it does not describe the state income tax consequences of any award or the taxation of awards in jurisdictions outside of the U.S.

68	T. Rowe Price Group

Stock Options and Stock Appreciation Rights. The grant of a stock option or stock appreciation right generally has no income tax consequences for a participant or the Company. Likewise, the exercise of an incentive stock option generally does not have income tax consequences for a participant or the Company, except that it may result in an item of adjustment for alternative minimum tax purposes for the participant. A participant usually recognizes ordinary income upon the exercise of a nonqualified stock option or stock appreciation right equal to the fair market value of the shares or cash payable (without regard to income or employment tax withholding) minus the exercise price, if applicable. We should generally be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income recognized by the participant as a result of the exercise of a nonqualified stock option or stock appreciation right.

If a participant holds the shares acquired under an incentive stock option for the time specified in the Code (at least two years measured from the grant date and one year measured from the exercise date), any gain or loss arising from a subsequent disposition of the shares will be taxed as long-term capital gain or loss. If the shares are disposed of before the holding period is satisfied, the participant will recognize ordinary income equal to the lesser of (1) the amount realized upon the disposition and (2) the fair market value of such shares on the date of exercise minus the exercise price paid for the shares. Any ordinary income recognized by the participant on the disqualifying disposition of the shares generally entitles us to a deduction by us for federal income tax purposes. Any disposition of shares acquired under a nonqualified stock option or a stock appreciation right will generally result only in capital gain or loss for the participant, which may be short- or long-term, depending upon the holding period for the shares.

Full Value Awards. Any cash and the fair market value of any shares of common stock received by a participant under a Full Value Award are generally includible in the participant’s ordinary income. In the case of restricted stock awards, this amount is includible in the participant’s income when the awards vest, unless the participant has filed an election with the Internal Revenue Service to include the fair market value of the restricted shares in income as of the date the award was granted. In the case of RSUs, performance shares and performance units, generally the value of any cash and the fair market value of any shares of common stock received by a participant are includible in income when the awards are paid. Any dividends or dividend equivalents paid on unvested Full Value Awards are also ordinary income for participants.

Deductibility of Compensation. Except as noted below, the Company generally is entitled to a deduction equal to the amount included in the ordinary income of participants and does not receive a deduction for amounts that are taxable to participants as capital gain. The Code restricts publicly held corporation’s ability to deduct compensation that is in excess of $1,000,000 paid to the corporation’s chief executive officer, chief financial officer and to any of its three most highly compensated executive officers (other than the chief executive officer and the chief financial officer).

New Plan Benefits

The awards that are to be granted to any participant or group of participants are indeterminable at the date of this proxy statement because participation and the types of awards that may be granted under the 2020 Plan are subject to the discretion of the administrator.

FOR	Recommendation of the Board of Directors	Vote Required
We recommend that you vote FOR Proposal 4, the approval of the 2020 Long-Term Incentive Plan.

In order to be adopted at the Annual Meeting, Proposal 4 must be approved by the affirmative vote of a majority of the total votes cast at the Meeting. Shares held by a bank, broker or other intermediary will not be voted on this Proposal 4 absent specific instruction from you, which means your shares may go unvoted and not affect the outcome if you do not specify a vote. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of the vote.

2020 Proxy Statement	69

Proposal 5

Stockholder Proposal For a Report on Voting by Our Funds and Portfolios on Matters Relating to Climate Change

INTRODUCTION

Zevin Asset Management, LLC, on behalf of Janet Axelrod 1997 Revocable Trust, has submitted the following proposal for our stockholders (the address and number of shares of the Company’s common stock held by each of these stockholders will be provided upon request):

PROPOSAL

Whereas: T. Rowe Price Group is a respected leader in the financial services industry with several policies and practices addressing environmental, social and governance (ESG) topics.

TROW’s “ESG Policy” describes how “ESG risk considerations” are incorporated into investment decisions. That policy expresses TROW’s belief that ESG issues can influence investment risk and return, thus affirming that such issues must be addressed carefully by investors.

In its “Responsible Investment Guidelines,” TROW acknowledges the importance of climate change risk: “We believe that speaking with company managements and other stakeholders about climate change is a good way to gather valuable investment insights as to the management’s process for assessing long-term risks and helps reinforce the notion that climate-related risk assessment should remain a priority.”

TROW seems knowledgeable about the risks of climate change and the need for action by companies.

TROW’s subsidiaries, which vote proxies, are guided by clients’ economic interests and support certain governance reforms proposed by shareholders who believe that these issues affect shareholder value. We believe ESG issues such as climate change risk also have a profound impact on shareholder value.

TROW is a member of the Principles for Responsible Investment, a global network of investors and asset owners representing more than $89 trillion in assets. One of the Principles encourages investors to vote conscientiously on ESG issues.

Yet the 2019 publicly reported proxy voting records for TROW’s subsidiaries reveal consistent votes against the vast majority of climate-related shareholder proposals (with support for only 24 percent of such resolutions), such as requests for enhanced disclosure or adoption of greenhouse gas reduction goals, even when independent experts advance a strong business and economic case for support.

In contrast, funds managed by investment firms such as PIMCO, Legg Mason, UBS, and Invesco supported the majority of climate-related resolutions in 2019.

The voting practices of subsidiaries appear inconsistent with our Company’s statements about ESG and climate change. This contradiction poses reputational risk with both clients and investors. Moreover, proxy voting practices that do not properly take account of climate change seem to ignore significant company-specific and economy-wide risks associated with negative impacts of climate change.

Investors seek information on whether the practices of TROW and its subsidiaries are suited to address material ESG considerations in proxy voting. Thus, we request this review of proxy voting.

Resolved: Shareowners request that the Board of Directors initiate a review and issue a report on the proxy voting policies and practices of its subsidiaries related to climate change, prepared at reasonable cost and omitting proprietary information, and including an assessment of any incongruities between the Company’s public statements and pledges regarding climate change (including ESG risk considerations associated with climate change), and the voting policies and practices of its subsidiaries.

70	T. Rowe Price Group

RECOMMENDATION OF THE BOARD OF DIRECTORS; VOTE REQUIRED

After careful consideration of this proposal, the Board has concluded that it is not in the best interest of our stockholders. Accordingly, the Board recommends a vote “AGAINST” this proposal for the following reasons:

This proposal inappropriately connects the Company’s general position and actions on climate change with the separate voting practices of our subsidiaries that act as investment advisers (Price Advisers). The Board must act in what it believes to be the best interests of the Company and its stockholders, including appropriately addressing issues related to climate change. In this regard, the Company has a number of initiatives in place to reduce the Company’s environmental impact, including the installation of solar panels at its Maryland operations campus to minimize energy consumption and mitigate GHG emissions; efforts to recycle and reuse natural resources; and efforts to ensure that new buildings and substantial renovations of existing facilities qualify for LEED certification. The Company offers significant disclosure about these initiatives through its Corporate Social Responsibility Reports and its participation in the CDP Climate Change Report.

Such initiatives are important to the Company. However, the Company and its Board do not have direct responsibility for proxy voting conducted by the Price Advisers on behalf of its clients. The Company and the Board defer to the Price Advisers on these voting matters as Price Advisers has fiduciary responsibility under applicable law. Proxy voting is governed by the proxy voting policies of the Price Advisers (Proxy Voting Policies). It is the duty of the Price Advisers to vote shares in portfolio companies solely in the best interests of their clients, taking into account factors relevant to an investor. Consistent with these duties, Price Advisers have established a Proxy Committee, which serves an independent function to oversee and guide the voting process to ensure that votes are cast in the long-term economic interests of Price Advisers’ clients. These advisory clients may or may not have the same interests as the stockholders of Company. The suggestion that the Board should intervene in oversight of the Price Advisers’ proxy voting is inappropriate and conflicts with the fiduciary principles applicable to the Price Advisers.

The proxy voting records of the Price Advisers on resolutions relating to climate change clearly reflect an analytical, case-by-case approach that is consistent with their Proxy Voting Policies and fiduciary duties. These policies state: “It is T. Rowe Price policy to analyze every shareholder proposal of a social or environmental nature on a CASE-BY-CASE basis. To do this, we utilize research reports from our external proxy advisor, company filings and sustainability reports, research from other investors and non-governmental organizations, our internal Responsible Investment team, and our internal industry research analysts. Generally speaking, we will consider supporting well targeted proposals addressing concerns that are particularly relevant for a company’s business but have not yet been adequately addressed by management.” The Price Advisers’ voting policies relating to climate change and other ESG issues are well articulated in the Proxy Voting Policies and other disclosures such as the Price Advisers’ Responsible Investment Guideline. The specific voting record of the Price Advisers with regard to Price funds is publicly disclosed annually on the SEC’s website and on the Company’s website. No benefit would be realized from the resources that would have to be deployed for the Company to conduct a comprehensive review of the individual proxy voting policies and voting decisions made by the Price Advisers and determine whether they were consistent with any statement of the Company regarding climate change. Further, any such evaluation would be inappropriate and misaligned with each party’s responsibility.

The Company believes that the Price Advisers are best suited to determine the manner in which they vote proxies and that continued adherence to their disclosed voting and investment policies relating to ESG issues best serves the interests of our investment clients. As expressed in the ESG Investment Policy: “Our ultimate goal: Superior long-term investments for our clients. All portfolios are managed to provide long-term reward commensurate with acceptable risk. By assessing and understanding the range of ESG risks, together with many other investment criteria, we believe we will be better positioned to deliver consistent, superior long-term investment returns for our clients.”

AGAINST	Recommendation of the Board of Directors	Vote Required
We recommend that you vote AGAINST Proposal 5, Stockholder Proposal for a Report on Voting by our Funds and Portfolios on Matters Relating to Climate Change.

In order to be adopted at the Meeting, Proposal 5 must be approved by the affirmative vote of a majority of the total votes cast at the Meeting. Shares held by a bank, broker or other intermediary will not be voted on this Proposal 5 absent specific instruction from you, which means your shares may go unvoted and not affect the outcome if you do not specify a vote. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of the vote. All properly executed proxies received in time to be tabulated for the Annual Meeting will be voted AGAINST Proposal 5 unless otherwise specified.

2020 Proxy Statement	71

Stock Ownership and Related Transactions

Equity Compensation Plan Information

The following table sets forth information regarding outstanding stock options and RSUs and shares reserved for future issuance under our equity compensation plans as of December 31, 2019. None of the plans have outstanding warrants or rights other than stock options and RSUs. All plans have been approved by our stockholders.

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS AND SETTLEMENT OF RESTRICTED STOCK UNITS (A)	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (A))
Equity compensation plans approved by stockholders	14,163,572[1]	$71.06[1]	24,178,606[2]
Equity compensation plans not approved by stockholders	—	—	—
Total	14,163,572	$71.06	24,178,606[3]

[1]	Includes 6,775,504 shares that may be issued upon settlement of outstanding RSUs. The weighted-average exercise price pertains only to the 7,388,068 outstanding stock options.
[2]	Includes 331,031 shares that may be issued under our 2017 Director Plan and 21,882,899 shares that may be issued under our 2012 Plan and 1,964,676 shares that may be issued under our Employee Stock Purchase Plan. No shares have been issued under the Employee Stock Purchase Plan since its inception; all plan shares have been purchased in the open market. The number of shares available for future issuance under the 2012 Plan will increase under the terms of the plan as a result of all common stock repurchases that we make from proceeds generated by stock option exercises that occur after the inception of the 2012 Plan. The 2012 Plan allows for the grant of stock options, stock appreciation rights, and full-value awards.
[3]	In the event that Proposal 4 is approved, the 21,882,899 shares that may be issued under our 2012 Plan would be reduced to and replaced by 11,000,000 shares available for issuance under the 2020 Plan.

Security Ownership of Certain Beneficial Owners and Management

Stock Ownership of 5% Beneficial Owners

To our knowledge, these are the following beneficial owners of more than 5% of our outstanding common stock as of March 11, 2020.

NAME AND ADDRESS	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	18,685,535 shares[1]	8.01%
State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	13,093,054 shares[2]	5.61%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	20,717,039 shares[3]	8.88%

[1]	Based solely on information contained in a Schedule 13G/A filed with the SEC on February 6, 2020, by BlackRock, Inc. Of the 18,685,535 shares beneficially owned, BlackRock, Inc., has sole power to vote or direct the vote of 16,204,486 shares and sole power to dispose or to direct the disposition of 18,685,535 shares.

72	T. Rowe Price Group

[2]	Based solely on information contained in a Schedule 13G filed with the SEC on February 14, 2020, by State Street Corporation. Of the 13,093,054 shares beneficially owned, State Street Corporation has sole power to vote or direct the vote of no shares, sole power to dispose or to direct the disposition of no shares, shared power to vote or direct the vote of 11,821,117 shares, and shared power to dispose or direct the disposition of 13,085,883 shares.
[3]	Based solely on information contained in a Schedule 13G/A filed with the SEC on February 12, 2020, by The Vanguard Group. Of the 20,717,039 shares beneficially owned, The Vanguard Group has sole power to vote or direct the vote of 350,317 shares, sole power to dispose or to direct the disposition of 20,322,904 shares, shared power to vote or direct the vote of 64,797 shares, and shared power to dispose or to direct the disposition of 394,135 shares.

Stock Ownership of Management

The following table sets forth information regarding the beneficial ownership of the Company’s common stock as of the record date, March 11, 2020, by (i) each director and each nominee for director, (ii) each person named in the Summary Compensation Table, and (iii) all directors and executive officers as a group. Share amounts and percentages shown for each individual or group in the table assume the exercise of all stock options exercisable by such individual or group within 60 days of the record date and the settlement of RSUs that are vested or will vest within 60 days of the record date. Except as otherwise noted, all shares are owned individually with sole voting and dispositive power.

NAME OF BENEFICIAL OWNER	AMOUNT OF BENEFICIAL OWNERSHIP		PERCENT OF CLASS[1]
Christopher D. Alderson	370,507		*
Mark S. Bartlett	22,843	[2]	*
Mary K. Bush	19,517	[3]	*
Dina Dublon	—		*
Céline S. Dufétel	2,262		*
Dr. Freeman A. Hrabowski, III	63,272	[4]	*
Robert F. MacLellan	57,968	[5]	*
Robert W. Sharps	420,820	[6]	*
Olympia J. Snowe	18,945	[7]	*
Robert J. Stevens	—		*
William J. Stromberg	1,006,296	[8]	*
Eric L. Veiel	164,221	[9]	*
Richard R. Verma	4,648	[10]	*
Sandra S. Wijnberg	11,196	[11]	*
Alan D. Wilson	14,581	[12]	*
Directors and All Executive Officers as a Group, excluding the former CFO (20 persons)	2,401,214	[13]	1.0%

[1]	Beneficial ownership of less than 1% is represented by an asterisk (*).
[2]	Includes 1,851 unvested restricted stock awards.
[3]	Includes (i) 1,851 unvested restricted stock awards and 13,974 vested stock units that will be settled in shares of the Company’s common stock upon Ms. Bush’s separation from the Board.
[4]	Includes (i) 26,008 shares that may be acquired by Dr. Hrabowski within 60 days upon the exercise of stock options, (ii) 11,936 vested stock units that will be settled in shares of the Company’s common stock upon Dr. Hrabowski’s separation from the Board, and (iii) 25,328 shares held by a member of Dr. Hrabowski’s family.
[5]	Includes (i) 42,942 shares that may be acquired by Mr. MacLellan within 60 days upon the exercise of stock options, (ii) 1,851 unvested restricted stock awards, and (iii) 5,257 vested stock units that will be settled in shares of the Company’s common stock upon Mr. MacLellan’s separation from the Board.
[6]	Includes 91,031 shares that may be acquired by Mr. Sharps within 60 days upon the exercise of stock options.
[7]	Includes 9,645 vested stock units that will be settled in shares of the Company’s common stock upon Ms. Snowe’s separation from the Board.
[8]	Includes (i) 28,349 shares that may be acquired by Mr. Stromberg within 60 days upon the exercise of stock options, (ii) 400,000 shares held by a limited liability company in which Mr. Stromberg has an interest, and (iii) 45,000 shares held in a family trust for which Mr. Stromberg disclaims beneficial ownership.
[9]	Includes (i) 57,047 shares that may be acquired by Mr. Veiel within 60 days upon the exercise of stock options and (ii) 47,000 shares held by a member of Mr. Veiel’s family.

2020 Proxy Statement	73

[10]	Includes 4,648 vested stock units that will be settled in shares of the Company’s common stock upon Mr. Verma’s separation from the Board.
[11]	Includes 1,851 unvested restricted stock awards and 4,753 vested stock units that will be settled in shares of the Company’s common stock upon Ms. Wijnberg’s separation from the Board.
[12]	Includes 14,581 vested stock units that will be settled in shares of the Company’s common stock upon Mr. Wilson’s separation from the Board.
[13]	Includes (i) 317,262 shares that may be acquired by all directors and executive officers as a group within 60 days upon the exercise of stock options, (ii) 7,404 unvested restricted stock awards held by certain directors and executive officers, (iii) 64,795 stock units held by seven of the non-employee directors that are vested and will be settled in shares of the Company’s common stock upon their separation from the Board, and (iv) 517,328 shares held by family members, held in family trusts or limited liability companies of certain directors and executive officers, and held by trusts in which certain executive officers are trustees.

Section 16(a) Beneficial Ownership Reporting Compliance

We believe that all filing requirements to comply with Section 16(a) of the Securities Exchange Act were met during the calendar year 2019.

Certain Relationships and Related Transactions

Since 2014, the Company has been a party to a software license agreement with Diligent Corporation (Diligent) to provide online access to board and committee materials to the Company’s officers and directors. The chief executive officer and president of Diligent, Brian Stafford, is the spouse of our CFO and Treasurer, Céline S. Dufétel. Pursuant to the agreement, the Company paid Diligent approximately $256,000 in 2019.

74	T. Rowe Price Group

Questions and Answers About the Proxy Materials and the Annual Meeting

Why did I receive in the mail a Notice of the Internet Availability of Proxy Materials?

You received in the mail either a notice of the Internet availability of proxy materials or a printed proxy statement and 2019 Annual Report to Stockholders because you owned Price Group common stock at the close of business on March 11, 2020, which we refer to as the “Record Date,” and that entitles you to vote at the Annual Meeting. This proxy statement, the proxy card, and our 2019 Annual Report to Stockholders containing our consolidated financial statements and other financial information for the year ended December 31, 2019, constitute the “Proxy Materials.” The Board is soliciting your proxy to vote at the Annual Meeting or at any later meeting if the Annual Meeting is adjourned or postponed for any reason. Your proxy will authorize each of David Oestreicher and Jean-Marc Corredor as proxies to vote on your behalf at the Annual Meeting. By use of a proxy, you can vote whether or not you attend the Annual Meeting.

This proxy statement describes the matters to be acted upon at the Annual Meeting, provides information on those matters, and provides information about Price Group that we must disclose when we solicit your proxy.

Pursuant to rules adopted by the SEC, we have elected to provide access to our Proxy Materials over the Internet. We believe that Internet delivery of our Proxy Materials allows us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, which we refer to as the “Notice,” to many of our stockholders (including beneficial owners) as of the Record Date. Our stockholders who receive the Notice will have the ability to access the Proxy Materials on a website referred to in the Notice or request to receive a printed set of the Proxy Materials. The Notice contains instructions on how to access the Proxy Materials over the Internet or to request a printed copy. In addition, stockholders may request to receive Proxy Materials in printed form by mail or electronically by email on an ongoing basis by calling Broadridge Financial Solutions, Inc. (Broadridge) at 1-800-579-1639. Please note that you may not vote using the Notice. The Notice identifies the items to be voted on at the Annual Meeting and describes how to vote, but you cannot vote by marking the Notice and returning it.

Can I view the Proxy Materials on the Internet?

Yes. As described in more detail in response to the prior question, most stockholders will receive the proxy statement online. If you received a paper copy, you can also view these documents on the Internet by accessing our website at troweprice.gcs-web. com/financial-information. The SEC also maintains a website at sec.gov that contains reports, proxy statements, and other information regarding Price Group.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock at the close of business on the Record Date are entitled to vote their shares at the Annual Meeting. As of the Record Date, there were 233,364,817 shares outstanding. Each share outstanding on the Record Date is entitled to one vote on each proposal presented at the Annual Meeting.

2020 Proxy Statement	75

What am I voting on, and what are the Board voting recommendations?

Our stockholders will be voting on the following proposals:

VOTING ITEM		BOARD VOTING RECOMMENDATION
1	Election of Directors	FOR
All Director-Nominees
2	Advisory Vote on the Compensation Paid to Our Named Executive Officers	FOR
3	Ratification of the Appointment of KPMG LLP as Our Independent Registered Public Accounting Firm for 2020	FOR
4	Approval of 2020 Long-Term Incentive Plan	FOR
5	Stockholder proposal requesting the preparation of a report on voting by our funds and portfolios on matters related to climate change	AGAINST

Can other matters be decided at the Annual Meeting?

At the time this proxy statement went to press, we were not aware of any other matters to be presented at the Annual Meeting. If other matters are properly presented for consideration at the Annual Meeting, the proxy holders appointed by our Board (i.e., David Oestreicher and Jean-Marc Corredor) will have the discretion to vote on those matters in accordance with their best judgment on behalf of stockholders who provide a valid proxy by Internet, by telephone, or by mail.

What is the procedure for voting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may vote before the Annual Meeting by granting a proxy to each of David Oestreicher and Jean-Marc Corredor or, for shares you beneficially own, by submitting voting instructions to your broker, bank, or other nominee. Stockholders have a choice of voting by using the Internet, by calling a toll-free telephone number within the United States or Puerto Rico, or by completing a proxy or voting instruction card and mailing it in the postage-paid envelope provided. Please refer to the summary instructions below and carefully follow the instructions included on your Notice; your proxy card; or, for shares you beneficially own, the voting instruction card provided by your broker, bank, or other nominee. The Notice identifies the items to be voted on at the Annual Meeting and provides instructions on how to vote, but you cannot vote by marking the Notice and returning it.

If you hold shares in multiple accounts, you may receive multiple Proxy Materials packages. If you hold shares in multiple accounts, please be sure to vote all of your Price Group shares in each of your accounts in accordance with the voting instructions you receive for each such account.

By Internet or Telephone

•	You can vote your shares via the Internet at proxyvote.com.
•	You can vote your shares by telephone by calling, toll-free 1-800-690-6903.

Internet and telephone voting facilities for registered stockholders will be available 24 hours a day until 11:59 p.m., eastern daylight time, on May 11, 2020. If you vote your shares on the Internet or by telephone, you do not have to return your proxy card.

Please have your proxy card (or the Notice or the email message you receive with instructions on how to vote) in hand when you go online. You will have an opportunity to confirm your voting selections before your vote is recorded.

The availability of Internet and telephone voting for beneficial owners will depend on the voting processes of your broker, bank, or other nominee. You should follow the voting instructions in the materials that you received from your nominee.

76	T. Rowe Price Group

By Mail

If you’d like to vote by mail, please request a paper proxy card in accordance with the instructions contained in the Notice and then complete, sign, and date the proxy card and return it in the postage-paid envelope provided. If voting instructions are provided, shares represented by the proxy card will be voted in accordance with the voting instructions.

For shares held in street name, please use the voting instruction card provided by your broker, bank, or other nominee and mark, sign, date, and mail it back to your broker, bank, or other nominee in accordance with their instructions.

In Person at the Annual Meeting

All registered stockholders can vote in person at the Annual Meeting. Voting your proxy electronically via the Internet, by telephone, or by mail does not limit your right to vote at the Annual Meeting. You also can choose to be represented by another person at the Annual Meeting by executing a legally valid proxy designating that person to vote on your behalf.

If you are a beneficial owner of shares, you must obtain a legally valid proxy from your broker, bank, or other nominee and present it to the inspectors of election with your ballot to be able to vote at the Annual Meeting. A legal proxy is an authorization from your broker, bank, or other nominee to vote the shares held in the nominee’s name that satisfies Maryland law and the SEC requirements for proxies.

What is the difference between holding shares as a registered stockholder and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, you are considered the “registered stockholder” (also known as a “record holder”) of those shares. We mail the Notice or Proxy Materials directly to you. Equiniti Trust Company (EQ) serves as the transfer agent and registrar for Price Group.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the beneficial owner of shares held in “street name,” and these Proxy Materials or the Notice are being forwarded to you by your broker, bank, or other nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote your shares, and you also are invited to attend the Annual Meeting.

Because you are not the stockholder of record, however, you may not vote these shares in person at the Annual Meeting unless you bring with you to the Annual Meeting a legally valid proxy, executed in your favor, from the stockholder of record. Your broker, bank, or other nominee also is obligated to provide you with a voting instruction card for you to use to direct them as to how to vote your shares.

Do I need to bring anything in order to attend the Annual Meeting?

Yes. You must bring documentation that allows us to verify your stock ownership. For “record holders”, this means you must bring a valid, government-issued photographic identification. For stockholders who own their shares in “street name”, you must bring a valid, government-issued photographic identification and a brokerage account statement or letter from your broker, bank, or other nominee reflecting stock ownership. If you do not have valid identification and documentation sufficient to verify your stock ownership, you will not be admitted into the Annual Meeting.

For security reasons, all hand-carried items will be subject to inspection. Cameras, audio and video recorders, communication devices, and similar equipment will not be allowed in the meeting room.

As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the Annual Meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be available at https://troweprice.gcs-web.com/

2020 Proxy Statement	77

Can I change my proxy vote?

Yes. If you are a registered stockholder, you can change your proxy vote or revoke your proxy the day before the Annual Meeting by:

•	Authorizing a new vote electronically through the Internet or by telephone.
•	Returning a signed proxy card with a later date.
•	Delivering a written revocation of your proxy to the chief legal counsel and corporate secretary at T. Rowe Price Group, Inc., 100 East Pratt Street, Mail Code BA-1360, Baltimore, MD 21202.

In addition, a registered stockholder may change their vote by submitting a written ballot in person at the Annual Meeting.

If you are a beneficial owner of shares, you can submit new voting instructions by contacting your broker, bank, or other nominee. You also can vote in person at the Annual Meeting if you obtain a legal proxy from your bank, broker, or other nominee (the registered stockholder) as described in the answer to the question “What is the procedure for voting?” on page 76.

Your personal attendance at the Annual Meeting does not revoke your proxy. Unless you vote at the Annual Meeting, your last valid proxy prior to or at the Annual Meeting will be used to cast your vote.

What if I return my proxy card but do not provide voting instructions?

Proxies that are signed and returned but do not contain voting instructions will be voted:

•	FOR the election of all director-nominees listed in Proposal 1.
•	FOR the advisory vote on the compensation paid by the Company to its Named Executive Officers (Proposal 2).
•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2020 (Proposal 3).
•	FOR the approval of the 2020 Long-Term Incentive Plan (Proposal 4).
•	AGAINST the stockholder proposal requesting the preparation of a report on voting by our funds and portfolios on matters related to climate change (Proposal 5).
•	In the best judgment of the named proxy holders if any other matters are properly presented at the Annual Meeting.

How many shares must be present to hold the Annual Meeting?

In order for us to lawfully conduct business at our Annual Meeting, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting is required. This is referred to as a quorum. Your shares are counted as present at the Annual Meeting if you attend the Annual Meeting and either vote in person or abstain from voting, or if you properly return a proxy by Internet, by telephone, or by mail in advance of the Annual Meeting and do not revoke the proxy.

Will my shares be voted if I don’t provide my proxy or instruction card?

Registered Stockholders

If your shares are registered in your name, your shares will not be voted unless you provide a proxy by Internet, by telephone, or by mail or vote in person at the Annual Meeting.

Beneficial Owners

If you hold shares through an account with a broker, bank, or other nominee and you do not provide voting instructions, under the NASDAQ Global Select Market rules, your broker may vote your shares on routine matters only. The ratification of the appointment of KPMG (Proposal 3) is considered a routine matter, and your nominee can therefore vote your shares on that proposal even if you do not provide voting instructions. No other proposal is considered a routine matter, and your nominee cannot vote your shares on those proposals unless you provide voting instructions. Votes withheld by brokers, banks, and other nominees in the absence of voting instructions from a beneficial owner are referred to as “broker non-votes.”

78	T. Rowe Price Group

Multiple Forms of Ownership

The Company cannot provide a single proxy or instruction card for stockholders who own shares as registered stockholders or beneficial owners. As a result, if your shares are held in multiple types of accounts, you must submit your votes for each type of account in accordance with the instructions you receive for that account.

What is the vote required for each proposal?

For Proposal 1, the votes that stockholders cast “FOR” a director-nominee must exceed the votes that stockholders cast “AGAINST” a director-nominee to approve the election of each director-nominee. Please also see the discussion of our “Majority Voting” provisions within the Report of the Nominating and Corporate Governance Committee on page x. For each of Proposals 2, 3, 4 and 5 the affirmative vote of a majority of the votes cast is required to approve the proposal. Proposal 2 is advisory and non-binding, so the Board will review the voting results on this proposal and take the results into account when making future decisions regarding these matters. “Votes cast” exclude abstentions and broker non-votes.

What is the effect of an abstention?

A stockholder who abstains on some or all matters is considered present for purposes of determining if a quorum is present at the Annual Meeting, but an abstention is not counted as a vote cast. An abstention has no effect on the vote on any other proposal.

What is the effect of a broker non-vote?

If a broker casts a vote on Proposal 3 (ratification of the appointment of KPMG LLP as our independent registered public accounting firm), the vote will be included in determining whether a quorum exists for holding the Annual Meeting. The broker does not have authority to vote on the other proposals absent directions from the beneficial owner.

As a result, if the beneficial owner does not vote on Proposals 1, 2, 4 or 5, so that there is a “broker non-vote” on those items, the broker non-votes do not count as votes cast for those proposals. Thus, a broker non-vote will not impact the following:

•	our ability to obtain a quorum (unless a broker also does not cast a vote on Proposal 3 as described in the preceding paragraph),
•	the outcome with respect to the election of directors (Proposal 1),
•	the outcome of the vote on a proposal that requires the affirmative vote of a majority of the votes cast on the proposal (Proposal 2, 4 and 5).

Who will count the votes?

Representatives of our proxy tabulator, Broadridge, will tabulate the votes and act as inspectors of election for the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspectors of election and disclosed by the Company in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.

Is my vote confidential?

Yes. The vote of each stockholder is held in confidence from Price Group’s directors, officers, and employees. We do not know how any person or entity votes unless this information is voluntarily disclosed.

2020 Proxy Statement	79

What is “householding” and how does it affect me?

Some banks, brokers, and other nominees engage in the practice of “householding” our Proxy Materials. This means that only one copy of our Proxy Materials may be sent to multiple stockholders in your household unless you request otherwise. We will promptly deliver a separate copy of Proxy Materials to you if you share an address subject to householding. Please contact our chief legal counsel and corporate secretary at 100 East Pratt Street, Mail Code BA-1360, Baltimore, MD 21202, or by telephone at 410-345-2000.

Please contact your bank, broker, or other nominees if you wish to receive individual copies of our Proxy Materials in the future. Please contact your bank, broker, or other nominee or our chief legal counsel and corporate secretary at 100 East Pratt Street, Mail Code BA-1360, Baltimore, MD 21202, or by telephone at 410-345-2000, if members of your household are currently receiving individual copies and you would like to receive a single household copy for future meetings.

Can I choose to receive the proxy statement and the 2019 Annual Report to Stockholders on the Internet instead of receiving them by mail?

Yes. If you are a registered stockholder or beneficial owner, you can elect to receive future Proxy Materials on the Internet only and not receive copies in the mail by visiting proxyvote.com. You will need to have your proxy card (or the Notice or the email message you receive with instructions on how to vote) in hand when you access the website. Your request for electronic transmission will remain in effect for all future annual reports and proxy statements, unless withdrawn. Withdrawal procedures also are at this website.

If you hold Price Group shares in your own name and received more than one copy of our Proxy Materials at your address and wish to reduce the number of reports you receive and save the Company the cost of producing and mailing these reports, you should contact Price Group’s mailing agent Broadridge, at 1-866-540-7095 to discontinue the mailing of reports on the accounts you select.

The mailing of dividend checks, dividend reinvestment statements, and special notices will not be affected by your election to discontinue duplicate mailings of proxy statements and annual reports. Registered stockholders may resume the mailing of our Proxy Materials to an account by calling Broadridge at 1-866-540-7095. If you own shares through a broker, bank, or other nominee and received more than one set of our Proxy Materials, please contact the holder of record to eliminate duplicate mailings.

Who pays the cost of this proxy solicitation?

We will pay for the costs of preparing materials for the Annual Meeting and soliciting proxies. We expect that solicitation will occur primarily through the mail, but proxies also may be solicited personally or by telephone, email, letter, or facsimile. To assist in soliciting proxies, we have retained Morrow Sodali LLC, 470 West Avenue, Stamford, CT 06902 for a fee of $7,000, plus reimbursement of out-of-pocket expenses. We ask brokers, banks, and other nominees to forward materials for the Annual Meeting to our beneficial stockholders as of the Record Date, and we will reimburse them for the reasonable out-of-pocket expenses they incur. Directors, officers, and employees of Price Group and our subsidiaries may solicit proxies personally or by other means, but will not receive additional compensation. Stockholders are requested to return their proxies without delay.

Can I find additional information on the Company’s website?

Yes. Although the information contained on our website is not part of the Proxy Materials, you will find information about the Company and our corporate governance practices at troweprice.gcs-web.com/corporate-governance. Our website contains information about our Board, Board committees, Corporate Governance Guidelines, and other matters.

80	T. Rowe Price Group

Stockholder Proposals for the 2021 Annual Meeting

Any stockholder who wishes to submit a proposal or nominate a director for consideration at the 2021 annual meeting of stockholders and include that proposal or nomination in the 2021 proxy statement should send their proposal to T. Rowe Price Group, Inc., c/o chief legal counsel and corporate secretary, 100 East Pratt Street, Mail Code BA-1360, Baltimore, MD 21202, and comply with the notice and other requirements described below.

Proposals must be received no later than November 25, 2020, and satisfy the requirements under applicable SEC rules (including SEC Rule 14a-8) to be included in the proxy statement and on the proxy card that will be used for solicitation of proxies by the Board for the 2021 annual meeting of stockholders.

We have adopted a proxy access right to permit a stockholder, or a group of up to 20 stockholders, owning 3% or more of the Company’s outstanding common stock continuously for at least three years to nominate and include in the Company’s proxy materials directors constituting up to two individuals or 20% of the Board (whichever is greater), provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the amended Bylaws. To be considered timely under our proxy access provisions, stockholder nominations must be received on or after October 26, 2020, and on or before November 25, 2020, inclusive.

Our By-Laws also require advance notice of any proposal by a stockholder to be presented at the 2021 annual meeting of stockholders that is not included in our proxy statement and on the proxy card, including any proposal for the nomination of a director for election.

To be properly brought before the 2021 annual meeting of stockholders, written nominations for directors or other business to be introduced by a stockholder must be received on or after January 12, 2021, and on or before February 11, 2021. A notice of a stockholder proposal must contain the information required by our By-Laws about the matter to be brought before the Annual Meeting and about the stockholder proponent and persons associated with the stockholder through control, ownership of the shares, agreement, or coordinated activity. We reserve the right to reject proposals that do not comply with these requirements.

Pursuant to Maryland law and our By-Laws, a special meeting of our stockholders can generally be called by the chair of the Board, our president, our Board, or upon the written request of stockholders entitled to cast at least 25% of all votes entitled to be cast at the special meeting.

2020 Proxy Statement	81

Appendix A

T. Rowe Price Group, Inc.

2020 Long-Term

Incentive Plan

A-1	T. Rowe Price Group

2020 Proxy Statement	A-2

T. ROWE PRICE GROUP, INC. 2020 LONG-TERM INCENTIVE PLAN

1.	History; Effective Date.

T. ROWE PRICE GROUP, INC., a Maryland corporation (“Price Group”), has established the T. ROWE PRICE GROUP, INC. 2020 LONG-TERM INCENTIVE PLAN, as set forth herein, and as the same may be amended from time to time (the “Plan”). The Plan was adopted by the Board of Directors of Price Group (the “Board”) on February 11, 2020 as a successor plan to Price Group’s 2012 Long-Term Incentive Plan, and is effective as of the date that it is approved by the stockholders of Price Group (the “Effective Date”). No awards will be made under Price Group’s 2012 Long-Term Incentive Plan after the Effective Date of this Plan.

2.	Purposes of the Plan.

The Plan enables Price Group to continue to grant stock-based and cash-based incentive awards which the Board believes provide Price Group with a competitive advantage in recruiting, retaining and motivating key individuals whose efforts contribute to the growth, profitability and long-term success of Price Group. Incentive awards enable such individuals to acquire or increase, and benefit from, equity ownership in Price Group or receive compensation upon achievement of specified performance objectives, thereby strengthening their commitment to the success of Price Group and stimulating their efforts on behalf of Price Group. Toward this objective, the Administrator may grant Stock Options, Stock Appreciation Rights, stock awards, stock units, performance shares, performance units, and other stock- based awards to eligible individuals on the terms and subject to the conditions set forth in the Plan.

3.	Terminology.

Except as otherwise specifically provided in an Award Agreement, capitalized words and phrases used in the Plan or an Award Agreement shall have the meaning set forth in the glossary at Section 17 of the Plan or as defined the first place such word or phrase appears in the Plan.

4.	Administration.

(a) Administration of the Plan. The Plan shall be administered by the Administrator.

(b) Powers of the Administrator.

The Administrator shall, except as otherwise provided under the Plan, have plenary authority, in its sole and absolute discretion, to make Determinations as provided herein in connection with the granting of Awards pursuant to the terms of the Plan to Eligible Individuals and to take all other actions necessary or desirable to carry out the purpose and intent of the Plan.

Among other things, the Administrator shall have the authority, in its sole and absolute discretion, subject to the terms and conditions of the Plan to:

(i) determine the Eligible Individuals to whom, and the time or times at which, Awards shall be granted;

(ii) determine the types of Awards to be granted any Eligible Individual;

(iii) determine the number of shares of Common Stock to be covered by or used for reference purposes for each Award or the value to be transferred pursuant to any Award;

(iv) determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (A) the purchase price of any shares of Common Stock, (B) the method of payment for shares purchased pursuant to any Award, (C) the method for satisfaction of any tax withholding obligation arising in connection with any Award, including by the withholding or delivery of shares of Common Stock, (D) subject to Section 7(b), the timing, terms and conditions of the exercisability, vesting or payout of any Award or any shares acquired pursuant thereto, (E) the Performance Goals applicable to any Award and the extent to which such Performance Goals have been attained, (F) the time of the expiration of any Award, (G) the effect of the Participant’s Termination of Service on any of the foregoing, and (H) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto as the Administrator shall consider to be appropriate and not inconsistent with the terms of the Plan;

A-3	T. Rowe Price Group

(v) subject to Sections 7(f), 10(c) and 15, modify, amend or adjust the terms and conditions of any Award;

(vi) subject to Section 7(b), accelerate or otherwise change the time at or during which an Award may be exercised or becomes payable and waive or accelerate the lapse, in whole or in part, of any restriction, condition or risk of forfeiture with respect to such Award; provided, however, that, except in connection with death, disability or a Change in Control, no such change, waiver or acceleration shall be made to any Award that is considered “deferred compensation” within the meaning of section 409A of the Code if the effect of such action is inconsistent with section 409A of the Code;

(vii) determine whether an Award will be paid or settled in cash, shares of Common Stock, or in any combination thereof and whether, to what extent and under what circumstances cash or shares of Common Stock payable with respect to an Award shall be deferred either automatically or at the election of the Participant;

(viii) for any purpose, including but not limited to, qualifying for preferred tax treatment, accommodating the customs or otherwise complying with the regulatory requirements of local or foreign (non-United States) jurisdictions, adopt, amend, modify, administer or terminate sub-plans and special provisions applicable to Awards regulated by the laws of a jurisdiction outside of the United States, which sub-plans and special provisions may take precedence over other provisions of the Plan, and prescribe, amend and rescind rules and regulations relating to such sub-plans and special provisions.

(ix) establish any “blackout” period, during which transactions affecting Awards may not be effectuated, that the Administrator in its sole discretion deems necessary or advisable;

(x) determine the Fair Market Value of shares of Common Stock or other property for any purpose under the Plan or any Award;

(xi) administer, construe and interpret the Plan, Award Agreements and all other documents relevant to the Plan and Awards issued thereunder, and decide all other matters to be determined in connection with an Award;

(xii) establish, amend, rescind and interpret such administrative rules, regulations, agreements, guidelines, instruments and practices for the administration of the Plan and for the conduct of its business as the Administrator deems necessary or advisable;

(xiii) correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent the Administrator shall deem it desirable to carry it into effect; and

(xiv) otherwise administer the Plan and all Awards granted under the Plan.

(c) Delegation of Administrative Authority. The Administrator may designate officers and employees of Price Group or any Affiliate, including any committee of officers and employees, to assist the Administrator in the administration of the Plan and, to the extent permitted by applicable law and exchange rules, may grant authority to officers or other employees to execute agreements or other documents on behalf of the Administrator; provided, however, that such delegation of authority shall not extend to the exercise of discretion with respect to Awards to Eligible Individuals who are officers under Section 16 of the Exchange Act.

(d) Non-Uniform Determinations. The Administrator’s Determinations under the Plan (including without limitation, Determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Award Agreements evidencing such Awards, and the ramifications of a Change in Control upon outstanding Awards) need not be uniform and may be made by the Administrator selectively among Awards or persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

(e) Limited Liability. To the maximum extent permitted by law, no member of the Administrator or any agent or delegate of the Administrator shall be liable for any action taken or decision made in good faith relating to the Plan or any Award thereunder.

(f) Indemnification. To the maximum extent permitted by law, by Price Group’s charter and by-laws, and by any directors’ and officers’ liability insurance coverage which may be in effect from time to time, the members of the Administrator and any agent or delegate of the Administrator who is an employee of Price Group or an Affiliate shall be indemnified by Price Group against any and all liabilities and expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan.

2020 Proxy Statement	A-4

(g) Effect of Administrator’s Decision. All actions taken and Determinations made by the Administrator on all matters relating to the Plan or any Award pursuant to the powers vested in it hereunder shall be in the Administrator’s sole and absolute discretion, unless in contravention of any express term of the Plan, including, without limitation, any determination involving the appropriateness or equitableness of any action. All Determinations made by the Administrator shall be conclusive, final and binding on all parties concerned, including Price Group, its stockholders, any Participants and any other employee, consultant, or director of Price Group and its Affiliates, and their respective successors in interest. Notwithstanding the foregoing, following a Change in Control, any Determination by the Administrator as to whether “Cause” or “Good Reason” exists shall be subject to de novo review by a court of competent jurisdiction.

5.	Shares Issuable Pursuant to Awards.

(a) Initial Share Pool. As of the Effective Date, the number of shares of Common Stock issuable pursuant to Awards granted under the Plan (the “Share Pool”) shall be equal to 11,000,000 shares.

(b) Adjustments to Share Pool. On and after the Effective Date, the Share Pool shall be adjusted, in addition to any adjustments to be made pursuant to Section 10 of the Plan, as follows:

(i) The Share Pool shall be reduced by one share for each share of Common Stock made subject to an Award granted under the Plan;

(ii) The Share Pool shall be increased by the number of unissued shares of Common Stock underlying or used as a reference measure for any Award or portion of an Award that is cancelled, forfeited, expired, terminated unearned or settled in cash, in any such case without the issuance of shares, and by the number of shares of Common Stock used as a reference measure for any Award that are not issued upon settlement of such Award;

(iii) The Share Pool shall be increased by the number of shares of Common Stock that are forfeited back to Price Group after issuance due to a failure to meet an Award contingency or condition with respect to any Award or portion of an Award;

(iv) The Share Pool shall be increased by the number of shares of Common Stock withheld by or surrendered (either actually or through attestation) to Price Group in payment of the exercise price of any Award;

(v) The Share Pool shall be increased by the number of shares of Common Stock withheld by or surrendered (either actually or through attestation) to Price Group in payment of the statutory minimum Tax Withholding Obligation that arises in connection with any Award; and

(vi) The Share Pool shall be increased by the amount of any shares of Common Stock reacquired by Price Group on the open market or otherwise using the cash proceeds received by Price Group in payment of the exercise price and/or the statutory minimum Tax Withholding Obligation that arises in connection with the exercise of Stock Options, provided, however, that the maximum number of shares that may be so added to the Share Pool, irrespective of the date of purchase, shall be equal to (A) the amount of the cash proceeds received by Price Group, divided by (B) the Fair Market Value of the Common Stock on the date of the exercise that generated such proceeds.

(c) Individual Limits. Subject to adjustment as provided in Section 10 of the Plan:

(i) the maximum number of shares of Common Stock that may be made subject to Awards granted under the Plan during a calendar year to any one person in the form of Stock Options or Stock Appreciation Rights, is, in the aggregate, 1,000,000 shares;

(ii) the maximum number of shares of Common Stock that may be made subject to Awards granted under the Plan during a calendar year to any one person in the form of Restricted Stock or Restricted Stock Units that are not Performance Awards is, in the aggregate, 1,000,000 shares;

(iii) the maximum number of shares of Common Stock that may be made subject to Awards granted under the Plan during a calendar year to any one person in the form of Performance Shares or Performance Units is, in the aggregate, 1,000,000 shares;

(iv) the maximum number of shares of Common Stock that may be made subject to Awards granted under the Plan during a calendar year to any one person in the form of Performance Awards that are not Performance Shares or Performance Units is, in the aggregate, 1,000,000 shares;

A-5	T. Rowe Price Group

(v) in connection with Awards granted under the Plan during a calendar year to any one person in the form of Performance Shares, the maximum cash amount payable thereunder is the amount equal to the number of shares made subject to the Award, as limited by Sections 5(c)(iii) or 5(c)(iv), multiplied by the Fair Market Value as determined as of the payment date; and

(vi) in connection with Awards granted under the Plan during a calendar year to any one person in the form of Performance Units, the maximum cash amount payable under such Performance Units is $15,000,000;

provided, however, that each of the limitations set forth above in clauses (i), through (v) of this Section 5(c) shall be multiplied by two when applied to Awards granted to any individual during the calendar year in which such individual first commences service with Price Group or an Affiliate; and provided, further, that the limitations set forth above in clauses (iii), (iv) and (v) of this Section 5(c) shall be multiplied by the number of calendar years over which the applicable Performance Period spans (in whole or in part), if the Performance Period is longer than 12 months’ duration, when applied to Performance Awards. If an Award is terminated, surrendered or canceled in the same year in which it was granted, such Award nevertheless will continue to be counted against the limitations set forth above in this Section 5(c) for the calendar year in which it was granted.

(d) ISO Limit. Subject to adjustment pursuant to Section 10 of the Plan, the maximum number of shares of Common Stock that may be issued pursuant to Stock Options granted under the Plan that are intended to qualify as Incentive Stock Options within the meaning of section 422 of the Code shall be 11,000,000 shares.

(e) Source of Shares. The shares of Common Stock with respect to which Awards may be made under the Plan shall be shares authorized for issuance under Price Group’s charter but unissued, including without limitation shares purchased in the open market or in private transactions.

6.	Participation.

Participation in the Plan shall be open to all Eligible Individuals, as may be selected by the Administrator from time to time. The Administrator may also grant Awards to Eligible Individuals in connection with hiring, recruiting or otherwise, prior to the date the individual first performs services for Price Group or an Affiliate; provided, however, that such Awards shall not become vested or exercisable, and no shares shall be issued to such individual, prior to the date the individual first commences performance of those services.

7.	Awards.

(a) Awards, In General. The Administrator, in its sole discretion, shall establish the terms of all Awards granted under the Plan consistent with the terms of the Plan. Awards may be granted individually or in tandem with other types of Awards, concurrently with or with respect to outstanding Awards. All Awards are subject to the terms and conditions provided in the Award Agreement, which shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of such Award. Unless otherwise specified by the Administrator, in its sole discretion, or otherwise provided in the Award Agreement, an Award shall not be effective unless the Award Agreement is signed or otherwise accepted by Price Group and the Participant receiving the Award (including by electronic delivery and/or electronic signature).

(b) Minimum Restriction Period for Full Value Awards. Except as provided below and notwithstanding any provision of the Plan to the contrary, each Full Value Award granted under the Plan shall be subject to a minimum Restriction Period of 12 months from the date of grant if vesting of or lapse of restrictions on such Award is based on the satisfaction of Performance Goals and a minimum Restriction Period of 36 months from the date of grant, applied in either pro rata installments or a single installment, if vesting of or lapse of restrictions on such Award is based solely on the Participant’s satisfaction of specified service requirements with Price Group and its Affiliates. If the grant of a Performance Award is conditioned on satisfaction of Performance Goals, the Performance Period shall not be less than 12 months’ duration, but no additional minimum Restriction Period need apply to such Award. Except as provided below and notwithstanding any provision of the Plan to the contrary, the Administrator shall not have discretionary authority to waive the minimum Restriction Period applicable to a Full Value Award, except in the case of death, disability, retirement, or a Change in Control. The provisions of this Section 7(b) shall not apply and/or may be waived, in the Administrator’s discretion, with respect to up to the number of Full Value Awards that is equal to five percent (5%) of the aggregate Share Pool as of the Effective Date.

2020 Proxy Statement	A-6

(c) Stock Options. The Administrator may grant Stock Options alone or in addition to other Awards granted under this Plan to any Eligible Individual. The Administrator shall determine (A) whether each Stock Option will be granted as an Incentive Stock Option or a Non-Qualified Stock Option, and (B) the provisions, terms, and conditions of each Stock Option including, but not limited to, the vesting schedule, the number of shares of Common Stock subject to the Stock Option, the exercise price of the Stock Option, the period during which the Stock Option may be exercised, repurchase provisions, forfeiture provisions, methods for payment of the exercise price of the Stock Option, acceleration of vesting, if any, in connection with certain termination events, and all other terms and conditions of the Stock Option, subject to the following:

(i) Form of Stock Option Grant. Each Stock Option granted under the Plan will be evidenced by an Award Agreement (which need not be the same for each recipient of a Stock Option Award) that is not inconsistent with the Plan, including any provisions that may be necessary to assure that any Stock Option that is intended to be an Incentive Stock Option will comply with section 422 of the Code.

(ii) Exercise Period. Unless a shorter or longer period is otherwise provided in an Award Agreement and permitted by applicable law and subject to the provisions of Section 7(c)(vi) below, each Stock Option will expire and all rights to purchase shares of Common Stock thereunder will cease ten years after the Grant Date.

(iii) Exercise Price and Terms. The exercise price per share subject to a Stock Option granted under the Plan shall not be less than 100% of the Fair Market Value of one share of Common Stock on the Grant Date, except as provided under applicable law or with respect to Stock Options that are granted in substitution of similar types of awards of a company acquired by Price Group or an Affiliate or with which Price Group or an Affiliate combines (whether in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, or otherwise) to preserve the intrinsic value of such awards, and during its term the Stock Option will be exercisable only on the event or events and under the terms determined by the Administrator and set forth in the Award Agreement.

(iv) Limitations on Incentive Stock Options. The aggregate Fair Market Value (determined as of the Grant Date of a Stock Option) of Common Stock that any Participant is first eligible to purchase during any calendar year by exercise of Incentive Stock Options granted under the Plan and by exercise of Incentive Stock Options (within the meaning of section 422 of the Code) granted under any other plan of Price Group (and its parent and subsidiary corporations, within the meaning of section 424(e) and 424(f) of the Code, as may exist from time to time) may not exceed $100,000. If the Fair Market Value of stock with respect to which all Incentive Stock Options described in the preceding sentence held by any one Participant that are exercisable for the first time by that Participant during any calendar year exceeds $100,000, or any other applicable amount, the Stock Options that are intended to be Incentive Stock Options on the Grant Date thereof for the first $100,000 worth of shares of Common Stock to become exercisable in such year will be considered to constitute Incentive Stock Options within the meaning of section 422 of the Code and the Stock Options that are intended to be Incentive Stock Options on the Grant Date thereof for the shares of Common Stock in the amount in excess of $100,000 that become exercisable in that calendar year will be treated as Non-Qualified Stock Options. For this purpose, the Incentive Stock Options will be taken into account in the order in which they are granted. Price Group may designate the shares of Common Stock that are to be treated as stock acquired pursuant to the exercise of Incentive Stock Options and the shares of Common Stock that are to be treated as stock acquired pursuant to the exercise of Non-Qualified Stock Options by issuing separate certificates for the shares and identifying the certificates as such in the stock transfer records of Price Group or by any other appropriate notation in the records of Price Group. If the Code or the Treasury regulations promulgated thereunder are amended after the effective date of the Plan to provide for a different rules and/or limits governing Incentive Stock Options than those described in this Section 7(c)(iv), such different rules and/or limit will be incorporated herein and will apply to any Incentive Stock Options granted after the effective date of such amendment.

(v) Dividend and Dividend Equivalents. No grant of a Stock Option may provide for dividends, dividend equivalents, or other similar distributions to be paid in connection with the exercise of the Stock Option.

(vi) Tolling of Stock Option Exercise Period. Notwithstanding any other provision of this Plan to the contrary, if, by its terms, a Stock Option, other than an Incentive Stock Option, would expire when trading in shares of Common Stock is otherwise prohibited by law or by the Company’s insider trading policy, as such may be amended from time to time, the expiration of the Stock Option shall be tolled and the term of the Stock Option will be automatically extended until the close of trading on the 30th day following the expiration of any such prohibition.

(vii) Vesting Period. The Administrator will determine the types of Stock Option Awards made and any terms and conditions applicable to the Awards as it considers appropriate, including any vesting conditions necessary to comply with any applicable law. Notwithstanding the foregoing and subject to Section 7(b), no portion of a Stock Option may be scheduled to vest in less than 12 months from the Grant Date.

A-7	T. Rowe Price Group

(viii) Termination of Service. Except as provided in the applicable Award Agreement or otherwise determined by the Administrator, to the extent Stock Options are not vested and exercisable, a Participant’s Stock Options shall be forfeited upon his or her Termination of Service.

(ix) Additional Terms and Conditions. The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of Stock Options, provided they are not inconsistent with the Plan.

(x) Notice of Exercise. Subject to the conditions of Section 7(c)(xii) and such Determinations regarding administration as the Administrator may from time to time adopt, Stock Options may be exercised only by delivery to the Administrator, or its designee, notice, in such form as is permitted by the Administrator or its designee, stating the number of shares of Common Stock being purchased, the method of payment, and such other matters as may be considered appropriate by the Price Group or the Administrator in connection with the issuance of shares of Common Stock upon exercise of the Stock Option, together with payment in full of the exercise price for the number of shares of Common Stock being purchased. The effective date of exercise of a Stock Option (which in no event may be beyond the expiration date of the Stock Option) will be, unless otherwise provided in Determinations adopted by the Administrator:

A. in connection with a sell order for the underlying stock that is a “Sell-to-Cover Order,” a “Same-Day-Sale Exercise Order,” a Limit Order, a “Good-till” Cancelled Order or the like, the date on which such sell order is actually executed.

B. in connection with an “Exercise and Hold” (cash exercise) transaction, the date the requisite funds are received by the Payroll and Stock Transaction Group of Price Group, or its successor by title or with respect to duties and responsibilities, at its home office in Baltimore, Maryland or such other location as Price Group may designate, or by a third party duly designated by Price Group at the offices of such third party, in the manner determined by the Administrator.

Provided, however, that if the date of exercise, as otherwise determined pursuant to this Section 7(x), including any Determinations adopted by the Administrator, is not a Trading Date, the date of exercise will be deemed to be the next Trading Date. Further, if an exercise instruction is received after the close of the national securities exchange that is the principal trading market for the Common Stock on a particular day, it will be deemed received as of the opening of the next Trading Date. If a Stock Option is granted in tandem with any other Award, there will be surrendered and cancelled from the related Award at the time of exercise of the Stock Option, in lieu of exercise of the related Award, that number of shares of Common Stock as equals the number of shares of Common Stock with respect to which the tandem Stock Option will have been exercised.

(xi) Payment. Payment equal to the aggregate exercise price for the shares subject to a Stock Option and for which notice of exercise has been provided by a Participant, including a Participant that has terminated Service, to Price Group, along with any applicable withholding taxes as described in Section 8, will be tendered in full, with the notice of exercise, in cash (including wire or fund transfers, check, bank draft, postal or express money order payable to the of Price Group or other cash equivalent acceptable to the Administrator in its discretion, in each case in a currency acceptable to the Administrator) or, unless otherwise prohibited (x) by Determinations adopted by the Administrator, (y) in a specific Award Agreement, or (z) by law or applicable regulation, by:

A. the actual or constructive transfer to Price Group of nonforfeitable, non-restricted shares of Common Stock that have been owned by the Participant for more than six months, or such shorter time as may be permitted by applicable law, prior to the date of exercise;

B. using the net proceeds (after paying all selling fees) from the sale of some (the “Sell-to-Cover Exercise Method”) or all (the “Same-Day-Sale Exercise Method”), of the shares of Common Stock received on the exercise of the Stock Option, or from any arrangement pursuant to which a Participant, including those Participants who have terminated Service, irrevocably instructs a broker-dealer to sell a sufficient portion of such shares to pay the exercise price and any withholding obligation, as described in Section 8, and related fees thereon and deliver the sale proceeds directly to Price Group. The value of the shares of Common Stock used in payment of the exercise price under the Sell-to-Cover Exercise Method or the Same-Day-Sale Exercise Method will be the price at which the Common Stock was sold by the broker-dealer functioning under the Sell-to-Cover Exercise Method or the Same-Day-Sale Exercise Method on the effective date of exercise as described in Section 7(x). The amount of the proceeds to be delivered to Price Group by the broker-dealer functioning under the Sell-to-Cover Exercise Method or the Same-Day-Sale Exercise Method will be credited to the Common Stock account of Price Group as consideration for the shares of Common Stock to be issued in accordance with the Sell-to-Cover Exercise or the Same-Day-Sale Exercise Method;

2020 Proxy Statement	A-8

C. by surrender for cancellation of shares of Common Stock at the Fair Market Value per share at the time of exercise under a “net exercise” arrangement; provided, however, that use of a “net exercise” arrangement cannot result in the Stock Option being settled either in whole or in part for cash payable to the Participant;

D. in accordance with such other procedures or in such other forms as the Administrator will from time to time determine; or

E. any combination of the above.

On payment of all amounts due from the Participant, Price Group will cause certificates for the Common Stock then being purchased to be delivered as directed by the Participant (or the person exercising the Participant’s Stock Option in the event of his death) at its principal business office promptly after the date of exercise. If the Participant has exercised an Incentive Stock Option Price Group may at its option retain physical possession of the certificate evidencing the shares acquired on exercise until the expiration of the holding periods described in section 422(a)(1) of the Code. The obligation of Price Group to deliver shares of Common Stock will, however, be subject to the condition that if at any time the Administrator will determine in its discretion that the listing, registration or qualification of the Stock Option or the Common Stock upon any securities exchange or inter-dealer quotation system or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the Stock Option or the issuance or purchase of shares of Common Stock thereunder, the Stock Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Administrator.

(xii) Automatic Exercise. As a convenience and as a protection against inadvertent expiration of a Stock Option, at close of business on the Final Exercise Date (or the preceding Trading Date if the Final Exercise Date is not a Trading Date), if the Exercise Spread Test (defined below) is met, any vested Stock Option held by a Participant will be automatically exercised using the “net exercise” method described above, without regard to the notice requirement and with additional shares retained for purposes of satisfying the minimum applicable tax withholdings (the “Automatic Exercise”). The Stock Option satisfies the “Exercise Spread Test” if the per share spread between the closing price of the Common Stock and the exercise price on the Grant Date (the “Exercise Spread”) on the Final Exercise Date is at least one dollar. If the Exercise Spread Test is not satisfied, the unexercised portion of the Stock Option will expire as of close of business on the Final Exercise Date. For avoidance of doubt, a Participant may exercise any exercisable portion of a Stock Option prior to the time of an Automatic Exercise and no portion of the Stock Option may or will be exercised at or after a Participant’s termination for Cause.

(d) Limitation on Reload Options. Other than to fulfill Price Group’s obligation under any outstanding Award granted under a Prior Plan, the Administrator shall not grant Stock Options under this Plan that contain a reload or replenishment feature pursuant to which a new Stock Option would be granted upon receipt of delivery of Common Stock to Price Group in payment of the exercise price or any tax withholding obligation under any other Stock Option.

(e) Stock Appreciation Rights. The Administrator may grant Stock Appreciation Rights alone or in tandem with other Awards granted under this Plan to any Eligible Individual. The Administrator will determine the provisions, terms and conditions of each Stock Appreciation Right including, but not limited to, the vesting schedule, the number of shares of Common Stock subject to the Stock Appreciation Right, the exercise price of the Stock Appreciation Right, the period during which the Stock Appreciation Right may be exercised, repurchase provisions, forfeiture provisions, acceleration of vesting, if any, in connection with certain termination events, and all other terms and conditions of the Stock Appreciation Right, subject to the following:

(i) Form of Stock Appreciation Right. Each Stock Appreciation Right granted under the Plan will be evidenced by an Award Agreement (which need not be the same for each recipient of a Stock Appreciation Right) that is not inconsistent with the Plan.

(ii) Exercise Period. Unless a shorter or longer period is otherwise provided in an Award Agreement and permitted by applicable law and subject to the provisions of Section 7(e)(x), each Stock Appreciation Right will expire and all rights thereunder will cease ten years after the Grant date.

(iii) Exercise Price and Terms. The exercise price of a Stock Appreciation Right will be not less than 100% of the Fair Market Value of a share of the Common Stock on the Grant Date of the Stock Appreciation Right and during its term the Stock Appreciation Right will be exercisable only as set forth in the Award Agreement.

(iv) Dividend and Dividend Equivalents. No grant of a Stock Appreciation Right may provide for dividends, dividend equivalents, or other similar distributions to be paid in connection with the exercise of the Stock Appreciation Right.

A-9	T. Rowe Price Group

(v) Exercise. The grant of a Stock Appreciation Right entitles the Participant to receive, subject to the provisions of the Plan and the Award Agreement, that number of shares of Common Stock, or, at the discretion of the Administrator or is designee, cash having an aggregate value equal to the product of (i) the excess of (A) the Fair Market Value on the exercise date of one share of Common Stock over (B) the exercise price per share specified in the Award Agreement, times (ii) the number of shares of Common Stock specified by the Stock Appreciation Right, or portion thereof, which is exercised. The exercise price per share specified in the Award Agreement shall not be less than the lower of the Fair Market Value on the Grant date or the exercise price of any tandem Stock Option to which the Stock Appreciation Right is related, or with respect to Stock Appreciation Rights that are granted in substitution of similar types of awards of a company acquired by Price Group or an Affiliate or with which Price Group or an Affiliate combines (whether in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, or otherwise) such exercise price as is necessary to preserve the intrinsic value of such awards

(vi) Tandem Stock Appreciation Rights. A Stock Appreciation Right granted in tandem with an Incentive Stock Option (i) may be exercised at, and only at, the times and to the extent the related Incentive Stock Option is exercisable, (ii) will expire upon the termination or expiration of the related Incentive Stock Option, (iii) may not result in a Participant realizing more than 100% of the difference between the exercise price of the related Incentive Stock Option and the Fair Market Value of the shares of Common Stock subject to the related Incentive Stock Option at the time the Stock Appreciation Right is exercised, and (iv) may be exercised at, and only at, such times as the Fair Market Value of the shares of Common Stock subject to the related Incentive Stock Option exceeds the exercise price of the related Incentive Stock Option. A Stock Appreciation Right granted in tandem with a Non-Qualified Stock Option will be exercisable as provided by the Administrator and will have such other terms and conditions as the Administrator may determine. A Stock Appreciation Right may be transferred at, and only at, the times and to the extent the related Stock Option is transferable. If a Stock Appreciation Right is granted in tandem with any other Equity Award, there will be surrendered and cancelled from the related Equity Award at the time of exercise of the Stock Appreciation Right, in lieu of exercise of the related Equity Award, that number of shares of Common Stock as will equal the number of shares of Common Stock with respect to which the tandem Stock Appreciation Right will have been exercised.

(vii) Certain Limitations on Non-Tandem Stock Appreciation Rights. A stand-alone Stock Appreciation Right will be exercisable as provided by the Administrator and will have such other terms and conditions as the Administrator may determine at the time of grant and included in the Award Agreement. A stand-alone Stock Appreciation Right is subject to such acceleration of vesting rights as the Administrator may determine.

(viii) Limited Stock Appreciation Rights. The Administrator may grant Stock Appreciation Rights which will become exercisable only upon the occurrence of such events as the Administrator may designate at the time of grant and include in the Award Agreement. Such a Stock Appreciation Right may be issued either as a stand-alone Stock Appreciation Right or in tandem with a Stock Option.

(ix) Method of Exercise. Subject to the conditions of this Section 7(e)(ix) and such Determinations regarding administration as the Administrator may from time to time adopt, a Stock Appreciation Right may be exercised only by delivery to the Company, or its designee, of notice, in such form as is permitted by the Administrator or its designee, stating the number of shares of Common Stock with respect to which the Stock Appreciation Right is to be exercised. Unless otherwise provided in Determinations adopted by the Administrator, the effective date of exercise of a Stock Appreciation Right will be the date of receipt of the written notice by Price Group at its home office in Baltimore, Maryland or such other location as Price Group may designate, or by a third party duly designated by the Administrator, in the manner determined by the Administrator or its designee. If the date of receipt of written notice of exercise is not a Trading Date, the date of exercise will be deemed to be the next Trading Date. Further, if notice of exercise is received after the close of the NASDAQ on a particular day it will be deemed received as of the opening of the next Trading Date.

(x) Tolling of Stock Appreciation Right Exercise Period. Notwithstanding any other provision of this Plan to the contrary, if, by its terms, a Stock Appreciation Right would expire when trading in shares of Common Stock is otherwise prohibited by law or by the Company’s insider trading policy, as such may be amended from time to time, the expiration of the Stock Appreciation Right shall be tolled and the term of the Stock Appreciation Right will be automatically extended until the close of trading on the 30th day following the expiration of any such prohibition.

2020 Proxy Statement	A-10

(xi) Automatic Exercise. As a convenience and as a protection against inadvertent expiration of a Stock Appreciation Right, at close of business on the Final Exercise Date (or the preceding Trading Date if the Final Exercise Date is not a Trading Date), if the Exercise Spread Test (defined below) is met, any vested Stock Appreciation Right held by a Participant will be automatically exercised without regard to the notice requirement and with additional shares retained for purposes of satisfying the minimum applicable tax withholdings (the “Automatic Exercise”). The Stock Appreciation Right satisfies the “Exercise Spread Test” if the per share spread between the closing price of the Common Stock and the exercise price on the Grant Date (the “Exercise Spread”) on the Final Exercise Date is at least one dollar. If the Exercise Spread Test is not satisfied, the unexercised portion of the Stock Appreciation Right will expire as of close of business on the Final Exercise Date. For avoidance of doubt, a Participant may exercise any exercisable portion of a Stock Appreciation Right prior to the time of an Automatic Exercise and no portion of the Stock Appreciation Right may or will be exercised at or after a Participant’s termination for Cause.

(xii) Additional Terms and Conditions. The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of Stock Appreciation Rights, provided they are not inconsistent with the Plan.

(f) Prohibition on Repricing. Notwithstanding anything herein to the contrary, after the date of grant the terms of stock Options and Stock Appreciation Rights granted under the Plan may not be amended to reduce the exercise price of the Stock Options or Stock Appreciation Rights except in connection with a corporate transaction involving Price Group (including, without limitation, any stock dividend, stock split, special cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), unless such action is approved by Price Group’s stockholders pursuant to Section 15(b).

(g) Exercise Periods for Stock Options and Stock Appreciation Rights on a Termination of Service. Unless (x) otherwise modified pursuant to Determinations adopted by the Administrator before or after the granting of an Award, or (y) a more generous post-termination exercise period is otherwise provided with respect to a particular termination event listed in this Section 7(g) (A) in any written agreement between a Participant and the Company that may at any time be in effect, or (B) in the absence of an agreement between a Participant and the Company (as determined by the Administrator, or its designee) that may at any time be in effect, in an applicable Award Agreement, and subject to the Award’s original expiration or termination date, a Participant will have the right to exercise a Stock Option or a Stock Appreciation Right following a Termination of Service as follows:

(i) Voluntary Termination of Service and Termination of Service Without Cause. If a Participant voluntarily terminates Service with the Company, or the Participant’s Service with the Company is terminated involuntarily without Cause, and the termination of the Participant’s Service would not otherwise qualify the Participant for any of the post-termination exercise periods described in Section 7(g)(v), any vested but unexercised Stock Options or Stock Appreciation Rights will be exercisable through the earlier of (x) 90 days after the date on which the Participant’s Service terminates, and (y) the Award’s original expiration or termination date. Any Stock Options or Stock Appreciation Rights that are not vested or exercisable on the effective date of the Participant’s voluntary Termination of Service or involuntary Termination of Service other than for Cause shall, unless eligible for post-termination vesting pursuant to Section 7(p), immediately expire, terminate, or be forfeited and cancelled as of the effective date of the Participant’s relevant Termination of Service.

(ii) Termination of Service with Cause. If the Participant’s Service with the Company is terminated for Cause, then, notwithstanding any other provision of the Plan or any applicable Award Agreement, all Stock Options or Stock Appreciation Rights granted to the Participant, whether vested, exercisable or otherwise, will immediately expire, terminate, or be forfeited and cancelled as of the effective date of the Participant’s Termination of Service.

(iii) Termination of Service as a Result of Total and Permanent Disability. If the Participant’s Service with the Company is terminated as a result of the Participant’s Total and Permanent Disability, any Stock Options or Stock Appreciation Rights that were vested, but unexercised on the date of the Participant’s Termination of Service will continue to be exercisable through the earlier of (x) the later of (A) 13 months following the effective date of the Participant’s Termination of Service as a result of the Participant’s Disability, and (B) the date specified in any applicable post-termination exercise period described in Section 7(g)(v), and (y) the Award’s original expiration or termination date.

A-11	T. Rowe Price Group

(iv) Termination of Service as a Result of Death or Death during Post-termination Exercise Period. If the Participant’s Service with the Company is terminated as a result of the Participant’s death, or if the Participant dies during any of the post-termination exercise periods described in Section 7(g)(i) or (v), any Stock Options or Stock Appreciation Rights that were vested, but unexercised as of the date of the Participant’s death will continue to be exercisable by the Participant’s personal representative, or any beneficiary or legatee to whom the Stock Options or Stock Appreciation Rights have been transferred through the earlier of (x) the later of (A) 13 months following the effective date of the Participant’s death, and (B) the date specified in any applicable post-termination exercise period described in Section 7(g)(v), and (y) the Award’s original expiration or termination date. If a Participant is eligible for post-termination exercise benefits under this Section 7(g)(iv) and the post-termination vesting benefits under Section 7(p), then this Section 7(g)(iv) shall apply to all Stock Option and Stock Appreciation Rights that are vested as of the date of the Participant’s Termination of Service and Section 7(p) shall apply to all Stock Option and Stock Appreciation Rights that vest as a result of that Section. Any person seeking to exercise a Participant’s Stock Options or Stock Appreciation Rights following the Participant’s death must provide to the Administrator or its designee all documentation that the Administrator or its designee may request to establish (x) the Participant’s death and (y) that person’s right to exercise the Stock Options or Stock Appreciation Rights.

(v) Termination of Service Following satisfaction of Specified Age and Service Requirements. If when a Participant terminates Service with the Company the Participant has attained the age and cumulative years of Service credit with the Company, including service with any successor to the Company, described in this Section 7(g)(v) then the period during which a Participant may exercise any Stock Options or Stock Appreciation Rights that were vested, but unexercised as of the date of the Participant’s Termination of Service will be determined as follows:

A. Termination after Attaining Age 55 with 10 Years of Service. If, as of the date of the Participant’s Termination of Service, the Participant has attained age 55, but not yet attained age 58, and the Participant has at least ten years of Service credit with the Company (as determined by the Administrator), including Service with any successor to the Company, the Participant’s vested Stock Options and Stock Appreciation Rights will terminate as of the earlier of (x) 13 months after the date on which the Participant’s Service terminates, and (y) the Award’s original expiration or termination date.

B. Termination after Attaining Age 58 with 10 Years of Service. If, as of the date of the Participant’s Termination of Service, the Participant has attained age 58, but not yet attained age 60, and has at least ten years of Service credit with the Company (as determined by the Administrator), including Service with any successor to the Company, the Participant’s vested Stock Options and Stock Appreciation Rights will terminate as of the earlier of (x) 36 months after the date on which the Participant’s Service terminates, and (ii) the Award’s original expiration or termination date.

(h) Stock Awards.

(i) Grants. The Administrator may from time to time grant to Eligible Individuals Awards of unrestricted Common Stock or Restricted Stock (collectively, “Stock Awards”) on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as the Administrator shall determine, subject to the limitations set forth in Section 7(b). Stock Awards shall be evidenced in such manner as the Administrator may deem appropriate, including via book-entry registration.

(ii) Vesting. Restricted Stock shall be subject to such vesting, restrictions on transferability and other restrictions, if any, and/or risk of forfeiture as the Administrator may impose at the date of grant or thereafter. The Restriction Period to which such vesting, restrictions and/or risk of forfeiture apply may lapse under such circumstances, including without limitation upon the attainment of Performance Goals, in such installments, or otherwise, as the Administrator may determine. Subject to the provisions of the Plan and the applicable Award Agreement, during the Restriction Period, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of Restricted Stock.

(iii) Rights of a Stockholder; Dividends. Except to the extent restricted under the Award Agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder of Common Stock including, without limitation, the right to vote Restricted Stock. Dividends declared payable on Restricted Stock shall be paid either at the dividend payment date or deferred for payment to such later date as determined by the Administrator, and shall be paid in cash or as unrestricted shares of Common Stock having a Fair Market Value equal to the amount of such dividends or may be reinvested in additional shares of Restricted Stock; provided, however, that dividends declared payable on Restricted Stock that is granted as a Performance Award shall be held by Price Group and made subject to forfeiture at least until achievement of the applicable Performance Goal related to such shares of Restricted Stock. Stock distributed in connection with a stock

2020 Proxy Statement	A-12

split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Common Stock or other property has been distributed. As soon as is practicable following the date on which restrictions on any shares of Restricted Stock lapse, Price Group shall deliver to the Participant the certificates for such shares or shall cause the shares to be registered in the Participant’s name in book-entry form, in either case with the restrictions removed, provided that the Participant shall have complied with all conditions for delivery of such shares contained in the Award Agreement or otherwise reasonably required by Price Group.

(iv) Termination of Service. Except as provided in Determinations adopted by the Administrator or the applicable Award Agreement, upon Termination of Service during the applicable Restriction Period, Restricted Stock and any accrued but unpaid dividends that are at that time subject to restrictions shall be forfeited; provided that, subject to the limitations set forth in Section 7(b), the Administrator may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Administrator may in other cases waive in whole or in part the forfeiture of Restricted Stock.

(v) Additional Terms and Conditions. The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of Restricted Stock, provided they are not inconsistent with the Plan.

(i) Stock Units.

(i) Grants. The Administrator may from time to time grant to Eligible Individuals Awards of unrestricted stock Units or Restricted Stock Units on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as the Administrator shall determine, subject to the limitations set forth in Section 7(b). Restricted Stock Units represent a contractual obligation by Price Group to deliver a number of shares of Common Stock, an amount in cash equal to the Fair Market Value of the specified number of shares subject to the Award, or a combination of shares of Common Stock and cash, in accordance with the terms and conditions set forth in the Plan and any applicable Award Agreement.

(ii) Vesting and Payment. Restricted Stock Units shall be subject to such vesting, risk of forfeiture and/or payment provisions as the Administrator may impose at the date of grant. The Restriction Period to which such vesting and/or risk of forfeiture apply may lapse under such circumstances, including without limitation upon the attainment of Performance Goals, in such installments, or otherwise, as the Administrator may determine. Shares of Common Stock, cash or a combination of shares of Common Stock and cash, as applicable, payable in settlement of Restricted Stock Units shall be delivered to the Participant as soon as administratively practicable, but no later than 30 days, after the date on which payment is due under the terms of the Award Agreement provided that the Participant shall have complied with all conditions for delivery of such shares or payment contained in the Award Agreement or otherwise reasonably required by Price Group, or in accordance with an election of the Participant, if the Administrator so permits, that meets the requirements of section 409A of the Code.

(iii) No Rights of a Stockholder; Dividend Equivalents. Until shares of Common Stock are issued to the Participant in settlement of stock Units, the Participant shall not have any rights of a stockholder of Price Group with respect to the stock Units or the shares issuable thereunder. The Administrator may grant to the Participant the right to receive Dividend Equivalents on stock Units, on a current, reinvested and/or restricted basis, subject to such terms as the Administrator may determine provided, however, that Dividend Equivalents payable on stock Units that are granted as a Performance Award shall, rather than be paid on a current basis, be accrued and made subject to forfeiture at least until achievement of the applicable Performance Goal related to such stock Units.

(iv) Termination of Service. Upon Termination of Service during the applicable deferral period or portion thereof to which forfeiture conditions apply, or upon failure to satisfy any other conditions precedent to the delivery of shares of Common Stock or cash to which such Restricted Stock Units relate, all Restricted Stock Units and any accrued but unpaid Dividend Equivalents with respect to such Restricted Stock Units that are then subject to deferral or restriction shall be forfeited; provided that, subject to the limitations set forth in Section 7(b), the Administrator may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock Units will be waived in whole or in part in the event of termination resulting from specified causes, and the Administrator may in other cases waive in whole or in part the forfeiture of Restricted Stock Units.

A-13	T. Rowe Price Group

(v) Additional Terms and Conditions. The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of stock Units, provided they are not inconsistent with the Plan.

(j) Performance Shares and Performance Units.

(i) Grants. The Administrator may from time to time grant to Eligible Individuals Awards in the form of Performance Shares and Performance Units. Performance Shares, as that term is used in this Plan, shall refer to shares of Common Stock or Units that are expressed in terms of Common Stock, the issuance, vesting, lapse of restrictions on or payment of which is contingent on attainment of a Performance Goal as measured against a Performance Metric over a specified Performance Period. Performance Units, as that term is used in this Plan, shall refer to dollar-denominated Units valued by reference to designated criteria established by the Administrator, other than Common Stock, the issuance, vesting, lapse of restrictions on or payment of which is contingent on attainment of a Performance Goal as measured against a Performance Metric over a specified Performance Period. The applicable Award Agreement shall specify whether Performance Shares and Performance Units will be settled or paid in cash or shares of Common Stock or a combination of both, or shall reserve to the Administrator or the Participant the right to make that determination prior to or at the payment or settlement date.

(ii) Performance Criteria. The Administrator shall, prior to or at the time of grant, condition the grant, vesting or payment of, or lapse of restrictions on, an Award of Performance Shares or Performance Units upon (A) the attainment of Performance Goal(s) based on a Performance Metric over a Performance Period or (B) the attainment of Performance Goal(s) based on a Performance Metric over a Performance Period and the continued service of the Participant. The length of the Performance Period, the Performance Metric to be used, the Performance Goal(s) to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goal(s) have been attained shall be conclusively determined by the Administrator in the exercise of its absolute discretion. Performance Goals may include minimum, maximum and target levels of performance, with the size of the Award or payout of Performance Shares or Performance Units or the vesting or lapse of restrictions with respect thereto based on the level attained. Performance Goals may be based on the Company’s consolidated results or on the results of any segment or other subset of the Company’s business and may be based solely on the Company’s performance or on the Company’s performance relative to a Peer Company or a group of Peer Companies. An Award of Performance Shares or Performance Units shall be settled as and when the Award vests or at a later time specified in the Award Agreement or in accordance with an election of the Participant, if the Administrator so permits, that meets the requirements of section 409A of the Code.

(iii) Certification and Payment. Following completion of the applicable Performance Period, and prior to any, as applicable, grant, vesting, lapse of restrictions on or payment of a Performance Shares or Performance Units, the Administrator shall determine based on the terms of the Award (i) whether the applicable Performance Goal(s) were achieved, or the level of such achievement, and (ii) the amount, if any, of the Performance Shares or the Performance Units earned by the Participant based on such performance and shall certify all such determinations in writing. For this purpose, approved minutes of the meeting of the Administrator at which certification is made shall be sufficient to satisfy the requirement of a written certification. No Performance Shares or Performance Units will be granted, become vested, have restrictions lapse or be paid, as applicable, for a Performance Period until such certification is made by the Administrator. The amount of an Award of Performance Shares or Performance Units actually granted, vested, or paid to a Participant, or with respect to which restrictions shall lapse, may be less than the amount determined by the applicable Performance Goal formula, at the discretion of the Administrator to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the Performance Period or otherwise, subject to the terms and conditions of the applicable Award Agreement

(iv) Additional Terms and Conditions. The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of Performance Shares or Performance Units, provided they are not inconsistent with the Plan.

(k) Other Stock-Based Awards. The Administrator may from time to time grant to Eligible Individuals Awards in the form of Other Stock-Based Awards, which may be Performance Awards. Other Stock-Based Awards in the form of Dividend Equivalents may be (A) awarded on a free-standing basis or in connection with another Award other than a Stock Option or Stock Appreciation Right, (B) paid currently or credited to an account for the Participant, including the reinvestment of such credited amounts in Common Stock equivalents, to be paid on a deferred basis, and (C) settled in cash or Common Stock as determined by the Administrator; provided, however, that Dividend Equivalents payable on Other Stock-Based Awards that are granted as a Performance Award shall, rather than be paid on a current basis, be accrued and made subject to forfeiture at least until achievement of the applicable Performance Goal related to such Other Stock- Based Awards. Any such settlements, and any such crediting of Dividend Equivalents, may be subject to such conditions, restrictions and contingencies as the Administrator shall establish.

2020 Proxy Statement	A-14

(l) Awards to Participants Outside the United States. The Administrator may grant Awards to Eligible Individuals who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause Price Group or an Affiliate to be subject to) tax, legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Administrator, be necessary or desirable in order that any such Award shall conform to laws, regulations, and customs of the country or jurisdiction in which the Participant is then resident or primarily employed or to foster and promote achievement of the purposes of the Plan.

(m) Limitation on Dividend Reinvestment and Dividend Equivalents. Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment, and the payment of shares of Common Stock with respect to dividends to Participants holding Awards of stock Units, shall only be permissible if sufficient shares are available under the Share Pool for such reinvestment or payment (taking into account then outstanding Awards). In the event that sufficient shares are not available under the Share Pool for such reinvestment or payment, such reinvestment or payment shall be made in the form of a grant of stock Units equal in number to the shares of Common Stock that would have been obtained by such payment or reinvestment, the terms of which stock Units shall provide for settlement in cash and for Dividend Equivalent reinvestment in further stock Units on the terms contemplated by this Section 7(m).

(n) Special Vesting Rules. Unless (x) otherwise modified pursuant to Determinations adopted by the Administrator before or after the granting of an Award, or (y) a more generous vesting provision is otherwise provided with respect to a particular termination event in (A) in any written agreement between a Participant and the Company that may at any time be in effect, or (B) in the absence of an agreement between a Participant and the Company (as determined by the Administrator, or its designee) that may at any time be in effect, in an applicable Award Agreement, all unvested Awards will be immediately forfeited for no consideration on the date of a Participant’s Termination of Service.

(o) Vesting upon Death or Total and Permanent Disability. All outstanding awards that have not already vested or been previously forfeited will vest and become nonforfeitable on a Participant’s death or Termination of Service due to Total and Permanent Disability.

(p) Post-Service Vesting Continuation. Unless (x) otherwise modified pursuant to Determinations adopted by the Administrator before or after the granting of an Award, or (y) a more generous vesting provision is otherwise provided with respect to a particular termination event listed in this Section 7(p) (A) in any written agreement between a Participant and the Company that may at any time be in effect, or (B) in the absence of an agreement between a Participant and the Company (as determined by the Administrator, or its designee) that may at any time be in effect, in an applicable Award Agreement, If as of the date of a Participant’s Termination of Service other than for Cause, death, or Total and Permanent Disability the Participant satisfies any of the combinations of age and years of Service detailed in the table below then any then-unvested Awards that have not been previously forfeited and that are scheduled to vest during the period immediately following the Participant’s eligible Termination of Service will vest and become exercisable as provided in the table below on their scheduled vesting dates set forth in the corresponding Award Agreement notwithstanding the Participant’s Termination of Service.

AGE AND YEARS OF SERVICE AS OF TERMINATION OF SERVICE	NONFORFEITED, UNVESTED AWARDS THAT WILL VEST ON THEIR SCHEDULED VESTING DATE FOLLOWING TERMINATION OF SERVICE
Age 58 with at least 7 but less than 20 years of Service	Unvested Awards that will by their terms vest in the two years immediately following the date of the Termination of Service
Age 58 with 20 or more years of Service	Unvested Awards that will by their terms vest in the three years immediately following the date of the Termination of Service
Age 60 with 10 or more years of Service	All unvested Awards that will vest following Termination of Service

Any Stock Options or Stock Appreciation Rights that become vested pursuant to this Section 7(p) following a Participant’s Termination of Service will terminate and become non-exercisable as of the earlier of (x) 3 months after the date on which the last of the Stock Options and Stock Appreciation Rights subject to this Section 7(p) would otherwise, under the terms of their corresponding Award Agreement, vest, and (y) the Stock Option’s or Stock Appreciation Right’s original expiration or termination date.

A-15	T. Rowe Price Group

Notwithstanding the provisions of this Section 7(p) to the contrary, unless the Administrator determines otherwise, upon the occurrence of any Prohibited Action, the following shall occur with respect to a Participant’s Awards: (i) no further Awards will become vested and any then-unvested Awards will terminate immediately and be forfeited for no consideration, and (ii) all Stock Options and Stock Appreciation Rights that were vested as of the date on which the Participant’s Termination of Service occurred and any Stock Options and Stock Appreciation Rights that became vested pursuant to this Section 7(p) after the Participant’s Termination of Service occurred that remain unexercised as of the date of the Prohibited Action shall terminate as of the earlier of (x) the later of (A) 90 days after the date on which the Participant’s Termination of Service occurred, and (B) the date on which the Prohibited Action occurred, and (y) the Stock Options’ and Stock Appreciation Rights’ original expiration or termination date. For clarity, unless the Administrator determines otherwise, the Stock Options and Stock Appreciation Rights described in clause (ii) of the immediately preceding sentence will terminate immediately if a Prohibited Action occurs later than the 90th day after the date on which the Participant’s Termination of Service occurred. As a condition of this post-employment vesting provision, for as long as a Participant has outstanding, unvested Awards the Participant shall be required to disclose to the Company the identity of any new employer within two business days of being employed or engaged by such new employer, and in advance of the settlement of any Stock Award or the exercise of any Stock Options or Stock Appreciation Rights the Participant will provide to the Company information sufficient to confirm that the Participant has not engaged in any Prohibited Actions.

8.	Withholding of Taxes.

Participants and holders of Awards shall pay to Price Group or its Affiliate, or make arrangements satisfactory to the Administrator for payment of, any Tax Withholding Obligation in respect of Awards granted under the Plan no later than the date of the event creating the tax or social insurance contribution liability. The obligations of Price Group under the Plan shall be conditional on such payment or arrangements. Unless otherwise determined by the Administrator, Tax Withholding Obligations may be settled in whole or in part with shares of Common Stock, including unrestricted outstanding shares surrendered to Price Group and unrestricted shares that are part of the Award that gives rise to the Tax Withholding Obligation, having a value, determined using the Fair Market Value as of the date established by the Administrator or its designee (which may be the closing price as of the day prior to the date any such Award vests or otherwise becomes subject to a Tax Withholding equal to the statutory minimum amount (and not any greater amount) required to be withheld for tax or social insurance contribution purposes, all in accordance with such procedures as the Administrator establishes. Price Group or its Affiliate may deduct, to the extent permitted by law, any such Tax Withholding Obligations from any payment of any kind otherwise due to the Participant or holder of an Award.

9.	Transferability of Awards.

Except as otherwise determined by the Administrator, and in any event in the case of an Incentive Stock Option or a tandem Stock Appreciation Right granted with respect to an Incentive Stock Option, no Award granted under the Plan shall be transferable by a Participant otherwise than by will or the laws of descent and distribution. The Administrator shall not permit any transfer of an Award for value. An Award may be exercised during the lifetime of the Participant, only by the Participant or, during the period the Participant is under a legal disability, by the Participant’s guardian or legal representative, unless otherwise determined by the Administrator. Awards granted under the Plan shall not be subject in any manner to alienation, anticipation, sale, transfer, assignment, pledge, or encumbrance, except as otherwise determined by the Administrator; provided, however, that the restrictions in this sentence shall not apply to the shares of Common Stock received in connection with an Award after the date that the restrictions on transferability of such shares set forth in the applicable Award Agreement have lapsed.

10.	Adjustments for Corporate Transactions and Other Events.

(a) Mandatory Adjustments. In the event of a merger, consolidation, stock rights offering, liquidation, statutory share exchange or similar event affecting Price Group (each, a “Corporate Event”) or a stock dividend, stock split, reverse stock split, separation, spinoff, reorganization, extraordinary dividend of cash or other property, share combination or subdivision, or recapitalization or similar event affecting the capital structure of Price Group (each, a “Share Change”), the Administrator shall make equitable and appropriate substitutions or proportionate adjustments to (i) the aggregate number and kind of shares of Common Stock or other securities on which Awards under the Plan may be granted to Eligible Individuals, (ii) the maximum number of shares of Common Stock or other securities with respect to which Awards may be granted during any one calendar year to any individual, (iii) the maximum number of shares of Common Stock or other securities that may be issued with respect to Incentive Stock Options granted under the Plan, (iv) the number of shares of Common Stock or other securities covered by each outstanding Award and the exercise price or other price per share, if any, and other relevant terms of each outstanding Award, and (v) all other numerical limitations relating to Awards, whether contained in this Plan or in Award Agreements; provided, however, that any fractional shares resulting from any such adjustment shall be eliminated.

2020 Proxy Statement	A-16

(b) Discretionary Adjustments. In the case of Corporate Events, the Administrator may make such other adjustments to outstanding Awards as it determines to be appropriate and desirable, which adjustments may include, without limitation, (i) the cancellation of outstanding Awards in exchange for payments of cash, securities or other property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Administrator in its sole discretion (it being understood that in the case of a Corporate Event with respect to which stockholders of Price Group receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Administrator that the value of a Stock Option or Stock Appreciation Right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each share of Common Stock pursuant to such Corporate Event over the exercise price of such Stock Option or Stock Appreciation Right shall conclusively be deemed valid and that any Stock Option or Stock Appreciation Right may be cancelled for no consideration upon a Corporate Event if its exercise price does not exceed the value of the consideration being paid for each share of Common Stock pursuant to such Corporate Event), (ii) the substitution of securities or other property (including, without limitation, cash or other securities of Price Group and securities of entities other than Price Group) for the shares of Common Stock subject to outstanding Awards, and (iii) the substitution of equivalent awards, as determined in the sole discretion of the Administrator, of the surviving or successor entity or a parent thereof (“Substitute Awards”).

(c) Adjustments to Performance Goals. The Administrator may, in its discretion, adjust the Performance Goals applicable to any Awards to reflect any unusual or non-recurring events and other unusual or non-recurring items, impact of charges for restructurings, discontinued operations and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified or disclosed in Price Group’s financial statements, notes to the financial statements, management’s discussion and analysis or other Price Group filings with the Securities and Exchange Commission. If the Administrator determines that a change in the business, operations, corporate structure or capital structure of Price Group or the applicable subsidiary, business segment or other operational unit of Price Group or any such entity or segment, or the manner in which any of the foregoing conducts its business, or other events or circumstances, render the Performance Goals to be unsuitable, the Administrator may modify such Performance Goals or the related minimum acceptable level of achievement, in whole or in part, as the Administrator deems appropriate and equitable.

(d) Statutory Requirements Affecting Adjustments. Notwithstanding the foregoing: (A) any adjustments made pursuant to Section 10 to Awards that are considered “deferred compensation” within the meaning of section 409A of the Code shall be made in compliance with the requirements of section 409A of the Code; (B) any adjustments made pursuant to Section 10 to Awards that are not considered “deferred compensation” subject to section 409A of the Code shall be made in such a manner as to ensure that after such adjustment, the Awards either (1) continue not to be subject to section 409A of the Code or (2) comply with the requirements of section 409A of the Code; (C) in any event, the Administrator shall not have the authority to make any adjustments pursuant to Section 10 to the extent the existence of such authority would cause an Award that is not intended to be subject to section 409A of the Code at the date of grant to be subject thereto; and (D) any adjustments made pursuant to Section 10 to Awards that are Incentive Stock Options shall be made in compliance with the requirements of section 424(a) of the Code.

(e) Dissolution or Liquidation. Unless the Administrator determines otherwise, all Awards outstanding under the Plan shall terminate upon the dissolution or liquidation of Price Group.

11.	Change in Control Provisions.

(a) Termination of Awards. Notwithstanding the provisions of Section 11(b), in the event that any transaction resulting in a Change in Control occurs, outstanding Awards will terminate upon the effective time of such Change in Control unless provision is made in connection with the transaction for the continuation or assumption of such Awards by, or for the issuance of Substitute Awards of, the surviving or successor entity or a parent thereof. In the event of such termination, (i) the outstanding Awards that will terminate upon the effective time of the Change in Control shall, immediately before the effective time of the Change in Control, become fully exercisable, be considered to be earned and payable in full, any deferral or other restriction thereon shall lapse, and any Restriction Period thereon shall terminate, (ii) the holders of Stock Options, Stock Appreciation Rights and other Awards granted under the Plan that are exchangeable for or convertible into Common Stock will be permitted, immediately before the Change in Control, to exercise or convert all portions of such Awards, and (iii) the Administrator may take any of the actions set forth in Section 10 with respect to any or all Awards granted under the Plan. Implementation of the provisions of the immediately foregoing sentence shall be conditioned upon consummation of the Change in Control.

A-17	T. Rowe Price Group

(b) Continuation, Assumption or Substitution of Awards. Unless otherwise provided in the applicable Award Agreement, if a Change in Control occurs under which provision is made in connection with the transaction for the continuation or assumption of outstanding Awards by, or for the issuance of Substitute Awards of, the surviving or successor entity or a parent thereof, then upon a Participant’s Termination of Service during the 18-month period following a Change in Control, (x) by Price Group, an Affiliate, or a successor to Price Group or an Affiliate other than for Cause, Total and Permanent Disability or death or (y) by the Participant for Good Reason:

(i) any outstanding Stock Options and Stock Appreciation Rights granted under the Plan to the Participant or any such Substitute Awards which are not then exercisable and vested shall become fully exercisable and vested;

(ii) the restrictions and deferral limitations applicable to any shares of Restricted Stock granted under the Plan to the Participant or any such Substitute Awards shall lapse and such shares of Restricted Stock shall become free of all restrictions and become fully vested and transferable;

(iii) all Restricted Stock Units, Performance Shares and Performance Units granted under the Plan to the Participant or any such Substitute Awards shall be considered to be earned and payable at target level, any deferral or other restriction thereon shall lapse, any Restriction Period thereon shall terminate, and such Restricted Stock Units, Performance Shares and Performance Units or any such Substitute Awards shall be settled in cash or shares of Common Stock (consistent with the terms of the Award Agreement after taking into account the effect of the Change in Control transaction on the shares) as promptly as is practicable;

(iv) each outstanding award of Performance Shares or Performance Units granted under the Plan to the Participant or any such Substitute Award shall be deemed to satisfy any applicable Performance Goals as set forth in the applicable Award Agreement; and

(v) subject to Section 15, the Administrator may also make additional adjustments and/or settlements of outstanding Awards granted to the Participant or any Substitute Awards as it deems appropriate and consistent with the Plan’s purposes.

(c) Section 409A Savings Clause. Notwithstanding the foregoing, if any Award is considered a “nonqualified deferred compensation plan” within the meaning of section 409A of the Code, this Section 11 shall apply to such Award only to the extent that its application would not result in the imposition of any tax or interest or the inclusion of any amount in income under section 409A of the Code.

12.	Substitution of Awards in Mergers and Acquisitions.

Awards may be granted under the Plan from time to time in substitution for assumed awards held by employees, officers, consultants or directors of entities who become employees, officers, consultants or directors of Price Group or an Affiliate as the result of a merger or consolidation of the entity for which they perform services with Price Group or an Affiliate, or the acquisition by Price Group or an Affiliate of the assets or stock of the such entity. The terms and conditions of any Awards so granted may vary from the terms and conditions set forth herein to the extent that the Administrator deems appropriate at the time of grant to conform the Awards to the provisions of the assumed awards for which they are substituted and to preserve their intrinsic value as of the date of the merger, consolidation or acquisition transaction. To the extent permitted by applicable law and marketplace or listing rules of the primary securities market or exchange on which the Common Stock is listed or admitted for trading, any available shares under a stockholder-approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards granted pursuant to this Section 12 and, upon such grant, shall not reduce the Share Pool.

13.	Compliance with Securities Laws; Listing and Registration.

(a) The obligation of Price Group to sell or deliver Common Stock with respect to any Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Administrator. If at any time the Administrator determines that the delivery of Common Stock under the Plan is or may be unlawful under the laws of any applicable jurisdiction, or Federal, state or foreign (non-United States) securities laws, the right to exercise an Award or receive shares of Common Stock pursuant to an Award shall be suspended until the Administrator determines that such delivery is lawful. If at any time the Administrator determines that the delivery of Common Stock under the Plan is or may violate the rules of any exchange on which Price Group’s securities are then listed for trade, the right to exercise an Award or receive

2020 Proxy Statement	A-18

shares of Common Stock pursuant to an Award shall be suspended until the Administrator determines that such delivery would not violate such rules. If the Administrator determines that the exercise or nonforfeitability of, or delivery of benefits pursuant to, any Award would violate any applicable provision of securities laws or the listing requirements of any stock exchange upon which any of Price Group’s equity securities are listed, then the Administrator may postpone any such exercise, nonforfeitability or delivery, as applicable, but Price Group shall use all reasonable efforts to cause such exercise, nonforfeitability or delivery to comply with all such provisions at the earliest practicable date.

(b) Each Award is subject to the requirement that, if at any time the Administrator determines, in its absolute discretion, that the listing, registration or qualification of Common Stock issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Common Stock, no such Award shall be granted or payment made or Common Stock issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Administrator.

(c) In the event that the disposition of Common Stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and is not otherwise exempt from such registration, such Common Stock shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Administrator may require a person receiving Common Stock pursuant to the Plan, as a condition precedent to receipt of such Common Stock, to represent to Price Group in writing that the Common Stock acquired by such person is acquired for investment only and not with a view to distribution and that such person will not dispose of the Common Stock so acquired in violation of Federal, state or foreign securities laws and furnish such information as may, in the opinion of counsel for the Company, be appropriate to permit the Company to issue the Common Stock in compliance with applicable Federal, state or foreign securities laws.

14.	Section 409A Compliance.

All Awards under the Plan are intended to comply with, or otherwise be exempt from, section 409A of the Code and all Awards shall be administered, interpreted and construed in a manner consistent with this intent. Should any provision of an Award be found not to comply with, or otherwise be exempt from, the provisions of section 409A of the Code, it shall be modified and given effect, in the sole discretion of the Administrator and without requiring a participant’s consent, in such manner as the Administrator determines to be necessary or appropriate to comply with, or to effectuate an exemption from, section 409A of the Code. Notwithstanding the foregoing, neither Price Group nor any of its Affiliates nor any of its or their directors, officers, employees, agents or other service providers will be liable for any taxes, penalties or interest imposed on any Participant or other person with respect to any amounts paid or payable (whether in cash, shares of Common Stock or other property) under any Award, including any taxes, penalties or interest imposed under or as a result of section 409A of the Code. Any payments described in an Award that are due within the “short term deferral period” as defined in section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. For purposes of any Award, each amount to be paid or benefit to be provided to a Participant that constitutes deferred compensation subject to section 409A of the Code shall be construed as a separate identified payment for purposes of section 409A of the Code. For purposes of section 409A of the Code, the payment of Dividend Equivalents under any Award shall be construed as earnings and the time and form of payment of such Dividend Equivalents shall be treated separately from the time and form of payment of the underlying Award. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of section 409A of the Code, any payments (whether in cash, shares of Common Stock or other property) to be made with respect to the Award that become payable on account of the Participant’s separation from service, within the meaning of section 409A of the Code, while the Participant is a “specified employee” (as determined in accordance with the uniform policy adopted by the Administrator with respect to all of the arrangements subject to section 409A of the Code maintained by Price Group and its Affiliates) and which would otherwise be paid within six months after the Participant’s separation from service shall be accumulated (without interest) and paid on the first day of the seventh month following the Participant’s separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of the Participant’s estate following the Participant’s death. Notwithstanding anything in the Plan or an Award Agreement to the contrary, in no event shall the Administrator exercise its discretion to accelerate the payment or settlement of an Award where such payment or settlement constitutes deferred compensation within the meaning of Code section 409A unless, and solely to the extent that, such accelerated payment or settlement is permissible under Treasury Regulation section 1.409A-3(j)(4).

A-19	T. Rowe Price Group

15.	Plan Duration; Amendment and Discontinuance.

(a) Plan Duration. The Plan shall remain in effect, subject to the right of the Board or the ECMDC to amend or terminate the Plan at any time, until the earlier of (a) the earliest date as of which all Awards granted under the Plan have been satisfied in full or terminated and no shares of Common Stock approved for issuance under the Plan remain available to be granted under new Awards or (b) February 12, 2030. No Awards shall be granted under the Plan after such termination date. Subject to other applicable provisions of the Plan, all Awards made under the Plan on or before February 12, 2030, or such earlier termination of the Plan, shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

(b) Amendment and Discontinuance of the Plan. The Board or the ECMDC may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would materially impair the rights of a Participant with respect to a previously granted Award without such Participant’s consent, except to the extent that amendment was made to comply with applicable law or rule of any securities exchange or market on which the Common Stock is listed or admitted for trading or to prevent adverse tax or accounting consequences to Price Group or the Participant. Notwithstanding the foregoing, no such amendment shall be made without the approval of Price Group’s stockholders to the extent such amendment would (A) materially increase the number of shares of Common Stock which may be issued under the Plan or to a Participant, (B) materially expand the eligibility for participation in the Plan, (C) eliminate or modify the prohibition set forth in Section 7(f) on repricing of Stock Options and Stock Appreciation Rights, (D) lengthen the maximum term or lower the minimum exercise price permitted for Stock Options and Stock Appreciation Rights, (E) modify the limitation on the issuance of reload or replenishment options, (F) reduce the exercise price of a Stock Option or Stock Appreciation Right or permit outstanding Stock Options or Stock Appreciation Rights to be canceled in exchange for (i) cash, (ii) Stock Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original outstanding Stock Options or Stock Appreciation Rights, or (iii) other Awards. Except as otherwise determined by the Board or ECMDC, termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

(c) Amendment of Awards. Subject to Section 7(f), the Administrator may unilaterally amend the terms of any Award theretofore granted, but no such amendment shall materially impair the rights of any Participant with respect to an Award without the Participant’s consent, except such an amendment made to cause the Plan or Award to comply with applicable law, applicable rule of any securities exchange on which the Common Stock is listed or admitted for trading, or to prevent adverse tax or accounting consequences for the Participant or the Company or any of its Affiliates.

16.	General Provisions.

(a) Non-Guarantee of Employment or Service. Nothing in the Plan or in any Award Agreement thereunder shall confer any right on an individual to continue in the service of Price Group or any Affiliate or shall interfere in any way with the right of Price Group or any Affiliate to terminate such service at any time with or without cause or notice and whether or not such termination results in (i) the failure of any Award to vest or become payable; (ii) the forfeiture of any unvested or vested portion of any Award; and/or (iii) any other adverse effect on the individual’s interests under any Award or the Plan.

(b) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between Price Group and a Participant or any other person. To the extent that any Participant or other person acquires a right to receive payments from Price Group pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of Price Group.

(c) Status of Awards. Awards shall be special incentive payments to the Participant and shall not be taken into account in computing the amount of salary or compensation of the Participant for purposes of determining any pension, retirement, death, severance or other benefit under (a) any pension, retirement, profit-sharing, bonus, insurance, severance or other employee benefit plan of Price Group or any Affiliate now or hereafter in effect under which the availability or amount of benefits is related to the level of compensation or (b) any agreement between Price Group or any Affiliate and the Participant, except as such plan or agreement shall otherwise expressly provide.

(d) Affiliate Employees. In the case of a grant of an Award to an Eligible Individual who provides services to any Affiliate, Price Group may, if the Administrator so directs, issue or transfer the shares of Common Stock, if any, covered by the Award to the Affiliate, for such lawful consideration as the Administrator may specify, upon the condition or understanding that the Affiliate will transfer the shares of Common Stock to the Eligible Individual in accordance with the terms of the Award specified by the Administrator pursuant to the provisions of the Plan. All shares of Common Stock underlying Awards that are forfeited or canceled after such issue or transfer of shares to the Affiliate shall revert to Price Group.

2020 Proxy Statement	A-20

(e) Governing Law and Interpretation. The validity, construction and effect of the Plan, of any Award Agreement entered into pursuant to the Plan, and of any rules, regulations, Determinations, interpretations, or decisions made by the Administrator relating to the Plan or any Award Agreement, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with applicable federal laws and the laws of the State of Maryland, without regard to its conflict of laws principles. As a condition of receiving an Award under the Plan a Participant is bound by the terms of this Plan, which include the requirement that the Participant will (i) not bring any action arising under, as a result of, pursuant or relating to, this Plan or any Award Agreement in any court other than a federal or state court in the districts that include Baltimore, Maryland, (ii) submit to the personal jurisdiction of any federal court located in the district that includes Baltimore, Maryland or any state court in the district that includes Baltimore, Maryland, and (iii) not deny or attempt to defeat that personal jurisdiction or object to venue by motion or other request for leave from any such court.

(f) Headings and Captions. The headings and captions of the Plan are for reference purposes only, are not part of the provisions hereof, and shall have no force or effect or affect the meaning or interpretation of this Plan.

(g) Use of English Language. The Plan, each Award Agreement, and all other documents, notices and legal proceedings entered into, given or instituted pursuant to an Award shall be written in English, unless otherwise determined by the Administrator. If a Participant receives an Award Agreement, a copy of the Plan or any other documents related to an Award translated into a language other than English, and if the meaning of the translated version is different from the English version, the English version shall control.

(h) Recovery of Amounts Paid. Except as otherwise provided by the Administrator, Awards granted under the Plan shall be subject to Price Group’s Policy for Recoupment of Incentive Compensation or any successor thereto (the “Recoupment Policy”) and/or to any provisions set forth in the applicable Award Agreement under which Price Group may recover from current and former Participants any amounts paid or shares of Common Stock issued under an Award and any proceeds therefrom under such circumstances as the Administrator determines appropriate. The Administrator may apply the Recoupment Policy to Awards granted before the policy is adopted to the extent required by applicable law or rule of any securities exchange or market on which shares of Common Stock are listed or admitted for trading, as determined by the Administrator in its sole discretion.

(i) Resolution of Disputes. Any dispute or disagreement that shall arise under, or as a result of, or pursuant to or relating to, this Plan or any Award Agreement shall be determined by the Administrator in good faith in its absolute and uncontrolled discretion, and any such determination or any other determination by the Administrator under or pursuant to this Plan or any Award Agreement and any interpretation by the Administrator of the terms of this Plan or any Award Agreement, will be final, binding and conclusive on all persons affected thereby. As part of accepting an Award a Participant agrees that before the Participant may bring any legal action arising under, as a result of, pursuant to or relating to, this Plan or an Award Agreement the Participant will first exhaust the Participant’s administrative remedies before the Administrator. A Participant further agrees that in the event that the Administrator does not resolve any dispute or disagreement arising under, as a result of, pursuant to or relating to, this Plan or an Award Agreement to the Participant’s satisfaction, no legal action may be commenced or maintained relating to this Plan or an Award Agreement more than 24 months after the Administrator’s decision.

(j) Notices. All notices and other communications made or given pursuant to this Plan or any Award Agreement shall be in writing and shall be sufficiently made or given if hand delivered or mailed by certified mail, addressed to the Participant at the address contained in the records of the Company, or addressed to the Administrator, care of the Company for the attention of its Payroll and Stock Transaction Group of Price Group, or its successor by title or with respect to duties and responsibilities, at its home office in Baltimore, Maryland or such other location as Price Group may designate, or by a third party duly designated by Price Group at the offices of such third party, in the manner determined by the Administrator or, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties.

(k) Electronic Delivery of Documents. The Company may from time to time electronically deliver information with respect to the Plan or an Award, any amendments to an Award Agreement, and any reports of the Company provided generally to the Company’s stockholders. A Participant may receive from the Company, at no cost to the Participant, a paper copy of any electronically delivered documents by contacting the Payroll and Stock Transaction Group of Price Group, or its successor by title or with respect to duties and responsibilities, at its home office in Baltimore, Maryland or such other location as Price Group may designate, or by a third party duly designated by Price Group at the offices of such third party, in the manner determined by the Administrator.

A-21	T. Rowe Price Group

(l) Consent to Electronic Delivery. By accepting an Award pursuant to an Award Agreement a Participant is (i) consenting to the electronic delivery of the Award Agreement, all information with respect to the Plan and the Award and any reports of the Company provided generally to the Company’s stockholders; (ii) acknowledging that the Participant may receive from the Company a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Company; (iii) further acknowledge that the Participant may revoke the Participant’s consent to the electronic delivery of documents at any time by notifying the Company of such revoked consent by postal service or electronic mail; and (iv) further acknowledge that s/he understands that the Participant is not required to consent to electronic delivery of documents.

(m) Invalid Provision. If any of the provisions or terms of this Plan is construed by a court of competent jurisdiction to be invalid or unenforceable, it shall not affect the remainder of this Plan or any Award Agreement, which shall be given full force and effect without regard to the invalid provision. Any invalid or unenforceable provision shall be reformed to the maximum time, geographic and/or customer limitations permitted by the applicable laws, so as to be valid and enforceable.

(n) Country-Specific Terms and Conditions. Notwithstanding any provisions in this Plan, the grant of an Award shall be subject to any special terms and conditions for any country set forth in any appendix to this Plan (the “Appendix”) in which a Participant resides. Moreover, if a Participant relocates to one of the countries included in the Appendix, the special terms and conditions for that country contained in the Appendix will apply to any Awards granted to that Participant to the extent the Price Group or the Administrator determines that the application of those terms to and conditions to an Award is necessary or advisable for legal or administrative reasons. The Appendix constitutes an integral part of the Plan and the terms and conditions applicable to a particular country are incorporated into the terms of any Award to the extent applicable under this Section 16(n).

17.	Glossary.

Under this Plan, except where the context otherwise indicates, the following definitions apply:

(a) “Administrator” means the Executive Compensation and Management Development Committee (“ECMDC”), or such other committee(s) or officer(s) duly appointed by the Board or the ECMDC to administer the Plan or delegated limited authority to perform administrative actions under the Plan, and having such powers as shall be specified by the Board or the ECMDC; provided, however, that at any time the Board may serve as the Administrator in lieu of or in addition to the ECMDC or such other committee(s) or officer(s) to whom administrative authority has been delegated. With respect to any Award to which Section 16 of the Exchange Act applies, the Administrator shall be a committee consisting of two or more directors each of whom is, to the extent required by Rule 16b-3 of the Exchange Act, a “non-employee director” as defined in Rule 16b-3 of the Exchange Act and to the extent required by the rules of the national securities exchange that is the principal trading market for the Common Stock an “independent director.” Any member of the Administrator who does not meet the foregoing requirements shall abstain from any decision regarding an Award intended to comply with Rule 16b-3 of the Exchange Act and shall not be considered a member of the Administrator to the extent required to comply with Rule 16b-3 of the Exchange Act or the rules of the national securities exchange that is the principal trading market for the Common Stock.

(b) “Affiliate” means any entity, whether previously, now or hereafter existing, in which Price Group, directly or indirectly, at the relevant time has a proprietary interest by reason of stock ownership or otherwise (including, but not limited to, joint ventures, limited liability companies, and partnerships) or any entity that provides services to Price Group or a subsidiary or affiliated entity of Price Group; provided, however, that solely for purposes of determining whether a Participant has a Termination of Service that is a “separation from service” within the meaning of section 409A of the Code, an “Affiliate” of a corporation or other entity means all other entities with which such corporation or other entity would be considered a single employer under Sections 414(b) or 414(c) of the Code.

(c) “Award” means any Stock Option, Stock Appreciation Right, stock award, stock unit, Performance Share, Performance Unit, and/or Other Stock-Based Award, whether granted under this Plan or any Prior Plan.

(d) “Award Agreement” means the written document(s) establishing the grant of an Award to an Eligible Individual in such form and delivered by such means as the Administrator or its designee may establish from time to time, including an electronic writing acceptable to the Administrator, that sets out the grant and terms of an Award and including any notice, addendum or supplement thereto, memorializing the terms and conditions of an Award granted pursuant to the Plan and which shall incorporate the terms of the Plan.

(e) “Board” means the Board of Directors of Price Group.

2020 Proxy Statement	A-22

(f) “Cause” means (i) “cause” as that term may be defined in any written employment agreement between a Participant and the Company or an Affiliate that may at any time be in effect, (ii) in the absence of a definition in a then-effective written employment agreement between a Participant and the Company or an Affiliate (as determined by the Administrator), “cause” as that term may be defined in any Award Agreement under the Plan, or (iii) in the absence of a definition in a then-effective written employment agreement between a Participant and the Company or an Affiliate (as determined by the Administrator), or any Award Agreement under the Plan, termination of a Participant’s employment with the Company or a Subsidiary on the occurrence of one or more of the following events:

(A) the Participant’s plea of guilty or nolo contendere (or a similar plea) to, or conviction of, (A) a felony (or its equivalent in a non-United States jurisdiction) or (B) other conduct of a criminal nature that has or is likely to have a material adverse effect on the reputation or standing in the community of Price Group, any of its Affiliates or a successor to Price Group or an Affiliate, as determined by the Administrator in its sole discretion, or that legally prohibits the Participant from working for Price Group, any of its Affiliates or a successor to Price Group or an Affiliate;

(B) a breach by the Participant of a regulatory rule that adversely affects the Participant’s ability to perform the Participant’s employment duties to Price Group, any of its Affiliates or a successor to Price Group or an Affiliate, in any material respect; or

(C) the Participant’s failure, in any material respect, as determined by the Administrator, to (w) perform the Participant’s employment duties, (x) comply with the applicable policies of Price Group, or of its Affiliates, or a successor to Price Group or an Affiliate, including the Company’s Code of Ethics and Conduct, as such may be amended from time to time, (y) results in the assessment of a criminal penalty against Price Group, or of its Affiliates, or a successor to Price Group or an Affiliate, or (z) comply with covenants contained in any contract or Award Agreement to which the Participant is a party; provided, however, that, to the extent applicable, the Participant shall be provided a written notice describing in reasonable detail the facts which are considered to give rise to a breach described in this clause (C) and the Participant shall have 30 days following receipt of such written notice (the “Cure Period”) during which the Participant may remedy the condition and, if so remedied, no Cause for Termination of Service shall exist.

(g) “Change in Control” means, unless modified pursuant to Determinations adopted by the Administrator, any of the following events:

(i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, other than an employee benefit plan or related trust sponsored or maintained by Price Group or by an entity controlled by Price Group or an underwriter of the Common Stock in a registered public offering) (a “Person”), during any 12-month period ending on the date of the most recent acquisition by such Person, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of shares representing thirty percent (30%) or more of the combined voting power (without regard to any limitations contained in the Price Group charter) of the then outstanding voting securities of Price Group entitled to vote generally in the election of directors (the “Outstanding Price Group Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from Price Group; (2) any acquisition by Price Group or a wholly-owned subsidiary of Price Group; or (3) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) below; or

(ii) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason, within any 12-month period, to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose appointment or election was endorsed by a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) consummation of a reorganization, merger, tender offer, share exchange, consolidation or other business combination, acquisition of Price Group equity securities, or sale or other disposition of all or substantially all of the assets of Price Group or the acquisition of assets of another entity (each of the transactions described in romanettes (i) through (iii), a “Corporate Transaction”), unless, following any Corporate Transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Price Group Shares and Outstanding Price Group Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or other entity resulting from the Corporate

A-23	T. Rowe Price Group

Transaction (including, without limitation, a corporation or other entity which as a result of such transaction owns Price Group or all or substantially all of Price Group’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to the Corporate Transaction, of the Outstanding Price Group Shares and Outstanding Price Group Voting Securities, as the case may be, (B) no Person (excluding such corporation or other entity resulting from such Corporate Transaction) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then outstanding shares of the corporation or other entity resulting from the Corporate Transaction or the combined voting power of the then outstanding voting securities of the corporation or other entity, and (C) at least a majority of the members of the board of directors of the corporation (or other governing board of a non-corporate entity) resulting from the Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for the Corporate Transaction.

Notwithstanding the foregoing, an event described above shall be a Change in Control with respect to an Award that constitutes a “nonqualified deferred compensation plan” within the meaning of section 409A of the Code only if the event is also a change in the ownership or effective control of Price Group or a change in the ownership of a substantial portion of the assets of Price Group within the meaning of section 409A of the Code to the extent necessary to avoid the imposition of any tax or interest or the inclusion of any amount in income pursuant to section 409A of the Code.

(h) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor section, regulations and guidance.

(i) “Common Stock” means shares of common stock of Price Group, par value twenty cents ($0.20) per share and any capital securities into which they are converted.

(j) “Company” means Price Group and its Affiliates, except where the context otherwise requires. For purposes of determining whether a Change in Control has occurred, Company shall mean only Price Group.

(k) “Determinations” means all determinations of the Administrator that are specified in or permitted by the Plan or deemed necessary or desirable for the Plan’s administration or for the conduct of the Administrator in carrying out its duties and responsibilities under the Plan.

(l) “Dividend Equivalent” means a right, granted to a Participant, to receive cash, Common Stock, stock Units or other property equal in value to dividends paid with respect to a specified number of shares of Common Stock.

(m) “Effective Date” means the date on which adoption of the Plan is approved by the stockholders of Price Group.

(n) “Eligible Individuals” means officers and employees of, and other individuals, excluding non-employee directors, providing bona fide services to or for, Price Group or any of its Affiliates, and prospective officers, employees and service providers who have accepted offers of employment or other service relationship from Price Group or its Affiliates.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto. Reference to any specific section of the Exchange Act shall be deemed to include such regulations and guidance issued thereunder, as well as any successor section, regulations and guidance.

(p) “Fair Market Value” means, unless otherwise determined by the Administrator, as of any date:

(i) if the principal market for the Common Stock (as determined by the Administrator if the Common Stock is listed or admitted to trading on more than one exchange or market) is a national securities exchange or an established securities market, the official closing price per share of Common Stock for the regular market session on that date on the principal exchange or market on which the Common Stock is then listed or admitted to trading or, if no sale is reported for that date, on the last preceding day on which a sale was reported, all as reported by such source as the Administrator may select;

(ii) if the principal market for the Common Stock is not a national securities exchange or an established securities market, the average of the highest bid and lowest asked prices for the Common Stock on that date as reported on a national quotation system or, if no prices are reported for that date, on the last preceding day on which prices were reported, all as reported by such source as the Administrator may select; or

2020 Proxy Statement	A-24

(iii) if the Common Stock is neither listed or admitted to trading on a national securities exchange or an established securities market, nor quoted by a national quotation system, the value determined by the Administrator in good faith by the reasonable application of a reasonable valuation method.

Notwithstanding the foregoing, if an award is subject to section 409A of the Code, the determination of Fair Market Value shall be made in accordance with the requirements of Treasury Regulation section 1.409A-1(b)(5)(iv), or any successor rule or regulation.

(q) “Final Exercise Date” means the last day a Stock Option or Stock Appreciation Right can be exercised under the terms of this Plan and the applicable Award Agreement.

(r) “Full Value Award” means an Award that results in Price Group transferring the full value of a share of Common Stock under the Award, whether or not an actual share of stock is issued. Full Value Awards shall include, but are not limited to, stock awards, stock units, Performance Shares, Performance Units that are payable in Common Stock, and Other Stock-Based Awards for which Price Group transfers the full value of a share of Common Stock under the Award, but shall not include Dividend Equivalents.

(s) “Good Reason” means, unless modified pursuant to Determinations adopted by the Administrator, with respect to a Participant, during the 18-month period following a Change in Control, actions taken by Price Group or any of its Affiliates or any successor corporation or other entity in a Corporate Transaction resulting in a material negative change in the employment relationship of the Participant who is an officer or an employee in one or more of the following ways:

(i) the assignment to the Participant of duties materially inconsistent with the Participant’s position (including offices, titles and reporting requirements), authority, duties or responsibilities, or a material diminution in such position, authority, duties or responsibilities, in each case from those in effect immediately prior to the Change in Control;

(ii) a material reduction of the Participant’s aggregate annual compensation, including, without limitation, base salary and annual bonus and incentive compensation opportunity, from that in effect immediately prior to the Change in Control; or

(iii) a change in the Participant’s principal place of employment that increases the Participant’s commute by 75 or more miles as compared to the Participant’s commute immediately prior to the Change in Control.

In order to invoke a Termination of Service for Good Reason, a Participant must provide written notice to Price Group, its Affiliate or any successor corporation or other entity in a Corporate Transaction with respect to which the Participant is employed or providing services (as applicable, the “Service Recipient”) of the existence of one or more of the conditions constituting Good Reason within 90 days following the Participant’s knowledge of the initial existence of the condition or conditions, specifying in reasonable detail the condition(s) constituting Good Reason, and the Service Recipient shall have 30 days following receipt of the written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Service Recipient fails to remedy the condition(s) constituting Good Reason during the applicable Cure Period, the Participant’s Termination of Service must occur, if at all, within the 90 day period immediately following the expiration of Cure Period in order for Participant’s termination as a result of the condition(s) to constitute a Termination of Service for Good Reason.

(t) “Grant Date” means the “date of grant” specified in the Award Agreement with respect to an Award, which will be a date not prior to the date on which the Administrator takes all actions necessary to grant the Award.

(u) “Incentive Stock Option” means any Stock Option that is designated, in the applicable Award Agreement or the resolutions of the Administrator under which the Stock Option is granted, as an “incentive stock option” within the meaning of section 422 of the Code and otherwise meets the requirements to be an “incentive stock option” set forth in section 422 of the Code.

(v) “Nonqualified Option” means any Stock Option that is not an Incentive Stock Option (including, without limitation, any Stock Option to purchase Common Stock originally designated as or intended to qualify as an Incentive Stock Option but which does not (for whatever reason) qualify as an Incentive Stock Option).

(w) “Other Stock-Based Award” means an Award of Common Stock or any other Award that is valued in whole or in part by reference to, or is otherwise based upon, shares of Common Stock, including without limitation Dividend Equivalents and convertible debentures.

A-25	T. Rowe Price Group

(x) “Peer Company” or collectively “Peer Companies” means, unless modified pursuant to Determinations adopted by the Administrator, each of the entities listed on the correlating Award Agreement as a peer company and each Peer Company’s successor; so long as each Peer Company has a class of common securities listed for public trade on a national securities exchange or market from the beginning through the end of any applicable Performance Period or otherwise files financial statements with the Securities and Exchange Commission, as defined on the correlating Award Agreement.

(y) “Participant” means an Eligible Individual to whom an Award is or has been granted.

(z) “Performance Award” means a Full Value Award, the grant, vesting, lapse of restrictions or settlement of which is conditioned upon the achievement of performance objectives over a specified Performance Period and includes, without limitation, Performance Shares and Performance Units.

(aa) “Performance Goals” means the performance goals established by the Administrator in connection with the grant of Awards based on Performance Metrics or other performance criteria selected by the Administrator.

(bb) “Performance Period” means that period established by the Administrator during which any Performance Goals specified by the Administrator with respect to a Performance Award are to be measured.

(cc) “Performance Metrics” means criteria established by the Administrator relating to any of the following, as it may apply to an individual, one or more business units, divisions, or Affiliates, one or more mutual funds or investment portfolios, or on a company-wide basis, and in absolute terms, relative to a base period, or relative to the performance of one or more comparable companies, peer groups, mutual funds or investment portfolios, or an index covering multiple companies, mutual funds or investment portfolios:

(i) Earnings or Profitability Metrics: any derivative of investment advisory revenue; mutual fund servicing revenue; earnings/loss (gross, operating, net, or adjusted); earnings/loss before interest and taxes (“EBIT”); earnings/loss before interest, taxes, depreciation and amortization (“EBITDA”); profit margins; operating margins; expense levels or ratios; provided that any of the foregoing metrics may be adjusted to eliminate the effect of any one or more of the following: interest expense, asset impairments or investment losses, early extinguishment of debt or stock-based compensation expense, and other non-GAAP adjustments made and disclosed by Price Group in its management’s discussion and analysis or other Price Group filings with the SEC and approved by the Administrator;

(ii) Return Metrics: any derivative of return on investment, assets, equity or capital (total or invested);

(iii) Investment Metrics: relative risk-adjusted investment performance; investment performance of assets under management;

(iv) Cash Flow Metrics: any derivative of operating cash flow; cash flow sufficient to achieve financial ratios or a specified cash balance; free cash flow; cash flow return on capital; net cash provided by operating activities; cash flow per share; working capital;

(v) Liquidity Metrics: any derivative of debt leverage (including debt to capital, net debt-to-capital, debt-to-EBITDA or other liquidity ratios); and/or

(vi) Stock Price and Equity Metrics: any derivative of return on stockholders’ equity; total stockholder return; stock price; stock price appreciation; market capitalization; earnings/loss per share (basic or diluted) (before or after taxes).

(vii) Any other metric(s) chosen by the Administrator in its sole discretion.

(dd) “Performance Shares” means a grant of stock or stock Units the issuance, vesting or payment of which is contingent on performance as measured against predetermined objectives over a specified Performance Period.

(ee) “Performance Units” means a grant of dollar-denominated Units the value, vesting or payment of which is contingent on performance against predetermined objectives over a specified Performance Period.

(ff) “Plan” means this T. Rowe Price Group, Inc. 2020 Long-Term Incentive Plan, as set forth herein and as hereafter amended from time to time.

(gg) “Price Group” means T. Rowe Price Group, Inc., a Maryland corporation.

2020 Proxy Statement	A-26

(hh) “Prior Plan” means Price Group’s 2001 Stock Incentive Plan, 2004 Stock Incentive Plan, and/or 2012 Long-Term Incentive Plan.

(ii) “Prohibited Action” means, whether engaged in by a Participant directly or indirectly, either as an employee, employer, consultant, or in any other capacity the Participant’s:

(i) engaging in any Competing Business. “Competing Business” shall be defined as the business of investment advisory services to individual and/or institutional investors, retirement plan services, discount brokerage, trust services, and any other business that is competitive with the business activities of the Company;

(ii) soliciting, encouraging, or inducing any customers or clients of the Company who were current or prospective customers or clients as of the date on which the Participant’s Termination of Service occurred, to terminate or reduce his, her or its relationship with the Company or not to proceed with, or enter into, any business relationship with the Company, or otherwise interfering with any such business relationship with the Company, including by encouraging or suggesting any investment management client of the Company (A) to withdraw any funds for which the Company provides investment management or advisory services, or (B) not to engage the Company to provide investment management or advisory services for any funds;

(iii) (A) soliciting, encouraging, or inducing any officer, director, employee, agent, partner, consultant or independent contractor of the Company to terminate, modify or reduce his or her relationship with the Company, (B) hiring, employing, supervising, managing or engaging any such individual, or (C) otherwise attempting to disrupt or interfere with the Company’s relationship with any such individual;

(iv) using, reproducing, or disclosing any Confidential Information of the Company. “Confidential Information” shall be defined as client and customer lists, information with respect to the name, address, contact persons or requirements of any customer or client, other information relating to clients and prospective clients from whom the Company has solicited business or plans to solicit business, information relating to business plans and business that is conducted or anticipated to be conducted, research, technology, computer software, processes, products, pricing, costs, business methods, business objectives or strategies, marketing plans and finances;

(v) pleading guilty or nolo contendere (or a similar plea) to, or being convicted of, (A) a felony (or its equivalent in a non-United States jurisdiction) or (B) other conduct of a criminal nature that has or is likely to have a material adverse effect on the reputation or standing in the community of the Company, as determined by the Administrator in its sole discretion, or that legally prohibits a Participant from working for the Company;

(vi) breaching a regulatory rule that adversely affects a Participant’s ability to perform his employment duties to the Company in any material respect; and

(vii) failing, in any material respect, to (A) perform the Participant’s employment duties, (B) comply with the applicable policies of the Company, (C) follow reasonable directions received from the Company or (D) comply with covenants contained in any contract with the Company to which the Participant is a party.

(jj) “Restricted Stock” means an Award of shares of Common Stock to a Participant that may be subject to certain transferability and other restrictions and to a risk of forfeiture (including by reason of not satisfying certain Performance Goals).

(kk) “Restricted Stock Unit” means a right granted to a Participant to receive shares of Common Stock or cash at the end of a specified deferral period, which right may be conditioned on the satisfaction of certain requirements (including the satisfaction of certain Performance Goals). A Restricted Stock Unit represents an unfunded and unsecured promise by the Company to make a payment or issue a share of Common Stock in the future in accordance with the terms of an applicable Award Agreement. Any Participant that receives the Award of a Restricted Stock Unit shall have the status of a general unsecured creditor of the Company as a result of receiving the Award.

(ll) “Restriction Period” means, with respect to Full Value Awards, the period commencing on the date of grant of such Award to which vesting or transferability and other restrictions and a risk of forfeiture apply and ending upon the expiration of the applicable vesting conditions, transferability and other restrictions and lapse of risk of forfeiture and/or the achievement of the applicable Performance Goals (it being understood that the Administrator may provide that vesting shall occur and/or restrictions shall lapse with respect to portions of the applicable Award during the Restriction Period in accordance with Section 7(b)).

A-27	T. Rowe Price Group

(mm) “Service” means the period of a Participant’s employment with the Company. A Participant’s Service will be considered to have ceased with the Company if, immediately after a sale, merger or other corporate transaction, the trade, business or entity with which the Participant is employed is not Price Group, Inc. or its successor or an Affiliate of Price Group, Inc. or its successor.

(nn) “Stock Appreciation Right” means a right to receive, on exercise of that right, an amount, in shares of Common Stock, or, at the discretion of the Administrator or is designee, cash equal to the value of such shares of Common Stock, equal to the difference between the Fair Market Value of a share of Common Stock as of the date of exercise of the Stock Appreciation Right and the Fair Market Value of a share of Common Stock as determined under Section 17(p).

(oo) “Stock Option” means a right to purchase from the Company pursuant to the terms of the Award Agreement one share of Common Stock for an exercise price not less than the Fair Market Value of a share of Common Stock on the Grant Date, subject to such terms and conditions established under Section 7(c) hereof. Stock Options may either be Incentive Stock Options or Non-Qualified Stock Options.

(pp) “Tax Withholding Obligation” means any federal, state, local or foreign (non-United States) income, employment or other tax or social insurance contribution required by applicable law to be withheld in respect of Awards.

(qq) “Termination of Service” means the termination of the Participant’s employment or consultancy with, or performance of services for, Price Group and its Affiliates. Temporary absences from employment because of illness, vacation or leave of absence and transfers among Price Group and its Affiliates shall not be considered Terminations of Service. With respect to any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of section 409A of the Code, “Termination of Service” shall mean a “separation from service” as defined under section 409A of the Code to the extent required by section 409A of the Code to avoid the imposition of any tax or interest or the inclusion of any amount in income pursuant to section 409A of the Code. A Participant has a separation from service within the meaning of section 409A of the Code if the Participant terminates employment with Price Group and all Affiliates for any reason. A Participant will generally be treated as having terminated employment with Price Group and all Affiliates as of a certain date if the Participant and the entity that employs the Participant reasonably anticipate that the Participant will perform no further services for Price Group or any Affiliate after such date or that the level of bona fide services that the Participant will perform after such date (whether as an employee or an independent contractor) will permanently decrease to no more than 20 percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services if the Participant has been providing services for fewer than 36 months); provided, however, that the employment relationship is treated as continuing while the Participant is on military leave, sick leave or other bona fide leave of absence if the period of leave does not exceed six months or, if longer, so long as the Participant retains the right to reemployment with Price Group or any Affiliate. Notwithstanding the foregoing, the Administrator has discretion to determine that a Termination of Service has occurred if, for six continuous months, a Participant is absent or otherwise unable for any reason to perform substantially all the essential duties of the Participant’s position, as determined by the Administrator in its sole discretion. The Administrator has discretion to determine the date upon which a Participant incur a Termination of Service.

(rr) “Total and Permanent Disability” means, with respect to a Participant, except as otherwise provided in the relevant Award Agreement, for any Award subject to section 409A of the Code, “Total and Permanent Disability” as defined in section 409A(a)(2)(C) of the Code. For any Award not subject to section 409A of the Code, “Total and Permanent Disability” means disability as defined in any then effective long-term disability plan maintained by the Company that covers the Participant or if a long-term disability plan does not exist at any relevant time, “Total and Permanent Disability” means the permanent and total disability of a person within the meaning of section 22(e)(3) of the Code. For purposes of determining the time during which an Incentive Stock Option may be exercised under the terms of an Award Agreement, “Total and Permanent Disability” means the permanent and total disability of a person within the meaning of section 22(e)(3) of the Code. Section 22(e)(3) of the Code provides that an individual is totally and permanently disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. To the extent necessary, the Administrator shall have sole authority to determine whether a Participant has suffered a Total and Permanent Disability and may require such medical or other evidence as it deems necessary to judge the nature and permanency of the Participant’s condition. With respect to any jurisdiction other than the United States “Total and Permanent Disability” means a Participant is determined to be totally disabled by any governmental or quasi-governmental body that administers a comparable social insurance program similar to Social Security in which the Participant participates and that conditions the right to receive benefits under the program on the Participant’s being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to last until the Participant’s death or result in death.

2020 Proxy Statement	A-28

(ss) “Trading Date” means a day on which Price Group’s Common Stock trades on a national securities exchange or market.

(tt) “Unit” means a bookkeeping entry used by Price Group to record and account for the grant of the following Awards until such time as the Award is paid, settled, cancelled, forfeited or terminated, as the case may be: stock units, Restricted Stock Units, Performance Units, and Performance Shares that are expressed in terms of units of Common Stock. A Unit represents an unfunded and unsecured promise by the Company to make payments and issue shares of Common Stock in the future in accordance with the terms of an Award Agreement. Any Participant that receives the Award of a Unit shall have the status of a general unsecured creditor of the Company as a result of receiving the Award.

A-29	T. Rowe Price Group

T. Rowe Price is an asset management firm focused on delivering global investment management excellence and retirement services that investors can rely on—now and over the long term. We provide an array of commingled funds, subadvisory services, separate account management, retirement recordkeeping, and related services for individuals, advisors, institutions, and/or retirement plan sponsors. Our intellectual rigor helps us seek the best ideas for our clients, our integrity ensures that we always put their interests first, and our stability lets us stay focused on their goals as we pursue better investment outcomes.

For more information, visit troweprice.com.

© 2020 T. Rowe Price. All Rights Reserved. T. ROWE PRICE, INVEST WITH CONFIDENCE, and the Bighorn Sheep design are, collectively and/or apart, trademarks of T. Rowe Price Group, Inc.

T. Rowe Price Group, Inc.

100 East Pratt Street

Baltimore, Maryland 21202

(410) 345-2000 | troweprice.com

VIEW OUR PROXY STATEMENT ONLINE AT:

trow.client.shareholder.com/financials.cfm

T. ROWE PRICE GROUP, INC.
100 EAST PRATT STREET
BALTIMORE, MD 21202-1009

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E91067-P34060                       KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

T. ROWE PRICE GROUP, INC.

The Board of Directors Recommends a Vote FOR All Nominees Listed in Item 1.

1.	Election of Directors:		For	Against	Abstain

	1a.	Mark S. Bartlett	☐	☐	☐

	1b.	Mary K. Bush	☐	☐	☐

	1c.	Dina Dublon	☐	☐	☐

	1d.	Dr. Freeman A. Hrabowski, III	☐	☐	☐

	1e.	Robert F. MacLellan	☐	☐	☐

	1f.	Olympia J. Snowe	☐	☐	☐

	1g.	Robert J. Stevens	☐	☐	☐

	1h.	William J. Stromberg	☐	☐	☐

	1i.	Richard R. Verma	☐	☐	☐

	1j.	Sandra S. Wijnberg	☐	☐	☐

	1k.	Alan D. Wilson	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐
			Yes	No
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.			☐	☐

The Board of Directors Recommends a Vote FOR Item 2.		For	Against	Abstain

2.	To approve, by a non-binding advisory vote, the compensation paid by the Company to its Named Executive Officers.	☐	☐	☐

The Board of Directors Recommends a Vote FOR Item 3.

3.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2020.	☐	☐	☐

The Board of Directors Recommends a Vote FOR Item 4.

4.	To approve the 2020 Long-Term Incentive Plan.	☐	☐	☐

The Board of Directors Recommends a Vote AGAINST Item 5.

5.	Stockholder proposal for a report on voting by our funds and portfolios on matters related to climate change.	☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, AS RECOMMENDED BY THE BOARD OF DIRECTORS.

Please sign exactly as your name(s) appear(s) on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide the full name of the corporation and the title of the authorized officer signing the Proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

T. ROWE PRICE GROUP, INC.
ANNUAL MEETING OF STOCKHOLDERS
Tuesday, May 12, 2020, at 10:00 a.m.

THE T. ROWE PRICE CORPORATE CAMPUS
4435 Painters Mill Road
Owings Mills, Maryland 21117-4903
DIRECTIONS TO THE ANNUAL MEETING OF STOCKHOLDERS

From the north: Take I-83 south to I-695 (Baltimore Beltway) west (toward Pikesville). Take Exit 19 to I-795 north to Exit 4. Bear left onto the ramp (Owings Mills Town Center) and bear left again at the next fork in the ramp so that you can turn left at the first light (Red Run Boulevard). Turn right at the second light onto Painters Mill Road and then left at the second light into the campus.

From the south: Take I-83 north to I-695 (Baltimore Beltway) west (toward Pikesville). Take Exit 19 to I-795 north to Exit 4. Bear left onto the ramp (Owings Mills Town Center) and bear left again at the next fork in the ramp so that you can turn left at the first light (Red Run Boulevard). Turn right at the second light onto Painters Mill Road and then left at the second light into the campus.

From the east: Take I-695 (Baltimore Beltway) west to Exit 19 north onto I-795. Take I-795 to Exit 4. Bear left onto the ramp (Owings Mills Town Center) and bear left again at the next fork in the ramp so that you can turn left at the first light (Red Run Boulevard). Turn right at the second light onto Painters Mill Road and then left at the second light into the campus.

From the west: Take I-70 east to I-695 (Baltimore Beltway) north (toward Towson). At Exit 19, proceed north onto I-795. Take I-795 to Exit 4. Bear left onto the ramp (Owings Mills Town Center) and bear left again at the next fork in the ramp so that you can turn left at the first light (Red Run Boulevard). Turn right at the second light onto Painters Mill Road and then left at the second light into the campus.

After entering the campus, follow the signs to the building where the annual meeting will be held. There is no charge for parking at the campus.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E91068-P34060

T. ROWE PRICE GROUP, INC.

2020 Proxy

Revocable Proxy Solicited on Behalf of the Board of Directors

I hereby appoint David Oestreicher and Jean-Marc Corredor, together and separately, as proxies to vote all shares of common stock which I have power to vote at the annual meeting of stockholders to be held on Tuesday, May 12, 2020, at 10:00 a.m., at the offices of the company located at 4435 Painters Mill Road, Owings Mills, Maryland 21117-4903, and at any adjournments or postponements thereof, in accordance with the instructions on the reverse side of this proxy card and as if I were present in person and voting such shares. The proxies are authorized in their discretion to name others to take their place. I also hereby acknowledge receipt of the Notice of Annual Meeting and Proxy Statement, dated March 25, 2020, and Price Group’s 2019 Annual Report to Stockholders.

This proxy, when properly completed and returned, will be voted in the manner directed herein by the stockholder named on the reverse side, or IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD OF DIRECTORS RECOMMENDS.

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side